AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 27, 2005


                                                     Registration No. 333-125300


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            -------------------------

                             AMENDMENT NO. 2 TO THE
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                            -------------------------


                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.
                 (Name of Small Business Issuer in Its Charter)


        Nevada                            6799                  56-2146925
------------------------------- ---------------------------- ------------------
(State or Other Jurisdiction of (Primary Standard Industrial (I.R.S. Employer
Incorporation or Organization)     Classification Number)    Identification No.)

                                 6 Youpeng Road
                              Qufu, Shandong, China
                                 (86) 537-442999
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                                Ms. Dongdong Lin
                             Chief Executive Officer
                                 6 Youpeng Road
                              Qufu, Shandong, China
                                 (86) 537-442999
            (Name, Address and Telephone Number of Agent For Service)
                            -------------------------

                        Copies of all communications to:

                            James M. Schneider, Esq.
                             Roxanne K. Beilly, Esq.
                        Schneider Weinberger & Beilly LLP
                      2200 Corporate Blvd., N.W., Suite 210
                              Boca Raton, FL 33431
                            Telephone: (561) 362-9595
                          Facsimile No. (561) 362-9612

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

                         CALCULATION OF REGISTRATION FEE


                                                                 Proposed                Proposed
   Title of Each                                                  Maximum                 Maximum
Class of Securities                   Amount to be            Offering Price             Aggregate               Amount of
  to be Registered                     Registered             Per Security(1)       Offering Price(1)       Registration Fee(1)
--------------------                 ---------------       ------------------       ------------------      -------------------

Common stock, par value                14,750,006                  $.14                 $2,065,000                 $244
$.001 per share

Common stock, par value                14,000,000                  $0.15                $2,100,000                  248
$.001 per share (2)

Common stock, par value                 1,500,000                 $0.167                 $250,500                    31
$.001 per share (3)                                                                                                 ---


   Total Registration Fee                                                                                          $523
                                                                                                                   ====




(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457, based upon the average of the bid and asked prices for the common stock on May23, 2005.

(2) Includes 14,000,000 shares of common stock issuable upon the exercise of outstanding Class A Common Stock Purchase Warrants with an exercise price of $0.15 per share. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants.

(3) Includes 1,500,000 shares of common stock issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.167 per share. Pursuant to Rule 416, there are also being registered such additional number of shares as may be issuable as a result of the anti-dilution provisions of the warrants.





The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


                    Subject to Completion September 27, 2005



PROSPECTUS


                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.

                        30,250,006 shares of common stock


         This prospectus covers the resale of a total of 30,250,006 shares being offered by selling security holders. Of the shares covered by this prospectus, 14,750,006 shares have been issued and 15,500,000 shares are issuable upon exercise of warrants with exercise prices ranging from $0.15 to $0.167 per share.

         We will not receive any proceeds from sales of shares by the selling security holders. The shares of common stock are being offered for sale by the selling security holders at prices established on the OTC Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         For a description of the plan of distribution of these shares, please see page 49 of this prospectus.


         Our common stock is quoted on the OTC Bulletin Board under the symbol "SUWN." On September 19, 2005 the last reported sale price for our common stock was $.12 per share.

         An investment in common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                   The date of this prospectus is _____, 2005

                              ABOUT THIS PROSPECTUS

         You should only rely on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Our business, financial condition, results of operations and prospectus may have changed since that date.

         When used in this prospectus, the terms "Sunwin," "we," and "us" refers to Sunwin International Neutraceuticals, Inc. an Nevada corporation, our subsidiary, Sunwin Tech Group, Inc., a Florida corporation, Sunwin Tech's majority owned subsidiary Qufu Natural Green Engineering Company, Limited ("Qufu") and Qufu's three wholly owned subsidiaries, Shengya Veterinary Medicine Co., Ltd (formerly known as Shangong Qufu Veterinary Medicine Plant), Shengyuan Herb Extraction Co., Ltd., and Qufu Chinese Medicine Factory.

         All per share information contained in this prospectus gives retroactive effect to the one for nine reverse split of our common stock effective March 3, 2003 and the six for one forward stock split of our common stock effective July 27, 2004.

                               PROSPECTUS SUMMARY

The Company


         We manufacture a group of neutraceuticals products in the People's Republic of China ("China" or "PRC"). Our operations are organized into three main product groups which include:


        o stevioside, a 100% natural sweetener which we extract from the leaves of the Stevia rebaudiana plant. We are one of the leading manufacturers of stevioside in the PRC. We sell this product on a wholesale basis to domestic food manufacturers and larger foreign trade companies which export the product to Japan, Korea and Southeast Asia,

        o a comprehensive group of veterinary medicines including both Traditional Chinese medicine and Western medicine, feed additives, feeds and disinfectors. These products are sold domestically on both a wholesale and retail basis to livestock and poultry farmers, retail veterinary product outlets and large scale cultivating business. We are one of the top 50 companies in this product category in the PRC, and

        o traditional Chinese medicine formula extracts which we sell on a wholesale basis to domestic traditional Chinese medicine manufacturers and large animal pharmaceutical companies.

         We strive to work closely with consumers to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand in the PRC. Our executive offices are located at 6 Youpeng Road, Qufu, Shandong, China, and our telephone number there is (86) 537-442999.

The Offering

         This prospectus covers the resale of a total of 30,250,006 shares of our common stock by selling security holders. Of those shares covered by this prospectus, 14,750,006 shares have been issued and are currently outstanding and the remaining 15,500,000 shares are issuable upon the exercise of outstanding common stock purchase warrants with exercise prices ranging from $0.15 to $0.167 per share. Selling security holders may resell their shares from time-to-time, including through broker-dealers, at prevailing market prices. We will not receive any proceeds from the resale of our shares by the selling security holders. We will pay all of the fees and expenses associated with registration of the shares covered by this prospectus.

Common Stock:


  Outstanding Prior to this Offering .......... 44,032, 276 shares as of
                                                September 15, 2005


  Common Stock Reserved:  ..................... 15,500,000 shares issuable upon exercise of outstanding warrants
                                                with Exercise prices ranging
                                                from $0.15 to $0.167 per share,
                                                the resale of which is covered
                                                by this prospectus.

Selected Financial Data

         The following summary of our financial information for the years ended April 30, 2005 and 2004 have been derived from, and should be read in conjunction with, our audited financial statements included elsewhere in this prospectus. Information for the three months ended July 31, 2005 and 2004 has been derived from, and should be read in conjunction with, our unaudited financial statements included elsewhere in this prospectus.


Income Statement:




                               Three Months Ended July 31,  Years Ended April 30,
                                    ----------------------  ---------------------
                                    2005       2004            2005         2004
                                  ---------  --------        ---------    -------
                                       (unaudited)
Net revenues                    $3,171,087   $3,299,134     $ 12,114,006       $10,887,670
Gross profit                       930,398    1,049,221        3,735,168         3,137,849
Total operating expenses           630,538      735,932        2,110,340         2,164,105
Income from operations             299,860      313,289        1,624,828           973,744
Other income (expense)             141,215        7,041           (2,960)          (10,879)
Income before minority interest    337,909      156,092        1,108,495           610,152
Minority interest in income
  of subsidiary                     82,533       59,733         (279,381)         (144,842)
Net income                      $  255,376   $   96,359 $        829,114       $   465,310
Net income per share -
  basic and diluted             $     0.01   $     0.00            $0.02       $      0.03
Weighted common shares
   Outstanding (basic)           43,367,276  33,361,841       34,987,824        17,040,051



Balance Sheet:



Balance Sheet:

                                     July 31, 2005       April 30, 2005
                                      (unaudited)

         Cash                          $ 1,980,096          $ 1,674,298
         Working capital               $ 4,755,449          $ 5,079,356
         Current assets                $ 7,458,571          $ 8,075,352
         Total assets                  $11,107,569          $10,837,485
         Current liabilities           $ 2,703,122          $ 2,995,996
         Total liabilities             $ 2,836,051          $ 3,126,184
         Total stockholders' equity    $ 6,176,480          $ 5,778,152

                                  RISK FACTORS

         An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. The following factors are believed by management to be all of the material risks that should be carefully considered by investors before purchasing our shares.


                          RISKS RELATED TO OUR BUSINESS

The management of our company is located in the PRC and we are materially dependent upon advisory services of a U.S. company.


         None of the current members of our management have any experience in U.S. public companies and these individuals are not fluent in English, except our recently appointed president. We have engaged China Direct Investments, Inc. to provide us with various advisory and consulting services, including U.S. business methods and compliance with SEC disclosure requirements. We selected China Direct Investments, Inc. to provide these services to us in part because its staff includes Chinese-speaking individuals with experience in the operation and regulatory framework applicable to U.S. public companies. Until such time as we are able to expand our board of directors to include English-speaking individuals who have experience with the operation and regulatory framework applicable to U.S. public companies, we are materially dependent upon our relationship with China Direct Investments, Inc. Our contract with that company expires in April 2006. If for any reason China Direct Investments, Inc. should fail to provide the contracted services at the anticipated levels or fails to extend its services and we have not added members to our board of directors with the requisite experience, the abilities of our board of directors to do business as a U.S. public company could be materially and adversely affected. In such instances, we may be unable to prepare and file reports as required by the Securities Exchange Act of 1934 on a timely basis which could lead to our common stock being removed from the OTCBB.


Certain agreements to which we are a party and which are material to our operations lack various legal protections which are customarily contained in similar contracts prepared in the United States.

         We are a Chinese company and all of our business and operations are conducted in China. We are a party to certain material contracts, including the planting agreements with the farmers who supply the stevia rebaudiana used in our products and the lease for our principal offices and manufacturing facility. While these contracts contain the basic business terms of the agreements between the parties, these contracts do not contain certain provisions which are customarily contained in similar contracts prepared in the U.S., such as representations and warranties of the parties, confidentiality and non-compete clauses, provisions outlining events of defaults, and termination and jurisdictional clauses. Because our material contracts omit these types of clauses, notwithstanding the differences in Chinese and U.S. laws we may not have the same legal protections as we would if the contracts contained these additional provisions. We anticipate that contracts we enter into in the future will likewise omit these types of legal protections. While we have not been subject to any adverse consequences as a result of the omission of these types of clauses, and we consider the contracts to which we are a party to contain all the material terms of our business arrangements with the other party, we cannot assure you that future events will not occur which could have been avoided if the contracts were prepared in conformity with U.S. standards, or what the impact, if any, of this hypothetical future events could have on our company.


Our business is highly dependent upon proprietary technologies.

         Our success depends on the knowledge, ability, experience and technological expertise of our employees and on the legal protection of proprietary rights. We claim proprietary rights in various unpatented technologies, know-how, trade secrets and trademarks relating to extraction processes used to make stevioside as well as certain of the traditional Chinese medicine herbal extracts we sell. We believe these proprietary processes increase the quality of our products and give us a competitive advantage in the marketplace. We do not have any patents nor have we filed any patent application for patents on our technologies and proprietary processes. If our competitors independently develop technologies that are substantially equivalent or superior to our processes, the resulting increased competition could reduce the demand for our products. During the past 5 years we had 3 of our traditional Chinese medicine products and 5 of our veterinary medicine products copied by competitors which cause us to loss approximately 6%-8% of our revenues.

            We protect our proprietary rights in our products and operations through contractual obligations, including nondisclosure agreements. There can be no assurance as to the degree of protection these contractual measures may or will afford. If these contractual measures fail to protect our proprietary rights, any advantage those proprietary rights provided to us would be negated.

Each of our three main product groups operate in highly competitive businesses.

         Each of our product groups is subject to competition from other manufacturers of those products. There are approximately 30 stevioside manufacturers in China, but only approximately 10, including our company, operate on a continuous basis with the remainder of the companies periodically entering the market in times of increased demand. While we believe we are one of the leading manufacturers of stevioside in the PRC, from time to time there is a sporadic oversupply of this product which can decrease our market share and competitive position in this product group. We compete against a greater number of companies in the production of veterinary medicines and our ability to attain a competitive position in this product market is dependent upon our ability to change our existing product delivery system from tablets and injections to sprays to increase ease of use. Because there are no assurances we will be successful in this endeavor, we may never attain a competitive position in this product group. Finally, our competition within the traditional Chinese medicine formula extract portion of our business is the most intense. There are over 500 companies in China against whom we compete in the sale of traditional Chinese medicine formula extracts and the barriers to entry in this product segment are relatively low. If these other companies successfully market their products or better market their products than our products, we may have a difficult time marketing and selling our products. As a result, we cannot assure you that we will be able to effectively compete in any of our product segments.

We depend on continued demand for our products.

         Our business is entirely dependent on the continued demand for our products, especially our stevia sweeteners. Therefore, our success depends significantly upon the success of our products in the marketplace. We are subject to many risks beyond our control that influence the success or failure of such products. While stevioside has been sanctioned by the Ministry of Health of China to be used as a food additive, and is listed in the Sanitation Standard of Food Additives (GB2760), the number of countries in the world which permit the use of stevioside as a food additive is limited. In addition, while stevioside may be used as a dietary supplement in the U.S. since the mid-1980's the United States Food and Drug Administration has labeled stevia as an "unsafe food additive."


We are highly dependent on our president, as well as his affiliated companies, Shandong Shengwang Pharmaceutical Corporation Limited and Shandong Shengwang Group Corporation.

         We are dependent upon the services of Mr. Laiwang Zhang, our president, for the continued growth and operation of our company becuase of his experience and personal and business contacts in China. We do not have an employment a greement with Mr. Zhang and we do not anticipate entering into an employment agreement in the foreseeable future. We also do business with several companies which are affiliated with Mr. Zhang as described later in this prospectus under Certain Relationships and Related Party Transactions. We are dependent upon those relationships to provide us with certain services which we cannot readily obtain on our own without additional expense. We do not have written agreements with any of these related parties.

         Although we have no reason to believe that Mr. Zhang or his affiliated companies would discontinue their services with us, the interruption or loss of these services would adversely effect our ability to effectively run our business and pursue our business strategy as well as our results of operations.

We cannot control the cost of our raw materials, which may adversely impact our profit margin and financial position.

         Our principal raw materials are stevioside and herbs used in the formulation of traditional Chinese medicine extracts. The prices for these raw materials are subject to market forces largely beyond our control, including availability and competition in the market place. The prices for these raw materials have varied significantly in the past and may vary significantly in the future, including the increase of the stevia leaves in the later half of 2003 due to the plants being adversely affected by weather conditions. For instance, in 2003 the South China planting bases were adversely affected as a result of a drought in the Jiangxi Province and excessive rains in the Henan, Jiangsu and Anhui Provinces. We may not be able to adjust our product prices, especially in the short term, to recover the costs of increases in these raw materials. Our future profitability may be adversely affected to the extent we are unable to pass on higher raw material costs to our customers.

We depend on certain suppliers, and any disruption with those suppliers could delay product production and sales and adversely affect our relationships with customers.

      The stevioside finished product and certain materials used in products we manufacture are available from a limited number of suppliers. Further, we may elect to develop relationships with a single or limited number of suppliers for materials that are otherwise generally available. We have planting and purchase agreements with our major suppliers of the stevia leaves. Although we believe that alternative suppliers are available to supply materials and the stevioside finished product, any interruption in the supply from any supplier could delay product shipments and sales and adversely affect our relationships with customers.

Rapid growth of our business could fail to translate into economic success.

         If we are successful in obtaining rapid market growth of our products, we will be required to deliver large volumes of products to customers on a timely basis at a reasonable cost to those customers. Such demand could create working capital issues for us because we would need increased liquidity to fund purchases of raw materials and supplies. If our business grows rapidly, we may not be able to expand our manufacturing and quality control activities or satisfy our commercial scale production requirements on a timely and cost-effective basis. Rapid growth could also impede our ability to improve our operations, management and financial systems and controls. The failure to manage growth effectively could result in a failure to translate that growth into economic success.



If we experience customer concentration, we may be exposed to all of the risks faced by our material customers.

         For the fiscal year ended April 30, 2005 and for the first quarter ended July 31, 2005 no customer or wholesaler represented 10% or more of our total net revenues. However, revenues from two of our customers in our stevioside group represented approximately 15% and approximately 10% of our total net revenues from this product group, and one customer in our traditional Chinese medicine group represented approximately 10% of our total net revenues from this product group. Unless we maintain multiple customer relationships, it is likely that we will experience periods during which we will be dependent on a limited number of customers. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops conducting business with us. Moreover, to the extent that we are dependent on any single customer, we are subject to the risks faced by that customer to the extent that such risks impede the customer's ability to stay in business and make timely payments to us.

We do not have a lease for our facilities.


            We have not obtained a lease for three properties and manufacturing facilities which we use. In addition, we have paid approximately U.S. $202,285 for leasehold improvements to the facilities. We have, however, been granted verbal permission and we pay a management fee to rent the facilities. Although we rent the facilities on a month to month basis from Shandong Shengwang Pharmaceutical Corporation, Limited, our affiliate, we will lose the amount paid for leasehold improvements and our business will be materially adversely affected if we are evicted from any of the premises or are not given possession of the new premises and need to relocate to new facilities.




We depend on facilities to manufacture our products, which may be insufficiently insured against damage or loss.

         We have no direct business operation, other than our ownership of our subsidiaries located in China, and our results of operations and financial condition are currently solely dependent on our subsidiaries' manufacturing facilities in China. We do not currently maintain insurance to protect against damage and loss to our facilities and other leasehold improvements. Therefore, any material damage to, or the loss of, any of our facilities due to fire, severe weather, flooding or other cause, would not be shared with an insurance company, and if large enough, would have a material and negative effect on producing our products and on our financial condition. If the damage was significant, we could be forced to stop operations until such time as the facilities could be repaired.


The products and the processes we use could expose us to substantial liability.

         We face an inherent business risk of exposure to product liability claims in the event that the use of our technologies or products is alleged to have resulted in adverse side effects. Side effects or marketing or manufacturing problems pertaining to any of our products could result in product liability claims or adverse publicity. These risks will exist for those products in clinical development and with respect to those products that have received regulatory approval for commercial sale. To date, we have not experienced any problems associated with claims by users of our products. However, that does not mean that we will not have any problems with respect to our products in the future. We do not carry product liability insurance. The lack of product liability insurance may expose us to enormous risks associated with potential product liability claims.

Our holding company structure creates restrictions on the payment of dividends.

            We have no direct business operations, other than our ownership of our subsidiaries. While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries. In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. If future dividends are paid in Renminbi, fluctuations in the exchange rate for the conversion of Renminbi into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. We do not presently have any intention to declare or pay dividends. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

Our short term debt and tax obligations may affect our liquidity and capital resources.


         As of July 31, 2005, we had approximately U.S. $481,800 in short term loans and notes payable of which will mature in February 2006, and taxes due in the amount of approximately U.S. $631,396. If we fail to have available capital to repay these amounts, or to obtain debt or equity financing to meet these obligations or fail to obtain extensions of the maturity dates of these debt obligations, our overall liquidity and capital resources will be adversely affected as a result of our efforts to satisfy these obligations.



Our operations are subject to government regulation. If we fail to comply with the application regulations, our ability to operate in future periods could be in jeopardy.

         We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. While we are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province, any non-renewal of these authorities could result in the cessation of our business activities. In addition, any change in those laws and regulations could impose costly compliance requirements on us or otherwise subject us to future liabilities.

We have not voluntarily implemented various corporate governance measures, in the absence of which, stockholders may have reduced protections against interested director transactions, conflicts of interest and other matters.

         We are not subject to any law, rule or regulation requiring that we adopt any of the corporate governance measures that are required by the rules of national securities exchanges or Nasdaq such as independent directors and audit committees. It is possible that if we were to adopt some or all of the corporate governance measures, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct. Prospective investors should bear in mind our current lack of corporate governance measures in formulating their investment decisions

We may be exposed to potential risks relating to our internal controls over financial reporting and our ability to have those controls attested to by our independent auditors.

         As directed by Section 404 of the Sarbanes-Oxley Act of 2002 ("SOX 404"), the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company's internal controls over financial reporting in their annual reports, including Form 10-KSB. In addition, the independent registered public accounting firm auditing a company's financial statements must also attest to and report on management's assessment of the effectiveness of the company's internal controls over financial reporting as well as the operating effectiveness of the company's internal controls. We were not subject to these requirements for the fiscal year ended April 30, 2004. We are evaluating our internal control systems in order to allow our management to report on, and our independent auditors attest to, our internal controls, as a required part of our annual report on Form 10-KSB beginning with our report for the fiscal year ended April 30, 2006.

         While we expect to expend significant resources in developing the necessary documentation and testing procedures required by SOX 404, there is a risk that we will not comply with all of the requirements imposed thereby. At present, there is no precedent available with which to measure compliance adequacy. Accordingly, there can be no positive assurance that we will receive a positive attestation from our independent auditors.

         In the event we identify significant deficiencies or material weaknesses in our internal controls that we cannot remediate in a timely manner or we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain equity or debt financing could suffer.


We engage in a number of related party transactions which may not always be on terms as favorable as we could receive from non-affiliated third parties.

As described later in this prospectus under Certain Relationships and Related Transactions, we historically have engage in a number of transactions with affiliated entities and we anticipate that we will continue to engage in such transactions in future periods. We cannot assure you that the terms of these transactions will always be as favorable to us as we might receive from non-affiliated third parties. Purchasers of our common stock are reliant upon management's judgment as to the reasonableness and fairness of the terms of the various transactions.


                    RISKS RELATED TO DOING BUSINESS IN CHINA

Our operations are located in China and may be adversely affected by changes in the political and economic policies of the Chinese government.

         Our business operations may be adversely affected by the political environment in the PRC. The PRC has operated as a socialist state since 1949 and is controlled by the Communist Party of China. In recent years, however, the government has introduced reforms aimed at creating a "socialist market economy" and policies have been implemented to allow business enterprises greater autonomy in their operations. Changes in the political leadership of the PRC may have a significant effect on laws and policies related to the current economic reforms program, other policies affecting business and the general political, economic and social environment in the PRC, including the introduction of measures to control inflation, changes in the rate or method of taxation, the imposition of additional restrictions on currency conversion and remittances abroad, and foreign investment. Moreover, economic reforms and growth in the PRC have been more successful in certain provinces than in others, and the continuation or increases of such disparities could affect the political or social stability of the PRC.

         Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, the future direction of these economic reforms is uncertain and the uncertainty may decrease the attractiveness of our company as an investment, which may in turn have material and negative impact on the market price of our stock. In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development ("OECD"). These differences include:

            *          economic structure;
            *          level of government involvement in the economy;
            *          level of development;
            *          level of capital reinvestment;
            *          control of foreign exchange;
            *          methods of allocating resources; and
            *          balance of payments position.

         As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

The Chinese government exerts substantial influence over the manner in which we must conduct our business activities.

            The PRC only recently has permitted provincial and local economic autonomy and private economic activities. The government of the PRC has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in the PRC or particular regions thereof, and could require us to divest ourselves of any interest we then hold in Chinese properties.

Future inflation in China may inhibit economic activity in China.

         In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. During the past 10 years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%. These factors have led to the adoption by the PRC government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. While inflation has been more moderate since 1995, high inflation may in the future cause the PRC government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby adversely affect the market for our products.

Any recurrence of severe acute respiratory syndrome, or SARS, or another widespread public health problem, could adversely affect our operations.

         A renewed outbreak of SARS or another widespread public health problem in China, where all of our revenue is derived, and in Shandong, where our operations are headquartered, could have a negative effect on our operations. Our operations may be impacted by a number of health-related factors, including the following:

         * quarantines or closures of some of our offices which would severely disrupt our operations,
         * the sickness or death of our key officers and employees, and * a general slowdown in the Chinese economy.

         Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our operations.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

         Because all of our revenues are in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to government approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

The value of our securities will be affected by the foreign exchange rate between U.S. dollars and Renminbi.

        The value of our common stock will be affected by the foreign exchange rate between U.S. dollars and Renminbi. For example, to the extent that we need to convert U.S. dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S. dollar at that time, our financial position and the price of our common stock may be adversely affected. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S.dollar equivalent of our earnings from our subsidiaries in China would be reduced.


         Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005 the PRC reported that it would have its currency pegged to a basket of currencies rather than just tied to a fixed exchange rate to the dollar. It also increased the value of its currency 2% higher against the dollar, effective immediately.

         If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions, denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

We may be unable to enforce our rights due to policies regarding the regulation of foreign investments in China.

         The PRC's legal system is a civil law system based on written statutes in which decided legal cases have little value as precedents, unlike the common law system prevalent in the United States. The PRC does not have a well-developed, consolidated body of laws governing foreign investment enterprises. As a result, the administration of laws and regulations by government agencies may be subject to considerable discretion and variation, and may be subject to influence by external forces unrelated to the legal merits of a particular matter. China's regulations and policies with respect to foreign investments are evolving. Definitive regulations and policies with respect to such matters as the permissible percentage of foreign investment and permissible rates of equity returns have not yet been published. Statements regarding these evolving policies have been conflicting and any such policies, as administered, are likely to be subject to broad interpretation and discretion and to be modified, perhaps on a case-by-case basis. The uncertainties regarding such regulations and policies present risks which may affect our ability to achieve our business objectives. If we are unable to enforce any legal rights we may have under our contracts or otherwise, our ability to compete with other companies in our industry could be materially and negatively affected.

It may be difficult for stockholders to enforce any judgment obtained in the United States against us, which may limit the remedies otherwise available to our stockholders.

         All of our assets are located outside the United States and all of our current operations are conducted in China. Moreover, all of our directors and officers are nationals or residents of China. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for our stockholders to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of China would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities law of the United States or any state thereof, or be competent to hear original actions brought in China against us or such persons predicated upon the securities laws of the United States or any state thereof.



                         RISKS RELATED TO THIS OFFERING

We will need to raise additional capital to expand our operations in future periods. If we cannot raise sufficient capital, our ability to implement our business strategies and continue to expand will be at risk.

         To fully implement our growth plan, over the next 12 months we anticipate that we may require additional working capital for increasing our inventory of raw materials and products, additional expansion of our facilities, salaries and wages for additional employees, increased marketing and advertising and possible business acquisitions. We are not presently a party to any agreement with any third party for any acquisitions and given our limited resources we may have difficulty closing the acquisition of any target companies we may identify in the future. We do not presently have sufficient working capital to fund the additionalgrowth of our company, and we will need to raise additional working capital to complete this project. We do not presently have any external sources of capital and will in all likelihood raise the capital in a debt or equity offering. If we raise the necessary capital through the issuance of debt, this will result in increased interest expense. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution. In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock. There can be no assurance that acceptable financing to fund this project can be obtained on suitable terms, if at all. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.


Provisions of our articles of incorporation and bylaws may delay or prevent a take-over which may not be in the best interests of our stockholders.

         Provisions of our articles of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Nevada Revised Statutes also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our articles of incorporation authorize the issuance of up to 1,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which no shares are currently outstanding. Our Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Collectively, these provisions may prevent a change of control of our company in situations where a change of control would be beneficial to our shareholders.

Because our stock currently trades below $5.00 per share, and is quoted on the OTC Bulletin Board, our stock is considered a "penny stock" which can adversely affect its liquidity.

         As the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

This prospectus permits selling security holders to resell their shares. If they do so, the market price for our shares may fall and purchasers of our shares may be unable to resell them.

         This prospectus includes 30,250,006 shares being offered by existing stockholders, including 15,500,000 shares issuable upon the exercise of outstanding common stock purchase warrants exercisable at prices ranging from $0.15 to $0.167 per share. To the extent that these shares are sold into the market for our shares, there may be an oversupply of shares and an undersupply of purchasers. If this occurs the market price for our shares may decline significantly and investors may be unable to sell their shares at a profit, or at all.

         We cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.

                                 USE OF PROCEEDS

         We will not receive any proceeds upon the sale of shares by the selling security holders. Any proceeds that we receive from the exercise of the outstanding common stock purchase warrants will be used by us for general working capital. The actual allocation of proceeds realized from the exercise of the warrants will depend upon the amount and timing of such exercises, our operating revenues and cash position at such time and our working capital requirements. There can be no assurances that any of the outstanding warrants will be exercised. Pending utilization of the proceeds we may receive from the exercise of the warrants, the will be deposited in interest bearing accounts or invested in money market instruments, government obligations, certificates of deposits or similar short-term investment grade interest bearing investments.

                   MARKET FOR COMMON STOCK AND DIVIDEND POLICY

         Our common stock has been quoted on the OTCBB since November 13, 2002, originally under the symbol "NUSA" which was changed to "SUWN" on July 28, 2004 following the name change of our company. The following table sets forth the high and low closing sale prices for our common stock as reported on the OTCBB for the following periods. These prices do not include retail mark-ups, markdowns or commissions, and may not necessarily represent actual transactions.



                                                 High                Low
                                                -----               ------
 Fiscal 2003

 November 13, 2002 through January 31, 2003     $ 0.72              $ 0.03
 February 1, 2003 through April 30, 2003        $ 0.833             $ 0.022

 Fiscal 2004

 May 1, 2003 through July 31, 2003              $ 0.50              $ 0.1083
 August 1, 2003 through October 31, 2003        $ 0.25              $ 0.1083
 November 1, 2003 through January 31, 2004      $ 0.2083            $ 0.1417
 February 1, 2004 through April 30, 2004        $ 0.2083            $ 0.10

 Fiscal 2005

 May 1, 2004 through July 31, 2004              $ 0.74               $ 0.17
 August 1, 2004 through October 31, 2004        $ 0.74               $ 0.25
 November 1, 2004 through January 31, 2005      $ 0.27               $ 0.12
 February 1, 2005 through April 30, 2005        $ 0.19               $ 0.12
 May 1, 2005 through July 31, 2005              $ 0.092              $ 0.185

         On September 19, 2005, the last reported sale prices of the common stock on OTCBB was $.12 per share. As of September 19, 2005 there were approximately 763 stockholders of record of the common stock.



Dividends

         We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors. Our retained earnings deficit currently limits our ability to pay dividends. Under Nevada law, we are prohibited from paying dividends if the distribution would result in our company not be able to pay its debts as they become due in the usual course of business or if our total assets would be less than the sum of our total liabilities plus the amount that would be needed, we were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution.

SEC "Penny Stock" Rules

         The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the Management's Discussion and Analysis or Plan of Operation, contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. These forward-looking statements are subject to risks and uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. You should not unduly rely on these statements. Our forward-looking statements in this prospectus are not protected by the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities and Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended.

         Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "project," "contemplate," "would," "should," "could," or "may."

         With respect to any forward-looking statement that includes a statement of its underlying assumptions or bases, we believe such assumptions or bases to be reasonable and have formed them in good faith, assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material depending on the circumstances. When, in any forward-looking statement, we express an expectation or belief as to future results, that expectation or belief is expressed in good faith and is believed to have a reasonable basis, but there can be no assurance that the stated expectation or belief will result or be achieved or accomplished. All subsequent written and oral forward-looking statements attributable to us, or anyone acting on our behalf, are expressly qualified in their entirety by the cautionary statements. We do not undertake any obligations to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this report or to reflect unanticipated events that may occur.

         Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption "Risk Factors".



                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION


         The following analysis of our consolidated financial condition and results of operations for the years ended April 30, 2005 and 2004, and the first quarter ended July 31, 2005 and 2004 (unaudited), should be read in conjunction with the consolidated financial statements, including footnotes, and other information presented elsewhere in this prospectus. When used in this section, "fiscal 2005" means our fiscal year ended April 30, 2005 and "fiscal 2004" means our fiscal year ended April 30, 2004.




Overview

         Effective February 1, 2004, Sunwin Tech entered into a stock purchase agreement with Shandong Shengwang Pharmaceutical Corporation, Limited, a 90% shareholder of Qufu. Under this agreement, Sunwin Tech acquired 80% of the capital stock of Qufu in exchange for 100% of its capital stock which had a fair market value of $95,000. In April 2004, we acquired 100% of Sunwin Tech in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. The transaction has been accounted for as a reverse acquisition under the purchase method for business combinations. The combination of the two companies is recorded as a recapitalization of Qufu and we are treated as the continuing entity.

         Though our subsidiaries, we manufacture and sell neutraceutical products which can be classified into three main product groups including stevioside, a 100% natural sweetener, veterinary medicines and animal feed additives, and traditional Chinese medicine formula extracts. All of our business and operations are located in the People's Republic of China.

         The majority of our revenues are derived from our stevioside product, and our principal customers for this product are located in China and Japan where it is approved for use both as a food additive as well as a nutritional supplement. This product group represented approximately 46% of our total revenues for fiscal 2005. China has grown into the world's largest exporting company of stevioside, with volume exceeding 80% of the world's supply. We believe that we are one of the top three companies in China manufacturing stevioside.

         We also manufacture and sell a comprehensive group of veterinary medicines including seven series of more than 200 products. These veterinary medicines include both traditional Chinese medicine and Western medicine, feed additives, feeds and disinfectors. We are a leading advocator of preparing animal medicine from Chinese herbs, especially antivirus and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines made from pure traditional Chinese medicines or combining traditional Chinese medicine with Western medicine. This product group represented approximately 28% of our total revenues for fiscal 2005. Our last product group includes the manufacture and sale of traditional Chinese medicines formula extracts that are used in products made for use by both humans and animals. This product group represented approximately 26% of our total revenues for fiscal 2005.

         Our ability to significantly increase our revenues in any of these groups faces a number of challenges. In addition to the existing laws which limit the sale of stevioside to Western countries, the other two product groups operate in highly competitive environments. We estimate that there are more than 50,000 companies in China selling animal medicines and more than 200 companies in China that produce Chinese traditional medicines and extracts and refined chemical products. Our sale of products in these two product groups are concentrated on domestic customers therefore our ability to expand our revenues in these product groups is limited to a certain extent by economic conditions in the PRC. In addition, because we are dependent upon raw materials which are farmed, our ability to produce our products and compete in our markets is also subject to risks including weather and similar events which may reduce the amount of raw materials we are able to purchase from farmers as well as increased competition or market pressure which may result in reduced prices for our products. Our ability, however, to expand our revenues from the sale of stevioside is limited as the product is not approved for use as a food additive in most Western countries, including the United States, Canada and the European Union. To increase our competitive position within our market segment, we have built an additional stevioside manufacturing line in order to expand our stevioside production and upgraded our exiting manufacturing stevioside line, and move to a larger facility which we anticipate to be operational in September 2005. In addition, during fiscal year 2005 and the first two quarters of fiscal year 2006 we have been involved in reconstructing an additional veterinary production line into a new building and we anticipate to be in full production in December 2005.


           Through July 31, 2005, we have advanced and invested an aggregate of approximately $655,000 to be used for leasehold improvements and equipment towards the additional veterinary medicine manufacturing line and $1,134,000 towards the stevioside facility. We presently anticipate that the stevioside upgrade and facility will not require any additional funds to complete and the veterinary medicine upgrade and facility will require USD $34,000 in additional capital from us.



           Even though we are a U.S. company, because all of our operations are located in the PRC, we face certain risks associated with doing business in that country. These risks include risks associated with the ongoing transition from state business ownership to privatization, operating in a cash-based economy, dealing with inconsistent government policies, unexpected changes in regulatory requirements, export restrictions, tariffs and other trade barriers, challenges in staffing and managing operations in a communist country, differences in technology standards, employment laws and business practices, longer payment cycles and problems in collecting accounts receivable, changes in currency exchange rates and currency exchange controls. We are unable to control the vast majority of these risks associated both with our operations and the country in which they are located and these risks could result in significant declines in our revenues and adversely effect our ability to continue as a going concern.

Foreign Exchange Considerations

         Because revenues from our operations in the PRC accounted for 100% of our consolidated net revenues for fiscal 2005 and fiscal 2004, how we report net revenues from our PRC-based operations is of particular importance to understanding our financial statements. Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss. For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the respective balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.




         The functional currency of our Chinese subsidiaries is the Chinese RMB, the local currency. The financial statements of the subsidiaries are translated to U.S. dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented. The cumulative translation adjustment and effect of exchange rate changes on cash at July 31, 2005 was not material. Until 1994, the Renminbi experienced a gradual but significant devaluation against most major currencies, including U.S. dollars, and there was a significant devaluation of the Renminbi on January 1, 1994 in connection with the replacement of the dual exchange rate system with a unified managed floating rate foreign exchange system. Since 1994, the value of the Renminbi relative to the U.S. Dollar has remained stable and has appreciated slightly against the U.S. dollar. Countries, including the United States, have argued that the Renminbi is artificially undervalued due to China's current monetary policies and have pressured China to allow the Renminbi to float freely in world markets. On July 21, 2005, the PRC reported that it would have its currency pegged to a basket of currencies rather than just tied to a fixed exchange rate to the dollar. It also increased the value of its currency 2% higher against the dollar, effective immediately.



         If any devaluation of the Renminbi were to occur in the future, returns on our operations in China, which are expected to be in the form of Renminbi, will be negatively affected upon conversion to U.S. dollars. Although we attempt to have most future payments, mainly repayments of loans and capital contributions, denominated in U.S. dollars, if any increase in the value of the Renminbi were to occur in the future, our product sales in China and in other countries may be negatively affected.

Critical Accounting Policies

         The discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an on-going basis, we evaluate our estimates based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         A summary of significant accounting policies is included in Note 1 to the audited consolidated financial statements included in this prospectus. Management believes that the application of these policies on a consistent basis enables us to provide useful and reliable financial information about the company's operating results and financial condition.

      We record property and equipment at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. We review the carrying value of long-lived assets for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of its carrying amount to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property, if any, exceeds its fair market value.

      We account for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. We adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. We account for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

RESULTS OF OPERATIONS


THREE MONTHS ENEDED JULY 31, 2005 AS COMPARED TO THE THREE MONTHS ENDED JULY 31, 2005

Revenues

         For the three months ended July 31, 2005, our revenues were $3,171,087 as compared to $3,299,134 for the three months ended July 31, 2004, a decrease of $128,047 or approximately 4%. We attribute this decrease in net revenues to an increase in revenues from the manufacture and sale of our traditional Chinese and animal medicine products of approximately $213,500 offset by a decrease in the sale of our natural sweetener, stevioside of $341,500 as discussed below:

o The decrease in the sale of our natural sweetener, stevioside, was caused by the upgrade of our manufacturing equipment and relocation of our stevioside manufacturing facility, which has disrupted our revenue flows. We anticipate starting to use this new manufacturing line in September 2005. Our revenues decreased from approximately $1,656,000 for the three months ended July 31, 2004 to $1,315,000 for the three months ended July 31, 2005, a 26% decrease. Until such time as the facility is fully operational, in the event we receive orders for Stevioside in excess of our manufacturing capacity, we purchase from other manufacturers and resell these goods to our customers to fill orders. We anticipate manufacturing 200 tons of stevioside and to resell 80 tons during fiscal year 2006. We believe that the market for stevioside remains strong as we see exports to Japan increasing.

         In order to make sure we have a sufficient supply of raw materials for production next year, we have prepaid farmers for stevioside leaves, which increased our prepaid expenses since April 30, 2005 by approximately $266,000 on our consolidated balance sheet. We expect to receive these raw materials at the end of August or early September 2005.

o We experienced an increase in the revenues related to our traditional Chinese medicine products. Our revenues increased from approximately $823,000 for the three months ended July 31, 2004 to $1,014,000 for the three months ended July 31, 2005, a 23.2% increase. Our gross profit rate has grown from 37.5% to 42.5% on this product due to the introduction of new products, and improved sales skills. Due to the increase in sales, our receivable amount has grown 69%. Additionally, the Chinese central government issued a new rule for the Chinese Medicine industry stipulating that all manufactures should satisfy GMP standards in their production process by October 1, 2005. We believe that we are the first facility in this industry to complete this requirement in China which will help us maintain the reputation in this field and acquire bigger market share. Next year, we will be adding new products into the market and plan to start a new products series, natural dietary health food.

o Revenues from our veterinary medicine grew 3% this period to approximately $843,000 for the three months ended July 31, 2005 as compared to $820,000 for the three months ended July 31, 2004. However, in past three months, our gross profit margins were at 25%, a decrease of 11% from the previous year due to increased raw material costs. We believe that we will achieve major growth in Veterinary medicine. The veterinary industry is regulated by the Chinese Central Government which recently issued a new regulation stipulating that all veterinary manufacturers should conform to the GMP production process standard by October 1, 2005. Among over 2,700 manufacturers in China, we estimate that only approximately 800 could accomplish this requirement on time. A significant market vacancy will be left by the companies that do not conform and pass the standard. We expect to complete construction and finish the inspection process on time. We expect to have eight production lines. We expect to obtain a greater market share in the fiscal year of 2006.

Cost of Sales and Gross Profit

            For the three months ended July 31, 2005, cost of sales amounted to $2,240,689 or 70.7% of net revenues as compared to cost of sales of $2,249,913 or 68.2% of net revenues for the three months ended July 31, 2004, a percentage increase of 2.5%. Gross profit for the three months ended July 31, 2005 was $930,398 or 29.3% of revenues, as compared to $1,049,221, or 31.8% of revenues for the three months ended July 31, 2004.

Operating Expenses

         Our operating expenses significantly decreased for the three months ended July 31, 2005 from the three months ended July 31, 2004 as a result of increased selling expenses, which was attributable to increased commissions and local tax costs associated with our increased revenues, offset by decreased general and administrative costs which is primarily attributable to decreases in repairs and maintenance and retooling expenses associated with an upgrade of our manufacturing facilities and a decrease of approximately $54,000 in business development expenses offset by increases in professional fees associated with our SEC filings and other operating expenses. Expenditures for repairs and maintenance and facility upgrades during fiscal 2004 and in fiscal 2005 should decrease in future periods as we anticipate that this project will be completed in September 2005. We anticipate further increases in legal and accounting fees during fiscal 2006 which are associated with our continued compliance with provisions of the Sarbanes-Oxley Act of 2002, including new provisions which will phase in during fiscal 2007 and beyond and fees and costs related to capital raising transactions. These increases could serve to further reduce our net income absent a significant increase in our revenues at the current gross profit margins.

For the three months ended July 31, 2005, total operating expenses were $630,538 as compared to $735,932 for the three months ended July 31, 2004, a decrease of $105,394 or 14.3%.

Included in this decrease were:

           * For the three months ended July 31, 2005, we recorded non-cash compensation expense of $54,503 and non-cash professional fees of $16,000 as compared to $87,500 for the three months ended July 31, 2004, a decrease of $16,997 or 19.4%. This amount represented the value of shares of our common stock we issued as compensation for consulting services and professional services being rendered to us. While we anticipate that we will enter into similar agreements during fiscal 2006, we cannot predict the amount of expense which will be attributable to such agreements. At July 31, 2005, we had deferred consulting fees of $255,525, which will be amortized into operating expenses over the service period;

           * For the three months ended July 31, 2005, selling expenses amounted to $366,710 as compared to $331,616 for the three months ended July 31, 2004, an increase of $35,094 or 10.6%. For the three months ended July 31, 2005, we experienced an increase in commission expenses of approximately $36,000 and increased travel and entertainment costs of approximately $16,000. These increases were offset by a decrease in shipping and freight costs of approximately $9,000 and a decrease in advertising and promotion of $8,700.

         * For the three months ended July 31, 2005, general and administrative expenses were $209,325 as compared to $316,816 for the three months ended July 31, 2004, a decrease of $107,491 or 33.9%. The decrease is primarily attributable to a decrease of approximately $54,000 in business development expenses incurred during the three months ended July 31, 2004, a decrease of $6,600 in repairs and maintenance and retooling expense associated with the upgrade of our manufacturing facilities in order to meet new government manufacturing standards in our industry and a slight decrease in salaries of $4,900. These decreases were offset by an increase in general operating expenses such as telephone, travel and entertainment and office expenses associated with increased operations.

           For the three months ended July 31, 2005, other income amounted to $150,427 as compared to other income of $26,606 for the three months ended July 31, 2004. Other income for the three months ended July 31, 2005 and 2004 was associated with income recognized from the collection of value-added taxes on certain of our products which we receive a tax credit.

         For the three months ended July 31, 2005, interest expense was $9,212 as compared to $19,565 for the three months ended July 31, 2004, a decrease of $10,353 or 52.9%. Interest expense for the three months ended July 31, 2005 and 2004 was associated with our borrowings.

           Our income before minority interest increased by $181,817 or 116.5% to $337,909 for the three months ended July 31, 2005 as compared to $156,092 for the three months ended July 31, 2004 primarily as a result of an increase in other income of $123,821 and a decrease in total operating expense described above offset by a approximate 2.0% decrease in our gross profit margins for the three months ended July 31, 2005 from 2004 period.

         For the three months ended July 31, 2005, we reported a minority interest in income of subsidiary (Qufu) of $82,533 as compared to $59,733 for the three months ended July 31, 2004. The minority interest in income of subsidiary is attributable to Qufu, which we allocate to the minority stockholders, had the effect of reducing our net income.

            As a result of these factors, we reported net income of $255,376 or $.01 per share for the three months ended July 31, 2005 as compared to net income of $96,359 or $.00 per share for the three months ended July 31, 2004.





YEAR ENDED APRIL 30, 2005 AS COMPARED TO YEAR ENDED APRIL 30, 2004

Revenues

For the year ended April 30, 2005, our revenues were $12,114,006 as compared to $10,887,670 for the year ended April 30, 2004, an increase of $1,226,336 or approximately 11.3%. We attribute this increase in net revenues to an increase in revenues from the manufacture and sale of our traditional Chinese and animal medicine products of approximately $3,400,000 offset by a decrease in the sale of our natural sweetener, stevioside of $2,175,167 as discussed below:

    o The decrease in the sale of our natural sweetner, stevioside, was caused by the upgrade of our manufacturing equipment and move of our manufacturing facility, which has disrupted our revenue flows. We anticipate to start to use this new manufacturing line in September 2005. Until such time as the facility is fully operational, in the event we receive orders for Stevioside in excess of our manufacturing capacity, we intend to purchase from other manufacturers and resell these goods to our customers to fill orders. We anticipate manufacturing 200 tons of stevioside and resell 80 tons during fiscal year 2006. We believe that the market for Stevia remains strong as we see import to Japan increasing.

         In order to make sure we have a sufficient supply of raw materials for production next year, we have prepaid farmers for Stevioside leaves, which increased our prepaid expenses by approximately $117,000 on our consolidated balance sheet. We expect to receive these raw materials at the end of August or early September 2005.

    o We experienced a significant increase in the revenues related to our traditional Chinese medicine products. Our revenues increased from approximately $805,000 to $3,420,000, a 325% increase. Our gross profit rate has grown from 33% to 39% on this product due to the introduction of new products, and improved sales skills. Due to the huge increase in sales,our receivable amount has grown 100%, but far lower than our 325% revenue growth. Additionally, the Chinese central government issued a new rule for the Chinese Medicine industry that all manufactures should satisfy GMP standards in their production process before October 1, 2005. We believe that we are the first facility in this industry to complete this requirement in China which will help us maintain the reputation in this field and acquire bigger market share. Next year, we will be adding new products into the market and plan to start a new products series, natural dietary health food.

     o Revenues from our veterinary medicine grew 33% this year to approximately $3,168,000 for fiscal 2005 as compared to $2,372,000 for fiscal 2004. However, in fiscal 2005, our gross profit margins were at 35%, a small decrease from the previous year due to increased raw material costs. We believe that we will achieve a major growth in Veterinary medicine. The veterinary industry is regulated by the Chinese Central Government that just issued a new regulation. All veterinary manufacturers should conform to the GMP production process standard by October 1, 2005. Among over 2,700 manufacturers in China, we estimate that only approximately 800 could accomplish this requirement on time. A significant market vacancy will be left by the companies that do not conform and pass the standard. We will not only complete the construction and finish the inspection process on time, we will also have eight production lines. We expect to obtain a greater market share in the fiscal year of 2006.

Cost of Sales and Gross Profit

For the year ended April 30, 2005, cost of sales amounted to $8,378,838 or 69% of net revenues as compared to cost of sales of $7,749,821 or 71% of net revenues for the year ended April 30, 2004, a percentage decrease of 2%. Gross profit for the year ended April 30, 2005 was $3,735,168 or 31% of revenues, as compared to $3,137,849, or 29% of revenues for the year ended April 30, 2004.

Operating Expenses

         Our operating expenses significantly increased for the year ended April 30, 2005 from the year ended April 30, 2004 as a result of increased selling expenses, which was attributable to increased shipping costs and local tax costs associated with our increased revenues, as well as increased general and administrative costs which is primarily attributable to our increased operations and, increases in repairs and maintenance and retooling expenses associated with an upgrade of our manufacturing facilities, and increases in professional fees associated with our SEC filings. These expenditures for repairs and maintenance and facility upgrades during fiscal 2004 and in fiscal 2005 should decrease in future periods as we anticipate that this project will be completed in September 2005. We anticipate further increases in legal and accounting fees during fiscal 2005 which are associated with our continued compliance with provisions of the Sarbanes-Oxley Act of 2002, including new provisions which will phase in during fiscal 2006 and beyond and fees and costs related to capital raising transactions. These increases could serve to further reduce our net income absent a significant increase in our revenues at the current gross profit margins.

For the year ended April 30, 2005, total operating expenses were $2,110,340 as compared to $2,164,105 for the year ended April 30, 2004, a decrease of $53,765 or 2.5%.

Included in this decrease were:

           * For the year ended April 30, 2005, we recorded non-cash compensation expense of $220,000 and non-cash professional fees of $30,000 as compared to $112,500 for the year ended April 30, 2004, an increase of $112,500 or 100%. This amount represented the value of shares of our common stock we issued as compensation for consulting services and professional services being rendered to us. While we anticipate that we will enter into similar agreements during fiscal 2006, we cannot predict the amount of expense which will be attributable to such agreements;

           * For the year ended April 30, 2005, selling expenses amounted to $923,114 as compared to $1,007,466 for the year ended April 30, 2004, a decrease of $84,352 or 8.4%. For the year ended April 30, 2005, we experienced an increase in commission expenses of approximately $224,000, increased shipping and freight costs of approximately $80,000 and an overall increase in other selling expenses of $70,000. These increases were offset by bad debt recovery of approximately $459,000 from the collection of previously reserved receivable balances.

         * For the year ended April 30, 2005, general and administrative expenses were $967,226 as compared to $1,044,139 for the year ended April 30, 2004, a decrease of $76,913 or 7.4%. The decrease is primarily attributable to a decrease of approximately $347,000 in repairs and maintenance and retooling expense associated with the upgrade of our manufacturing facilities in order to meet new government manufacturing standards in our industry. This decrease was offset by an increase in salaries of approximately $70,000 and an increase in depreciation expense of approximately $219,252. Additionally, we experienced an increase in professional fees of $55,000 related to our corporate SEC filings and an overall increase in general and administrative expenses associated with an increase in operations.

           For the year ended April 30, 2005, other income amounted to $59,094 as compared to other expenses of $48,349 for the year ended April 30, 2004. Other income for the year ended April 30, 2005 and 2004 was associated with income recognized from the collection of value-added taxes on certain of our products which we receive a tax credit.

         For the year ended April 30, 2005, interest expense was $62,054 as compared to $59,228 for the year ended April 30, 2004. Interest expense for the year ended April 30, 2005 and 2004 was associated with our borrowings.

           Our income before minority interest increased by $498,343 or 81.7% to $1,108,495 for the year ended April 30, 2005 as compared to $610,152 for the year ended April 30, 2004 primarily as a result of an approximate 2.0% increase in our gross profit margins for the year ended April 30, 2005 from 2004 period, together with the increase in total operating expense described above.

         For the year ended April 30, 2005, we reported a minority interest in income of subsidiary (Qufu) of $279,381 as compared to $144,842 for the year ended April 30, 2004. The minority interest in income of subsidiary is attributable to Qufu, which we allocate to the minority stockholders, had the effect of reducing our net income.

As a result of these factors, we reported net income of $829,114 or $.02 per share for the year ended April 30, 2005 as compared to net income of $465,310 or $.03 per share for the year ended April 30, 2004.


LIQUIDITY AND CAPITAL RESOURCES


         At July 31, 2005, we had working capital of $4,755,449 and cash and cash equivalents of $1,980,096. Working capital should be reduced by approximately $913,000 as it will be reclassified upon certain events discussed below. At July 31, 2005, our cash position by geographic area is as follows:


           United States        $         370
           China                    1,979,726
                                --------------
           Total                $   1,980,096
                                ==============

            During fiscal 2005, we raised cash proceeds of $902,565 from the sale of our common stock.

            During fiscal 2005, we reduced our balance that we advanced to customers by $1,018,862.

            From time to time, we advance funds to Shandong Shengwang Pharmaceutical Corporation, Limited and certain of its affiliated entities to: effectuate the purchase of equipment and hiring of construction services for us at advantageous prices through the buying power provided by Shandong Shengwang Pharmaceutical Corporation, Limited in connection with the building of an additional manufacturing line; leaseholder improvements in connection with the building of an additional manufacturing line; raw materials; and to provide our subsidiary (Qufu) the status of joint venture. At July 31, 2005, Shandong Shengwang Pharmaceutical Corporation, Limited owed us $913,548 in connection with the foregoing. As equipment is acquired and construction services performed, we will reclassify the advanced to property, plant and equipment.

            As of July 31, 2005, we had approximately U.S. $482,000 in short term loans and notes payable maturing at or prior to February 2006. If we fail to obtain debt or equity financing to meet these obligations or fail to obtain extensions of the maturity dates of these debt obligations, our overall liquidity and capital resources will be adversely affected as a result of our efforts to satisfy these obligations.

            Net cash provided by operating activities increased from $594,006 for the three months ended July 31, 2004 to $1,221,600 for the three months ended April 30, 2005. This increase is primarily attributable to:

       * an increase of $159,017 in our net income,

       * a decrease of $64,812 in depreciation and amortization as a result of the fact that certain property, plant and equipment was fully depreciated in the prior period.

       * a decrease of $16,997 in stock based compensation which reflects the decrease in the payment of non-cash compensation to consultants during the 2005 period. We paid stock based compensation to consultants for business development services, management services, and investor relations services. We expect to issue additional common shares for consulting services in the future.

       * an increase of $22,799 in minority interest which represents that portion of our net income which is attributable to the 20% of Qufu we do not own,

       * an increase of $95,670 in allowance for doubtful accounts which represents an increase in our allowance for bad debt based on an analysis of our receivable balances.

       * a decease of $51,563 in accounts receivable as a result of based on the fact that we have been collecting our receivables in a more timely manner and the application of advanced from customer to our accounts receivable balances,

       * an increase of $278,733 in inventory as a result of slow down of inventory production as we update our facilities. We expect our inventory levels to rise as we increase our stevioside production,

       * an increase of $5,397 in prepaid and other current assets, as a result of advances made to suppliers of stevioside in preparation of our new stevioside production line,

       * an increase of $556,499 in amounts due from related parties which are discussed elsewhere in this section,

       * a decrease of $368,685 in accounts payable and accrued expenses as a result of the repayment of balances due from our cash provide by operations,

       * a decrease of $63,317 in income tax payable as a result of the accrual of income tax payable in the current year on increased net income offset by payments made,

       * a decrease of $80,891 in advances from customers which includes a reduction in prepayments from our stevioside customers due to a slow down in production and shipments as we add and upgrade manufacturing lines. We expect advances from customers to increase to approximately $1,000,000 as stevioside production increases.

       * Net cash used in investing activities increased to $(835,953) for the three months ended July 31, 2005 as compared to $(229,094) for the three months ended July 31, 2004. This change is primarily the result of an increase of $606,859 in capital expenditures for the acquisition of manufacturing equipment during the three months ended July 31, 2005 as compared to the prior period.

        * Net cash used in financing activities was $120,678 for the three months ended July 31, 2005 as compared to $355,628 for the three months ended July 31, 2004. This change is primarily attributable to a reduction in payments on loans payable during the three months ended July 31, 2005 based on the terms of such agreements. For the three months ended July 31, 2005, we repaid loans of $120,678 to various banks and individuals. For the three months ended July 31, 2004, we received proceeds of $120,000 from the sale of common stock offset by repayments of loans of $475,628.

            Management has determined that it wishes to update the status of Qufu from a stock company to a joint venture which management believes will provide Qufu with certain advantages in its business and operations as joint ventures are generally perceived to be more financially stable enterprises. We have received a temporary operating license from the Chinese governmental agency. In order to complete the registration with the Chinese government, the Chinese government must verify that a cash investment has been made from Sunwin Tech (a foreign company) to Qufu equal to 80% of Qufu's registered capital which is presently approximately $1,973,287 (18 million RMB) before the government will grant Qufu the operating license as a joint venture. At July 31, 2005, Qufu received approximately $877,500 from our private offerings for this purpose. When the rest of funds of approximately $1,100,000 are available to Qufu, the operating license will be granted, of which there are no assurances we will able to receive the fund. The Chinese government may allow stock of a publicly traded US company to be used for the formation of the joint venture. If this is a case, the additional amount necessary for the formation of the joint venture is not required. In case Qufu is unable to receive the funds, we may lower Qufu's registered capital from $2,466,609 (20 million RMB) to $1,233,304 (10 million
RMB) to complete the registration process. We believe that whether we complete the registration process or not will not materially affect our business operation and financial performance.

            We currently have no material commitments for capital expenditures, except for as described below.

            As described elsewhere herein, while we have sufficient funds to conduct our business and operations as they are currently undertaken, we are building additional manufacturing lines in order to expand our veterinary medicine production. Based upon our preliminary estimates this will require additional capital and other expenditures of approximately USD $34,000. Our ability to continue to implement our growth strategy could suffer if we are unable to raise the additional funds on acceptable terms which will have the effect of adversely affecting our ongoing operations and limiting our ability to increase our revenues in the future.



                                    BUSINESS

         We sell stevioside, a natural sweetener, veterinary products and herbs used in traditional Chinese medicine in the People's Republic of China. All of our operations are located in the PRC. As an industry leader in agricultural processing, we have built an integrated firm with the sourcing and production capabilities to meet the needs of our customers. The Sunwin family works closely with consumers to provide a quality, value, and a hybrid mix of agricultural products and services that meet growing demand.

         Our operations are organized into three main product groups:

        o       Stevioside - a natural sweetener,

        o       Veterinary medicines; and

        o       Traditional Chinese medicine formula extracts.


         Stevioside - a natural sweetener


         We manufacture and sell stevioside, a 100% natural sweetener which is extracted from the leaves of the Stevia rebaudiana plant, a green herb plant of the Aster/Chrysanthemum family. We also purchase and resell finished stevioside product from third party manufacturers. For the fiscal year ended April 30, 2005 and the first quarter ended July 31, 2005 revenues from this product group represented approximately 46% of our total net revenues.

       We are one of the leading manufacturers of stevioside in the PRC. We have been engaged in the continuous production of stevioside since 1998. Our present capacity is approximately 200 tons annually, which will be increased to approximately 300 tons annually in approximately September 2005 following the completion of ongoing expansion of our manufacturing facilities According to the 2004 China Stevioside Sugar Association report, 300 tons annually will account for approximately one sixth of the total capacity of the top 10 stevioside manufacturers in the PRC.

         We are a perennial member of China Stevioside Sugar Association,which was established in November 1988. The association seeks to contribute its efforts, and the strength of its members to harmonize the relationships among other participants of this industry, to promote the technology innovation, to supervise the quality control, to set self-discipline market prices, to assist the association to set long-term goals, industrial policy and technical standard, and to collect information on the domestic and foreign stevioside industry and supply the information to its members.

         The leaves of the Stevia rebaudiana plant have been used for centuries to sweeten bitter beverages and to make tea in the plant's native Paraguay. In 1931 French chemists extracted the compounds which give stevia its sweet taste. According to a testing report issued by one of our customers in Japan, these extracts, called steviosides, were found to be 250 to 300 times sweeter than sucrose (ordinary table sugar). Stevioside, the major sweetener present in the leaf and stem tissue of the stevia rebaudiana plant, was first seriously considered as a sugar substitute in the early 1970's by a Japanese consortium formed for the purpose of commercializing stevioside and stevia extracts.

         Stevia is grown commercially in Brazil, Paraguay, Uruguay, Central America, Israel, Thailand and China. The Stevia rebaudiana plant was first introduced to China in 1977 and wide planting of stevia started in the mid-1980's. There are two major species of stevia grown in China; one is cultured by Chinese researchers and the other was introduced from Japan. According to the China Stevioside Sugar Association, China has grown into the world's largest exporting country of stevioside, with a volume exceeding 80% of the overall amount of stevioside used in the world. Most stevioside is exported by Chinese manufacturers, primarily to Japan and South Korea. Japan consumes more stevia than any other country and it is estimated that stevia accounts for 40% of the sweetener market in Japan according to the China Stevioside Sugar Association.

         We believe that the worldwide demand for healthy sugar is rising, and we estimate that the demand for stevioside in recent years is increasing at a rate of 15% to 20% every year. According to the China Stevioside Sugar Association, in 2002, worldwide demand for stevioside exceeded 1,200 tons and China supplied more than 1,000 tons, accounting for 80% of worldwide consumption of stevioside. In 2003, as a result of the overall economic decline in China due mainly to the SARS outbreak, our production and sales of stevioside decreased to 176 tons, however, during fiscal year ended April 30, 2004 the production recovered to the approximate sales levels of 2002. In fiscal year ended April 30, 2004, our stevioside production reached 150 tons, which according to the China Stevioside Sugar Association, accounted for approximately 8.3% of the global production.


         The use of stevioside

         Generally, no large scale mechanized production has been established and stevia sweeteners are not yet found in mainstream food products in most countries of the world. Progress towards large scale commercialization has been slow, largely due to difficulties in producing the crop, the poor quality of stevia extracts and the absence of regulatory approvals essential for stevia sweeteners in the North American and European markets.

         While stevioside has been sanctioned by the Ministry of Health of China to be used as a food additive, and is listed in the Sanitation Standard of Food Additives (GB2760), the number of countries in the world which permit the use of stevioside as a food additive is limited. At present Japan, Korea, China, Taiwan, Indonesia, Israel, German Brazil and Paraguay permit the use of stevioside as a sweetener and food additive. In these countries stevioside may be used in a wide variety of products including soft drinks, Japanese-style processed vegetable products, tabletop sweeteners, confectioneries, fruit products and processed seafood products. The countries, however, which do not permit the use of stevioside as a food additive include most Western nations.

         While stevioside may be used as a dietary supplement in the U.S. since the mid-1980's the United States Food and Drug Administration (FDA) has labeled stevia as an "unsafe food additive." The FDA's position is that available toxicological information on stevia is inadequate to demonstrate its safety as a food additive or to affirm its status as generally recognized as safe. When sold as a dietary supplement, dietary ingredients, including stevia, are not subject to the food additive regulations of the FDA.

         Canada and Australia also permit the use of stevioside as a dietary supplement but not as a food additive. In 1999, the Canadian Food Inspection Agency, the equivalent of the FDA, issued a notice of detention to companies in Canada who attempt to move, sell or dispose of stevia products. Stevia is also not approved for use in the European Union, Singapore or Hong Kong.

         The Joint FAO/WHO Expert Committee on Food Additives is an international scientific committee that is administered by the Food and Agriculture Organization of the United Nations (FAO) and the World Health Organization (WHO). Since 1956 the committee has evaluated the use of food additives as well as other food hazards and is recognized as an international authority in the risk assessment of food hazards. In 1998 the committee conducted an evaluation of the safety of stevioside. As a result of incompleteness in search findings, the committee has not yet reached a conclusion as to the safety of stevioside as a food additive. In addition, the committee could not allocate an acceptable daily intake to stevioside because of the shortcomings of the research findings. The committee recommended that new studies should be performed before re-reviewing the toxicity of stevioside and asked that additional information regarding the pharmacological effects of stevioside on humans be provided by 2007.

         In 1999, the Scientific Committee on Food of the European Commission (now the European Union), citing both the findings of the Joint FAO/WHO Expert Committee on Food Additives and its own conclusions that additional studies on the safety of stevioside are needed, issued its opinion that stevioside is not acceptable as a sweetener on the then presently available data. Countries in both Central America and South America generally adhere to the European Union's guidelines, as do the countries of the European Union.

         In response to the request by the European Commission for more research on the safety of stevioside, in 2003, Professors Jan Geuns of the Laboratory for Functional Biology and Johan Buyse of the Laboratory of Physiology and Immunology of Domestic Animals of the Katholieke Universiteit Leuven in Belgium set up the European Stevia Research Centre at K.U. Leuven in order to coordinate research on stevia and stevioside. One of the centre's goals is to develop a European quality label for stevioside which would hopefully lead to the eventual lifting of the European ban on stevioside. The European Stevia Research Centre held the first international symposium on the safety of stevioside in April 2004. Foreign specialists and K.U. Leuven scientists were invited to give an overview of the recent stevioside research. The proceeding of the symposium reached the general conclusion that the use of stevioside as a sweetener is safe. It is presently unknown, however, if or when the European Union will alter its initial findings and determine that the use of stevioside as a food additive is safe for humans.

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         Our customers


          We sell stevioside on a wholesale basis to customers primarily located in China and Japan. Our target market for customers of our stevioside product are domestic food manufacturers and larger foreign trade companies which export the products from the PRC to Japan, Korea and Southeast Asia. Our major customers include China Minemetals Corporation, Shanghai Sanming Food Co., Ltd., Shandong Pharmaceutical & Healthcare Co., Ltd., Shanghai Folo Trade Co., Ltd. Hangzhou Tian-Mu-Shan Pharmaceutical Enterprises Co. Ltd. and Nanjing FenQin Bio-Chemical Co. Ltd. For the fiscal year ended April 30, 2005 and the first quarter ended July 31, 2005 revenues from two of our manufacturer customer represented approximately 15% and approximately 10% of our total net revenues from this product group. We do not have contracts with our customers and sales are made under a purchase order arrangement with payment in full on the order due prior to shipment. We will provide certain discounts to customers if a customer pays us three months in advance. The discount ranges from 2% to 3%. In the fiscal year of 2005, such discounts that Sunwin gave were minimal.



         Raw materials

         In China, Shandong Province where our operations are located is the main stevioside planting and production base. To ensure the supply of raw material, we acquire raw materials through a combination of exclusive planting contracts with local farmers and purchases at market or from local farmers. Approximately 30% of our supply of stevia comes from growing contracts with several large plantations in China covering approximately 277 acres used to grow stevioside rebaudiana. Under the terms of these contracts we generally pay the farmer 30% of the contract price at the time the seed is planted, generally in March of each year, and the remaining 70% upon delivery of the leaves. We pay for leaves purchased at market or from local farmers at the time of purchase. In order to improve quality of the stevia and management to avoid degeneration, our company has set up a fine breed base so that we can enhance the control and correspond the prices of stevia raw material, seed and stevioside production.

         Based upon our historical experience, the average price of dry leaves of stevia generally ranged from RMB 5,500 to RMB 6,000 per ton, or approximately $695 per ton, and the price of stevioside was approximately RMB 200,000 per ton, or approximately $24,160 per ton. In the later half of 2003, the raw material market in China was adversely affected by weather conditions. The South China planting bases were adversely affected as a result of a drought in the Jiangxi Province and excessive rains in the Henan, Jiangsu and Anhui Provinces. Certain agriculture policies enacted in North China had the effect of limiting the farmer's initiative to plant crops, including stevia. As a result, since September 2003, declining supply of raw materials has resulted in a steady increase in the market price of dry leaves and finished product. The cost of stevioside went up, followed by the rising prices. Currently the price of stevia leaves is approximately RMB 15,000 per ton, or approximately $1,812 per ton, and the price of stevioside ranges from approximately RMB 270,000 to approximately RMB 280,000 per ton, or approximately $33,220 per ton. As a result of the planting contracts we have entered into with local farmers, and our inventory of dry leaves at the time of the price increases, we have been able to ensure our supply of stevia leaves at reasonable prices.


         Stevioside products are graded by the quality and the prices vary from different grades. Each grade has a national reference price which is fixed upon the national average cost of goods sold for a certain period. Taking into account the slight difference of producing cost at the same grade due to the different manufacturing environment, the selling price of stevioside products at the same grade may float within a 3% to 5% range based on the reference price. As a representative of the whole industry and a member of National Price Corresponding Team, our company also participants in the setting of the national unitive reference price of the stevia seeds, dry leaves and stevioside.

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         Manufacturing, extraction and packaging; and resale distribution

         We use the traditional extraction technology of a natural "aqueous extraction" process which involves the use of purified water extraction and air dehydration to produce our stevioside. This all natural method results in a pure white stevia crystal, with no brownish coloring. We set our production schedules based on the market demand and our capability. In 2001, we increased our annual productivity of stevioside from 100 tons to 200 tons by utilizing an advanced technology alteration that improves the purity and production of the stevioside. We recently acquired new technology which enhances the extraction process enabling us to increase the purity of our stevioside which results in a more flavorful product. We are cooperating with the China Agriculture Institute and other national research facilities to increase the output of stevioside by improving the manufacturing protocol and developing new products.

         The extraction process for stevioside generally takes seven days. The plant leaves are first dried and then undergo a quality control inspection to ensure only good quality leaves are used in the extraction process. We then use a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step that is traditionally used to extract the steviosides from stevia. Once the extraction process has been completed, the final product is ready for packaging and shipment to our customers. We bulk package our stevioside in 10 kilo packages, two per box.

         We generally maintain an inventory of stevia leaves equal to approximately one year of finished product as well as an inventory as we need approximately 200 tons of stevia leaves to maintain a regular production schedule. We generally maintain an inventory of finished product equal to approximately one month's average sales.

         We also purchase and resell finished stevioside product from third party manufacturers. For fiscal year ended April 30, 2005 we manufactured approximately 88 tons and purchased and resold approximately 96 tons from third party manufacturers. For fiscal year ended April 30, 2004 we manufactured approximately 150 tons and purchased approximately 84 tons from third party manufacturers.

         We purchase the stevioside finished product directly from other manufacturers. We have four unaffiliated suppliers to obtain the lowest cost. We do not have any contracts with these suppliers. We generally place orders for stevioside products with our suppliers based upon our internal estimates of the amounts we can manufacture and the remaining amount we will need to fill an order of a customer. During the fiscal year ended April 30, 2005, approximately 52% of our total net revenues from this product group were generated from reselling approximately 96 tons of stevioside purchase from third party manufacturers, of which our four suppliers supplied us with approximately 11 tons, 16 tons, 30 tons and 38 tons, respectively.


         From June 2004 to September 2005 we were involved in upgrading and moving our stevioside production to a different location which resulted in our not being able to manufacture stevioside during such time. We have begun manufacturing production. This manufacturing facility will provide us an aggregate production capacity of 300 tons of stevioside per year. The main facilities are comprised of extraction technology and spray towers for high temperature drying. Until such time as the facility is fully operational, in the event we receive orders for Stevioside in excess of our manufacturing capacity, we intend to purchase from other manufacturers and resell these goods to our customers to fill orders. During the first year of operations under the new facility, we anticipate manufacturing no more than 200 tons of Stevia and purchase and resell from other manufactures any amounts in excess thereof.

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         Veterinary medicines

         We manufacture and sell a comprehensive group of veterinary medicines including seven series of more than 200 products. For the fiscal year ended April 30, 2005 and the first quarter ended July 31, 2005 sales of this product group represented approximately 28% of our total net revenues.


         According to the China Animal Health Association, we are one of the top three companies in this product category in Shandong Province and one of the top 50 in the PRC. We are a leading advocator of preparing the animal medicine from Chinese herbs, especially in antivirus and feed additives. We are concentrating our efforts in this product category on developing and producing medicines which are relevant to the needs of the animal stock industry in the PRC, and developing special veterinary medicines made from pure Traditional Chinese medicines or combining Traditional Chinese medicine with Western medicine. Our products in this group include veterinary medicine (Traditional Chinese medicine and Western medicine), feed additives, feeds and disinfectors. These products are sold to 28 Provinces of China.


         We also manufacturer and sell animal feed additives. Historically, antibiotics were added to animal feed in an effort to produce healthier animals. However, scientists now believe that this practice can produce some unforeseen and unwanted effects. Some studies indicate that the antibiotics and chemical compound medicines that are contained in feeds will accumulate in the animal body, and can possibly cause harm to human beings. Penicillin, streptomycin and sulfanilamide medicines often emit allergic and abnormal reactions; aureomycin can lead to allergic reactions; chloromycetin can arouse anti-regenerating anemia, hemoblast reducing, and liver damnification; olaquindox can cause abnormal gene development; and furazolidone can create cancerous cells in animal organisms.

         Scientists also believe that incorporating antibiotics into animal feeds could, over a long period of time, convert some bacteria into antibiotic resistant bacteria. Under this assumption, these antibiotic resistant bacteria then spread the antibiotic resistant genes to other sensitive bacteria, generating the resistance to some medicines which then inhibit or prevent the cure of certain diseases that originally could be prevented and cured by such medicines.

         The use and/or abuse of antibiotics has affected countries around the world. For example, in Belgium, France, Germany and Holland, dioxins polluted the feeds and in turn caused damage to the livestock population. The outbreak of bovine spongiform encephalopathy (BSE or Mad Cow disease) in Britain not only decimated the British livestock markets but had a worldwide effect on beef production. It was reasoned that a certain population of virus in these cows might have developed a drug-resistant strain. In recent years, many countries have regulated the use of antibiotics additives through legislation. In the middle of the 1970's, the European Economic Council adopted regulations prohibiting the use of penicillin and acheomycin as feed additives. In 1977, U.S. Food and Drug Administration limited using bacteriophage as the feed additive and regulated the zinc-bacitracin as the special feed additive for the livestock and birds. Since olaquindox, furazolidone and chloromycetin were forbidden as applications on edible animals in the European Community, the EU began to forbid four antibiotics including zinc-bacitracin and tylosin to use in feeds at the end of 1998.

         Animal feed additives based upon Traditional Chinese medicine are increasingly being regarded as desirable as they lack the drawbacks of chemical compounds, even though these Traditional Chinese medicines may not be as potent as chemical compounds in terms of stimulating growth of livestock. Many Traditional Chinese medicines have double functions of nourishment and medicament, which not only accelerate the sucrose metabolism of the organism and synthesis of the protein and enzyme, but also increase the efficiency of the antibody and the growth of the sex gland. The health growth of the sex gland would in turn enhance muscular system development. The Traditional Chinese medicines have the effect of sterilizing and resisting the bacteria and adjusting the organism immunity function. As a result of these benefits, many countries are developing and researching the natural Traditional Chinese medicine feed additives.

         Compared with antibiotics and chemical compounds feed additives, the natural Traditional Chinese medicine feed additives have the following advantages:

        o non-diathesis antibacterial function which can not only sterilize and resist bacteria, but also adjust organism immunity function;

        o        no or little harmful remains;

        o pathogenic microbe can not generate the anti-medicine character easily; and

        o        the materials are abundant and can be used locally.

         We sell a plant polysaccharid and flavonoid extraction compound feed additive that is all natural with no side effects and that can be substituted for antibiotics and the chemical compounds which are added in animal feeds. We believe our product provides a number of benefits, including resolving the harmful remains problem of meat, eggs and milk that could be toxic to humans, efficiently reducing the content of the fat and cholesterol, improving the taste of livestock and birds and producing safe and healthy animal foods.

         Some of the features of our polysaccharid and flavonoid extraction compound are:

        o Substitute the antibiotics and chemical compounds which reduce the levels of medicines which are present in the remains of the livestock and birds products.

        o Improves growth and improve the disease-resistance of the animal.

        o Balance the micro-circumstance of the animal intestines which in turn prevents or aids in the resistance to diseases. The plant Oligosaccharide which is contained in our product can greatly promote the multiplication of the lactobacilli and bifidus and adjust the PH parameter in intestines. Large molecules biologic active substances such as plant alkaloid can restrain the growth of the pathogeny in intestines and prevent the occurrence of intestines deceases effectively.

        o Increase anti-stimulation response ability. It can relax the anti-stimulation action caused by high temperature and high density in breeding and can stabilize the production capability.

        o Reduce feeds cost. The product contains plant active substances such as flavonoid, multi-hydroxybenzene, which can restrain the growth of the mildew effectively, have an obvious function of food-luring. and largely increase the amount of food-taking. So it can reduce the dosage of the mildew-proof dose, acidification dose, anti-oxidizer, food-luring dose in the feeds.

         We also sell our brand of CIO2 food disinfector. ClO2, a chemical employed in both industrial and commercial applications, was developed successfully in 1985 by American Baihexing Company. It was regarded as a food disinfector by the European Environmental Protection Unit and the U.S. Environmental Protection Agency and was sanctioned as a food additive by the U.S. Food and Drug Administration. Japan, Australia, and the European countries followed and regarded it as the fourth generation of safe disinfector and food additive that substituted the chlorine serial disinfectors. Due to its good character, it was regarded as the A-grade safe additive by the World Health Organization and was strongly promoted on a global scale.

       China began to expand the use of the ClO2 disinfector at the beginning of the 1990s. In 1992, it was listed in health standard by the China National Food Additive Standard Committee. On February 19, 2004, we attended the Bird Flu convention conference organized by the Ministry of Agriculture in Beijing. The Ministry of Agriculture sanctioned our new ClO2 disinfector as a Ministry recommended product for Bird Flu prevention.

         Our Sunwin brand ClO2 disinfector is a steady ClO2 disinfector and can be used directly without activation and dilution. The traditional ClO2 disinfector requires a stability dose to stabilize it after production and needs to be activated and diluted before use. If it is not used in time after activation, the effective substances will be depleted thoroughly in four to six hours. Our product can restrain the chemical activity of the activated ClO2 and can control the ClO2 to release the effective compounds slowly. The product has a storage life of 18 months after dilution. At present, this steady ClO2 disinfector product has been used in a wide variety of disinfectant and sterilization applications including waste and sewage disposal and sterilization of food utensils.


         During fiscal year 2005 and the first two quarters of fiscal year 2006 we have been involved in reconstructing an additional veterinary production line into a new building. We will continue to be involved in this reconstruction and anticipate to move into our new facility during the third quarter of fiscal 2006 which may during such time disrupt our existing production. We do not anticipate to be in full production until December 2005.

         Our customers

         We sell our veterinary medicine products on a wholesale and retail to livestock and poultry farmers, retail veterinary product outlets and large scale cultivating businesses. Our principal customers include Chengde Chengxing Animal Hospital, Ha'erbin Donghui Veterinary Products Store, Xiantan Golddragon Veterinary Co. Ltd., Gao'an Aquatic Bureau, Shandong Veterinary Supervision Office and Hebei Veterinary Station. No customer accounts for more than 10% of our net revenues in this product category. We do not have contracts with our customers and sales are made under a purchase order arrangement. General payment terms for our veterinary medicine products range from prepaid prior to shipment to net 60. We will provide certain discounts to customers if a customer pays us three months in advance. The discount ranges from 2% to 3%. In the fiscal year of 2005 and the first quarter ended July 31, 2005 such discounts that Sunwin gave were minimal



         Raw Materials

         We purchase the raw materials for medicines and feed additives produced by us on the open market from a number of suppliers to ensure best price and high quality ingredients. For products which are based on traditional Chinese medicines, we use extract formulas produced by our traditional Chinese medicine formula extract group described below. We have not experienced any difficulty in obtaining the necessary raw materials for our veterinary medicine products.

         Traditional Chinese medicine formula extracts

         Our third product group is the manufacturing and sale of traditional Chinese medicine formula extracts. These extracts are used in products made for use by both humans and animals. For fiscal year ended April 30, 2005 and the first quarter ended July 31, 2005 this product group represented approximately 26% of our total net revenues.



         Traditional Chinese medicine is based on a "five element theory" and those elements are wood, earth, metal, fire, and water. Our bodies have two energy channels (meridians) representing organ systems in each of those five elements of nature. Optimally, these all work in balance and in synchronized harmony. In the process of defending against diseases for thousands of years, Chinese herbal medicine has been developed and systemized based upon theoretical principles as a means of both the prevention and treatment of illness and disease. A complex system of diagnostic methods take into consideration the person as a whole, not just isolated symptoms. A "pattern of disharmony" is discovered and treated accordingly. The aim is not necessarily to eliminate or alleviate symptoms. The objective, rather, is to increase both the ability to function and the quality of life. The restoration of harmony is integral to Chinese herbal medicine. After a diagnosis is made, herbs are selected and combined, or a well-known traditional formula is prescribed and the formula is adjusted to fit the patient's symptoms and diagnosis.

         Modern medical science is experiencing a change from biological research to biological-psychological-social research with traditional medical science playing a more important role than ever. Many modern chemical medicines contain high toxicities and present numerous side-effects. Purely chemical medicines are difficult, time consuming and expensive to develop. We believe that natural Chinese traditional medicines represent advantages over chemical medicines and that the process of combining herbal extraction and chemical medicines is becoming a popular alternative, following the current trends of "natural" and "green" products in a variety of industries.


         According to our research, there are over 400 different commonly used types of traditional Chinese medicine extracts. We manufacture and sell approximately 120 different extracts which can be divided into the following three categories:


        o        single traditional Chinese medicine extracts,
        o        compound traditional Chinese medicine extracts, and
        o purified extracts, including active parts and monomer compounds such as soy isoflavone.

   The following formula extracts and single extracts are our main products.


        Veterinary medicine products

        o Epimedium powder which is used to tonify the kidney, invigorate yang, strengthen muscles and bones and as anantiheumaitc,

        o mixed powder which is used to prevent and cure chronic respiratory failure caused by septicemia and infective bronchitis,

        o Sihuang mixed powder which is used to cure colibacillois and hypercathasis of poultry, and

        o mixed powder used to cure seasonal febrile diseases of poultry and bursa of fabricius and epiornitic,

        Medium products for human medicine

        o Astragalus root extracted powder which is used to replenish qi and keep yang-qi ascending, to consolidate superficial resistance to cause diuresis and to promote pus discharge and tissue regeneration,

        o Scutellaria root extracted powder which is used to remove heat, dampness and toxic substances, to purge intense heat and to prevent miscarriage,

        o Honeysuckle flower extracted powder which is used to remove heat and toxic substance and to dispel wind-heat,

        o Liquorice extracted powder which is used to tonify the middle-jiao and replenish qi to remove heat and toxic substance, to moisturize the lung and arrest cough, and to relieve spasm and pain, and

        o Hawthorn fruit extracted powder which is used to remove food stagnancy and blood stasis.

        Our customers


         We sell our traditional Chinese medicine formula extracts on a wholesale basis to domestic traditional Chinese medicine manufacturers and large animal pharmaceutical manufacturers. Our primary customers include Zhucheng Xinde Foreign Trade Co., Ltd., Shangdong Liuhe Feed Co., Ltd., Najing Traditional Chinese Medicine University, Taiyuan Hengfengqiang Bio-Tech Development Co., Ltd., Beijing Xiangshang Veterinary Factory and Hefei Huarui Co., Ltd. For the fiscal year ended April 30, 2005 and the first quarter ended July 31, 2005 revenues from one of our customer represented approximately 10% of our total net revenues from this product group. We do not have contracts with our customers and sales are made under a purchase order arrangement. We generally require 10% to 30% deposit at the time when the order is submitted, and offer payment terms of between six months to one year for the balance of the order. The accounts receivable generated by our veterinary medicine product group represents 70% to 80% of our total accounts receivable from time to time. We will provide certain discounts to customers if a customer pays us three months in advance. The discount ranges from 2% to 3%. In the fiscal year of 2005 and the first quarter ended July 31, 2005, such discounts that Sunwin gave were minimal.



         Raw materials

         The business of extraction of Chinese herbs is a fast growing industry in China following its membership in the WTO. Many industries, including pharmaceutical companies, chemical companies, health products companies, biological engineering companies and research and development institutions, have entered the field. A key factor to success in this industry is where the herb grows. "San Qi", a very popular herb, grows in Yun Nan province so many companies engaging in extraction have established operations there. For the same reason, the companies in Inner Mongolia are focusing on production of "Gan Cao" extraction, and most companies in Ji Lin province are preparing the extraction of ginseng while in Xin Jiang province, companies are extracting the "Ma Huang Su" and "Gan Cao".


         Currently, most raw material purchases are from the country's well-known herbal planting bases in the Shangluo Area of Shanxi Province which is located in Qinlin Area and nicknamed the Chinese Traditional Medicine Treasury, as well as the Haozhou Area of Anhui Province and the Anguo Area of Hebei Province, which are the two largest herbal markets of China. We purchase raw materials from a number of suppliers to ensure favorable pricing, steady supplies as well as quality materials.

         Formulation, Manufacturing and packaging

         We manufacture approximately 120 extracts used in traditional Chinese medicine. The production time is generally seven days. These formulas are either commonly used formulas published in the National Medicine Dictionary or utilizing the Shandong Province industry standards, as well as formulas which may have been developed by university research scientists or internally developed by our R & D personnel. Formulas developed by our company must first be approved by the Shandong Bureau of Quality and Technical Supervision prior to use in our products.

         The raw materials are subjected to a combined process involving a solid/liquid extraction step, followed by a liquid/liquid-purifying step to obtain the purified extract. Once the purification process has been completed, the extract is concentrated and re-filtering at which time it is ready for packaging and shipment to our customers. The extracts are bulk packaged in 25 kilogram barrels. We utilize just in time manufacturing for our traditional Chinese medicine extracts and do not maintain an inventory of finished products.

New Product Development

         We engage in new product development both through our internal research facilities and in partnership with a number of research facilities in the PRC including:

        o Shandong Medical University where are project is the joint development of molecular absorption purified rutoside,

        o Kelong Bio-Tech Co., Ltd. Biology and Physics Research Center of Chinese Acedemy of Science where the project is the joint development of soy bean oligosaccharide, and

        o Tianfulai Bio-Tech Technology Co. Ltd. (Beijing) where the project is the joint development of Traditional Chinese medicine polysaccharide anthone extracted powder for forage.


         We also utilize the research facilities of Beijing Medical University, China Agriculture University and Taiwan Renshan Bio-Tech Co. We pay for the use of these facilities on an as needed basis and the costs are included in our research and development expenses. For the fiscal years ended April 30, 2005 and 2004^ we spent approximately $171,000 and approximately $192,000, respectively, on research and development.

         Our research findings which were developed jointly with Kelong Bio-Tech Co. Ltd., Biology and Physics Research Center of the Chinese Acedemy of Science and other findings in Chinese traditional medicine have been industrialized one by one. Since 2000 we have successfully developed more than 40 veterinary medicines used to treat infectious bursa of fabricius of poultry, prevention and cure of bird influent disease and infection of digestive canal, prevention and cure chronic respiratory failure caused by septicemic and infective bronchitis. We have an additional nine new medications under development aimed at treating diseases caused by protozoon and seasonal febrile diseases of poultry and bursa of fabricius and epiornitic. Our current research and development projects include saikosponin, a liquid used for headaches and a capsule for bursa.

Competition

         All of our product groups operate in highly competitive markets. There are approximately 30 stevioside manufacturers in China, with only approximately 10 companies operating on a continuing basis. Of these 10 companies, our primary competitors are Huaxian Stevia Factory and Julong Stevia Company who, like our company, have an annual output of stevioside in excess of 100 tons. Other companies periodically enter the industry depending upon the market demand in that this part-time participant may choose to stop production when the market is in its downturn and the raw material is not available. This sporadic oversupply of product can adversely affect our market share. In addition to competing with other Chinese companies, we also compete with growers and processors in Japan, the world's largest market for stevioside. We believe we compete in this product segment based upon our production capabilities and product quality. In order to maintain our industry position and as we seek to increase our market share in both the domestic and international market, we have undertaken certain personnel reorganizations to improve our operations.

         Our principal competitors in the sale of veterinary medicine products are China Animal Husbandry Industry Co., Ltd., Qilu Animal Health Products Factory Co., Ltd. and Shinjaizhuang Huamu Animal Husbandry Co. Ltd. In addition, as China is a member of the WTO many good quality competitive products are imported into the Chinese market at reasonable prices. We believe we hold certain competitive advantages in this product segment based mainly on our manufacturing capacity and advanced technology. We have developed a number of new products for targeted markets and we have invested approximately RMB 10,000,000, or approximately $1,208,000, during the last two years in improvements in our manufacturing facility. We also focus on expanding our product offerings and quality control. In order to maintain what we believe to be a competitive position within this product segment we will need to change our existing product delivery system from tablets and injections to sprays which increases the convenience and accessibility for the end use. We also are challenged to broaden our product line to meet consumer demand and compete with foreign made products.

         The market in China for traditional medicine extracts is extremely competitive. According to official statistics, at peak time, there are more than 500 companies engaged in herb extraction in China. Companies in many different industries, including pharmaceutical companies, chemical companies, healthy products companies, herb extraction companies, biological engineering companies and research and development institutions, are now engaged in herb extraction. Our major competitors include Anhui Xuancheng Baicao Plants Industry & Trade Co., Ltd., Sichuan Shifangkangyuan Medicine Materials Co., Ltd. and Lanzhou Lantai Bio-Engineering Tech Co., Ltd. Most products from these companies are exported to overseas markets. Competitive factors primarily include price and quality. We believe that we are able to effectively compete in our market segment in China based upon the quality of the exclusive planting bases we have under contract and our reputation in the market place. Globally, as demand for our types of products expand we believe that we will be able to effectively compete against similar companies from other countries as a result of the lower costs of doing business in China, in particular the lower labor rates, and China's soil and growing conditions which enable us to produce high quality products.

         However, because the barriers to entry in the market are relatively low and the potential market is large, we expect continued growth in existing competitors in all of our product groups and the entrance of new competitors in the future. Many of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.

Intellectual Property

         Our success depends in part on our ability to protect our intellectual property which includes various raw materials purification technologies used in our products. Qufu has registered the Shengwang trademark with China National Patent, Trademark and Intellectual Property Office. To protect our proprietary rights, we rely generally on confidentiality agreements with employees and third parties, and agreements with consultants, vendors and customers, although we have not signed such agreements in every case. Despite such protections, a third party could, without authorization, utilize our propriety technologies without our consent. We can give no assurance that our agreements with employees, consultants and others who participate in the production of our products will not be breached, or that we will have adequate remedies for any breach, or that our proprietary technologies will not otherwise become known or independently developed by competitors.

Registration of Qufu as a joint venture in China



Prior to our acquisition of Sunwin Tech in April 2004, in February 2004 Sunwin Tech, acquired 80% of the capital stock of Qufu from Shandong Shengwang Pharmaceutical Corporation, Limited in exchange for shares of Sunwin Tech's common stock. Management has determined that it wishes to update the status of Qufu from a stock company to a joint venture which management believes will provide Qufu with certain advantages in its business and operations as joint ventures are generally perceived to be more financially stable enterprises. We have received a temporary operating license from the Chinese governmental agency. In order to complete the registration with the Chinese government, the Chinese government must verify that a cash investment has been made from Sunwin Tech (a foreign company) to Qufu equal to 80% of Qufu's registered capital which is presently approximately $1,973,287 (18 million RMB) before the government will grant Qufu the operating license as a joint venture. At July 31, 2005, Qufu received approximately $877,500 from our private offerings for this purpose. When the rest of funds of approximately $1,100,000 are available to Qufu, the operating license will be granted, of which there are no assurances we will able to receive the fund. The Chinese government may allow stock of a publicly traded US company to be used for the formation of the joint venture. If this is a case, the additional amount necessary for the formation of the joint venture is not required. In case Qufu is unable to receive the funds, we may lower Qufu's registered capital from $2,466,609 (20 million RMB) to $1,233,304 (10 million RMB) to complete the registration process. We believe that whether we complete the registration process or not will not materially affect our business operation and financial performance.




Government Regulation

         Our business and operations are located in the People's Republic of China. We are subject to state and local environmental laws related to certification of water release. We are subject to registration and inspection by The Ministry of Agriculture of China with respect to the manufacture and distribution of veterinary medicines and the State Food and Drug Administration of China (SFDA) with respect to the manufacturing and distribution of traditional Chinese medicine extracts. We are also licensed by the Shandong Provincial Government to manufacture veterinary medicine and stevioside. We are in substantial compliance with all provisions of those registrations, inspections and licenses and have no reason to believe that they will not be renewed as required by the applicable rules of the Central Government and the Shandong Province. In addition, our operations must conform to general governmental regulations and rules for private (non-state owned) companies doing business in China.

         PRC legal system

         Since 1979, many laws and regulations addressing economic matters in general have been promulgated in the PRC. Despite development of its legal system, the PRC does not have a comprehensive system of laws. In addition, enforcement of existing laws may be uncertain and sporadic, and implementation and interpretation thereof inconsistent. The PRC judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in the PRC, it may be difficult to obtain swift and equitable enforcement of such law, or to obtain enforcement of a judgment by a court of another jurisdiction. The PRC's legal system is based on written statutes and, therefore, decided legal cases are without binding legal effect, although they are often followed by judges as guidance. The interpretation of PRC laws may be subject to policy changes reflecting domestic political changes. As the PRC legal system develops, the promulgation of new laws, changes to existing laws and the preemption of local regulations by national laws may adversely affect foreign investors. The trend of legislation over the past 20 years has, however, significantly enhanced the protection afforded foreign investors in enterprises in the PRC. However, there can be no assurance that changes in such legislation or interpretation thereof will not have an adverse effect upon our business operations or prospects.

         Economic Reform Issues

         Since 1979, the Chinese government has reformed its economic systems. Because many reforms are unprecedented or experimental, they are expected to be refined and improved. Other political, economic and social factors, such as political changes, changes in the rates of economic growth, unemployment or inflation, or in the disparities in per capita wealth between regions within China, could lead to further readjustment of the reform measures. We cannot predict if this refining and readjustment process may negatively affect our operations in future periods.

         Over the last few years, China's economy has registered a high growth rate. Recently, there have been indications that rates of inflation have increased. In response, the Chinese government recently has taken measures to curb this excessively expansive economy. These measures have included devaluations of the Chinese currency, the RMB, restrictions on the availability of domestic credit, reducing the purchasing capability of certain of its customers, and limited re-centralization of the approval process for purchases of some foreign products. These austerity measures alone may not succeed in slowing down the economy's excessive expansion or control inflation, and may result in severe dislocations in the Chinese economy. The Chinese government may adopt additional measures to further combat inflation, including the establishment of freezes or restraints on certain projects or markets.

         To date reforms to China's economic system have not adversely impacted our operations and are not expected to adversely impact operations in the foreseeable future; however, there can be no assurance that the reforms to China's economic system will continue or that we will not be adversely affected by changes in China's political, economic, and social conditions and by changes in policies of the Chinese government, such as changes in laws and regulations, measures which may be introduced to control inflation, changes in the rate or method of taxation, imposition of additional restrictions on currency conversion and remittance abroad, and reduction in tariff protection and other import restrictions.

         China's Accession into the WTO

         On November 11, 2001, China signed an agreement to become a member of the World Trade Organization (WTO), the international body that sets most trade rules, further integrating China into the global economy and significantly reducing the barriers to international commerce. China's membership in the WTO was effective on December 11, 2001. China has agreed upon its accession to the WTO to reduce tariffs and non-tariff barriers, remove investment restrictions, provide trading and distribution rights for foreign firms, and open various service sectors to foreign competition. China's accession to the WTO may favorably affect our business in that reduced market barriers and a more transparent investment environment will facilitate increased investment opportunities in China, while tariff rate reductions and other enhancements will enable us to develop better investment strategies for our clients. In addition, the WTO's dispute settlement mechanism provides a credible and effective tool to enforce members' commercial rights.

         Our History

         We were incorporated in Nevada on August 27, 1987 under the name Network USA, Inc. for the purposes of completing a merger or other business combination with an operating entity. From our inception through April 2002 we did not conduct business. On April 9, 2002, we acquired 20% of One Genesis, Inc., a privately-held Texas real estate corporation, from one of our then principal stockholders in exchange for approximately 4,333,332 shares of our common stock. The shares of One Genesis, Inc. were sold on July 31, 2002 for $120,000 in cash.

         Following this transaction, we continued to direct our efforts towards the investment and development of real estate, initially in the Houston, Texas market and also considered possible transactions in which a privately held business would merge into our company in a transaction in which control of our company would change hands. During fiscal 2003, we entered into a letter of intent with Aerospace Technologies Limited, however, the letter of intent was eventually terminated prior to the closing of any transaction.

         Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech Group, Inc., a newly-formed Florida corporation, ("Sunwin Tech") from its shareholders, in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. Concurrent with the closing of this transaction, our officers and directors resigned and our current officers and directors were appointed to their positions. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal stockholders for $175,000, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin immediately prior to the closing. Following the transactions, the former Sunwin Tech shareholders own approximately 68 % of our issued and outstanding capital stock.

         Sunwin Tech owns 80% of Qufu Natural Green Engineering Company, Limited, a PRC company ("Qufu"). Sunwin Tech was organized in January 2004 and before that date did not have any business and operations. Effective February 1, 2004 Sunwin Tech acquired 80% of the capital stock of Qufu from Shandong Shengwang Pharmaceutical Corporation, Limited in exchange for 32,500,000 shares of Sunwin Tech's common stock. Shandong Shengwang Pharmaceutical Corporation, Limited is a minority shareholder of Qufu.

         In July 2004 following the transaction with Sunwin Tech, we changed the name of our company from Network USA, Inc. to Sunwin International Neutraceuticals, Inc.

         In March 2005, we entered into a letter of intent to acquire 55% of the outstanding shares of Jining Stevia Manufacturing Company in a share exchange. Jining Stevoa Manufacturing is a manufacturer of stevioside, a low calorie natural sweetener. Completion of the transaction is subject to the negotiation and execution of a mutually satisfactory stock exchange agreement, receipt of audited financial statements of Jining, receipt of necessary corporate approvals by both parties, satisfactory completion of due diligence, funds sufficient to satisfy a portion of the purchase price and other customary conditions of closing. We are currently in the very early stage of due diligence.

Property

         Our executive offices are located at 6 Youpeng Road, Qufu, Shandong, China. We rent approximately 71,000 square feet of commercial office, traditional Chinese medicine manufacturing and employee dormitory space, from Shandong Shengwang Pharmaceutical Corporation, Limited on a month to month basis. The amount of the rent is included in the $85,000 management fee we pay Shandong Shengwang Pharmaceutical Corporation, Limited. We believe that these facilities, and our new manufacturing facilities described below, are sufficient for our current needs.

         We have also established a research and development center at 6 Youpeng Road, Qufu, Shandong, China, to assist in our efforts to launch new products. Combining scientific research institutes abroad and domestic research, our goal is to expand product lines and offer technological services in coordination with our sales department. We employ a professional technology staff specializing in each production department to coordinate the efforts of our research and development department.


         We also rent from Shandong Shengwang Pharmaceutical Corporation, Limited on a month to month basis a building for our veterinary medicine manufacturing facility, which consists of approximately 30,000 square feet. The amount of the rent is included in the $85,000 management fee we pay Shandong Shengwang Pharmaceutical Corporation, Limited.

         We also intend to rent from Shandong Shengwang Pharmaceutical Corporation, Limited on a month to month basis a building adjacent to our principal offices for our additional veterinary medicine manufacturing facility under terms to be negotiated by the parties. We invested approximately $$81,874 for leasehold improvements to the building which consists of approximately 30,000 square feet.


         We also rent from Shandong Shengwang Pharmaceutical Corporation, Limited on a month to month basis a building for our stevioside manufacturing facility. We invested approximately $120,411 for leasehold improvements to the building, which consists of approximately 43,000 square feet. The amount of the rent is included in the $85,000 management fee we pay Shandong Shengwang Pharmaceutical Corporation, Limited.



Legal Proceedings

         We are not a party to any pending legal proceeding, nor are we aware of any legal proceedings being contemplated against us by any governmental authority. We are not aware of any legal proceeding in which any of our officers, directors, affiliates or security holders is a party adverse to us or in which any of them have a material interest adverse to us.

Employees


         As of September 15, 2005, we employed the following:


      Function

(1)  Management and administration                                      47
(2)  Manufacturing (including quality control) and production          250
(3)  Research and development                                            9
(4)  Sales and marketing                                                85
                                                                      ----

                                                               Total   391

         All employees are primarily based in Qufu, China while some managerial and sales staff work occasionally in other Chinese cities or overseas for different projects. Each full-time Chinese employee is a member of a local trade union. Labor relations have remained positive and we have not had any employee strikes or major labor disputes. Unlike trade union in western countries, trade unions in most parts of China are organizations mobilized jointly by the government and the management of the corporation.

                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors.

             Name                  Age               Position

         Laiwang Zhang             43               President and Chairman
         Dongdong Lin              31               CEO, Secretary and director
         Fanjun Wu                 31               Chief Financial Officer
         Chengxiang Yan            37               Director

         Laiwang Zhang. Mr. Zhang has served as our President and Chairman since April 30, 2004 and he has served as Chairman of our majority owned subsidiary Qufu Natural Green Engineering Company, Limited since January 2003. Mr. Zhang also serves as Chairman of Shandong Shengwang Pharmaceutical Corporation, Limited, a company engaged in the sale and distribution of Chinese herb medicines, since April 2000. Shandong Shengwang Pharmaceutical Corporation, Limited is a minority shareholder of our majority owned subsidiary Qufu. In 1996, Mr. Zhang founded Shandong Shengwang Group Corporation, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products. Since April 1996 he has been General Manager of this company. From April 1992 to April 1996 Mr. Zhang served as Manager of our subsidiary Shengya Veterinary Drugs Factory (formerly Shangong Qufu Veterinary Medicine Plant). From 1984 to 1992, Mr. Zhang served a President of Shandong Qufu Amylum Plant, a company that manufactures amylum. Mr. Zhang graduated from Shandong Technical University in 1984 with a Masters Degree in Engineering.

         Dongdong Lin. Ms. Lin has served as our CEO, Secretary and a member of our Board of Directors since February 2005. Ms. Lin served as Manager of the Technology Information Department of Shandong Shengwang Pharmaceutical Corporation, Limited, a company engaged in the sale and distribution of Chinese herb medicines, from January 2003 to December 2004. Shandong Shengwang Pharmaceutical Corporation, Limited is a minority shareholder of our majority owned subsidiary Qufu. Ms. Lin joined Shandong Shengwang Group Corporation in 1996, serving as a supervisor from April 1998 to April 2000, and Manager of the Department of Export and Import from April 2000 to December 2002. Ms. Lin holds a Bachelors Degree in Technology English from Haerbing Industry University and a Masters Degree in Economics from the China Academy of Social Science.

         Fanjun Wu. Ms. Wu has been our Chief Financial Officer since April 30, 2004. Since 1997, she has been employed by our subsidiary Qufu Natural Green Engineering Co., Ltd., serving as Director of Finance Section from 1997 to 1998 and thereafter as Chief Financial Officer. From 1992 to 1996, she was Director of Finance Section for our subsidiary Shengya Veterinary Drugs Factory (formerly Shandong Qufu Veterinary Medicine Plant).

         Chjengxiang Yan. Mr. Yan has been a member of our Board of Directors since April 30, 2004. Since 2001, he has served as a Director of Shandong Shenwang Pharmaceutical Corporation Limited, a company engaged in the sale and distribution of Chinese herb medicines. Shandong Shengwang Pharmaceutical Corporation, Limited is a minority shareholder of our majority owned subsidiary Qufu. From 1999 to 2004, he was the Director of the Marketing Department for that company. From 1996 to 1998, Mr. Yan was Director of the Marketing Department for Shandong Shengwang Group Corporation, a holding company with interests in companies operating in the areas of nutritional products, Chinese herb extracts, package products, animal health products, animal medicine and chemical products, and from 1993 to 1996, he was Director of the Marketing Section for our subsidiary Shengya Veterinary Drugs Factory (formerly Shangong Qufu Veterinary Medicine Plant). Mr. Yan graduated from Shandong Agriculture University in 1993 with a Bachelor's Degree in Farming.

         There are no family relationships between any of our officers and directors.

         All of our current management is located in the PRC and no member of our board of directors has previously served as an officer or a director of a U.S. public company. As a result of both the cultural differences between doing business in the PRC and doing business as a public company in the U.S. as well as the lack of experience of our board of directors with laws, rules and regulations which apply to public companies in the U.S., we are seeking to expand our board of directors to include qualified individuals who are also residents of the U.S.

U.S. Advisor


         In May and June 2005, under two separate agreements, we engaged China Direct Investments, Inc., which provides consulting and advisory services to assist us with operation and regulatory framework applicable to U.S. public companies. We selected China Direct Investments, Inc. in part because its staff includes Chinese-speaking individuals with experience in operation and regulatory framework applicable to U.S. public companies. The company has been engaged to advise our management in areas related to marketing and operational support in the U.S., media and public relations, financial advisory, SEC disclosure compliance and translation of all necessary documents relating to the foregoing. Under the terms of a two-month agreement we issued China Direct Investments, Inc. warrants to purchase 500,000 shares of our common stock at an exercise price of $.15 per share as compensation for their services relating to this registration statement. Under the terms of a twelve-month agreement, China Direct Investments, Inc. may receive an aggregate of 2,660,000 shares of our common stock pursuant to our Equity Compensation Plan, paid on a quarterly basis (August 31, November 30, February 28, and May 1) in arrears for services rendered in the amount 665,000 shares (which are not earned until the last day of the quarter) for so long as this agreement is in effect, as compensation for their services relating to mergers and acquisitions, general operations and regulatory framework applicable to U.S. public companies. James Wang, Marc Siegel and David Stein are the officers, directors and shareholders of China Direct Investments, Inc.


Director Independence, Audit Committee Of The Board Of Directors And Audit Committee Financial Expert

         None of the members of our Board of Directors are "independent" within the meaning of definitions established by the Securities and Exchange Commission. Our Board of Directors are presently comprised of individuals who were integral in either the start-up of our company or business of our subsidiaries, in the case of Mr. Zhang and Mr. Chjengxiang, or general business skills, in the case of Ms. Lin. As a result of our limited operating history and minimal resources, small companies such as ours generally have difficulty in attracting independent directors. In addition, we will require additional resources to obtain directors and officers insurance coverage which is generally necessary to attract and retain independent directors. As we grow, in the future our Board of Directors intends to seek additional members who are independent, have a variety of experiences and backgrounds, who will represent the balanced, best interests of all of our stockholders and at least one of which who is an "audit committee financial expert" described below.

         Our Board of Directors has also not yet established an Audit Committee, and the functions of the Audit Committee are currently performed by the entire Board of Directors. At such time as we expand our Board of Directors to include independent directors, we intend to establish an Audit Committee of our Board of Directors. We are not currently subject to any law, rule or regulation, however, requiring that all or any portion of our Board of Directors include "independent" directors, nor are we required to establish or maintain an Audit Committee of our Board of Directors.

         None of our directors is an "audit committee financial expert" within the meaning of Item 401(e) of Regulation S-B. In general, an "audit committee financial expert" is an individual member of the audit committee or Board of Directors who:

        o understands generally accepted accounting principles and financial statements,
        o is able to assess the general application of such principles in connection with accounting for estimates, accruals and reserves,
        o has experience preparing, auditing, analyzing or evaluating financial statements comparable to the breadth and complexity to our financial statements,
        o      understands internal controls over financial reporting, and
        o      understands audit committee functions.

Code of Ethics

         In April 2005, we adopted a Code of Ethics applicable to our Chief Executive Officer, principal financial and accounting officers and persons performing similar functions. A Code of Ethics is a written standard designed to deter wrongdoing and to promote:

        o       honest and ethical conduct,
        o full, fair, accurate, timely and understandable disclosure in regulatory filings and public statements,
        o       compliance with applicable laws, rules and regulations,
        o       the prompt reporting violation of the code, and
        o       accountability for adherence to the Code.

         A copy of our Code of Ethics is filed as an exhibit to the registration statement of which this prospectus forms a part, and we will provide a copy, without charge, to any person desiring a copy of the Code of Ethics, by written request to us at our principal offices.

EXECUTIVE COMPENSATION

                           Summary Compensation Table

         The table below sets forth information relating to the compensation paid by us during the past three fiscal years to: (i) the Chief Executive Officer; and (ii) each other executive officer who earned more than $100,000 during last three completed fiscal years ending April 30 (the "Named Executive Officers").

                                           Annual                                    Long-Term
                                           Compensation                              Compensation


                                                                   Restricted  Securities
Name and                                           Other Annual      Stock     Underlying         All
Principal             Fiscal    Salary     Bonus   Compensation      Awards     Options           Other
Position              Year      ($)        ($)         ($)             ($)       SAR (#)        Compensation
-------------------------------------------------------------------------------------------------------------------

Dongdong Lin (1)      2005      $6,000     -0-         -0-              -0-        -0-             -0-
-------------------------------------------------------------------------------------------------------------------

Baozhong Yuan(2)      2005      $4,500     -0-         -0-              -0-        -0-             -0-
             --       ---------------------------------------------------------------------------------------------
                      2004      $5,000     -0-         -0-              -0-        -0-             -0-

Richard J. Church(3)  2003      $6,000     -0-         -0-              -0-        -0-              -0-


(1) Ms. Lin has served as our Chief Executive Officer since February 2005.

(2) Mr. Yuan served as our Chief Executive Officer from April 30, 2004 to February 2005.

(3) Mr. Church served as president from April 2002 to April 30, 2004.


         The following table sets forth certain information with respect to stock options granted in fiscal 2005 to the Named Executive Officers.


                   Option Grants in Year Ended April 30, 2005
                               (individual grants)


                     NO. OF SECURITIES     % OF TOTAL OPTIONS/SARs
                    UNDERLYING OPTIONS      GRANTED TO EMPLOYEES      EXERCISE      EXPIRATION
     NAME              SARs GRANTED             IN FISCAL YEAR          PRICE          DATE

     ----            ----------------       ----------------------------------------------------------------
Dongdong Lin               0                        n/a                  n/a            n/a

Baozhong Yuan              0                        n/a                  n/a            n/a



         The following table sets forth certain information regarding stock options held as of April 30, 2005 by the Named Executive Officers.

             Aggregate Option Exercises in Year Ended April 30, 2005
                           and Year-End Option Values
                                NO. OF SECURITIES




                                            UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                      SHARES                      OPTIONS AT              IN-THE-MONEY OPTIONS AT
                     ACQUIRED     VALUE         APRIL 30, 2005                April 30, 2004
                        ON      REALIZED
NAME                 EXERCISE       $      EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
----                 --------       -      -----------  -------------    ----------- --------------
Dongdong Lin             0         n/a            n/a        n/a               n/a       n/a
Baozhong Yuan            0         n/a            n/a        n/a               n/a       n/a



STOCK OPTION PLAN

         On March 23, 2005, our Board of Directors authorized and adopted our 2005 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. We have currently reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 5,000,000 shares may be issued, unless the plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by us for other purposes.

         The plan is administered by our Board of Directors or an underlying committee. The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or committee.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only our employees are eligible to receive incentive options. In addition, the plan allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock grants may also be issued.

         Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

       All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.


         All plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee dies while our employee or within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.


         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier. If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier. If an optionee's employment terminates for any reason other than death or disability, the optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate. If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

         The plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.


         The Board of Directors or committee may amend, suspend or terminate the plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the plan. Further, no amendment to the plan which has the effect of increasing the aggregate number of shares subject to the plan (except for adjustments due to changes in our capitalization), or changing the definition of "eligible person" under the plan, may be effective unless and until approved by our stockholder in the same manner as approval of the plan was required. Any such termination of the plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan is approved by the Company's stockholders within one year of the Effective Date, all incentive stock options shall automatically be converted into non-qualified stock options. Unless the plan shall previously have been suspended or terminated by the Board of Directors, the plan, as it relates to grants of incentive stock options, terminates on March 23, 2015. As of September 15, 2005, 665,000 shares have been issued under the Plan.




Limitation on Liability and Indemnification Matters

         The Nevada Revised Statues allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

         (a) the officer or director conducted himself or herself in good faith;

         (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

         (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.
                                       45

        This provision limits our rights and the rights of our stockholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any stockholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws. Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

         Our articles of incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Nevada law.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Sunwin pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


             CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


         The minority shareholder of Qufu, which owns 20% of that company, is Shandong Shengwang Pharmaceutical Corporation Limited. Shandong Shengwang Pharmaceutical Corporation Limited is controlled by Shandong Shengwang Group Corporation, and our President and Chairman, Laiwang Zhang is the control person of both Shandong Shengwang Pharmaceutical Corporation Limited and Shandong Shengwang Group Corporation. In addition, the remaining members of our management have been employed by one of those two companies prior to or in conjunction with their duties at Qufu and our company. From time to time we engage in various financial and other transactions with these companies. At
July 31, 2005 our balance sheet which appears elsewhere in this prospectus reflects an amount due from related parties of $913,548 which represents the following transactions:

         * We have advanced Shandong Shengwang Pharmaceutical Corporation, Limited and Shangong Shengwang Group Corporation an aggregate of approximately $524,790 which relates to the construction and build-out of our new stevioside manufacturing facility. Shandong Shengwang Pharmaceutical Corporation, Limited holds the land use permit for the site and we rent the building from Shandong Shengwang Pharmaceutical Corporation, Limited. Of this amount, approximately $442,916 was used for the purchase of equipment installed at this new facility and approximately $81,874 was used for leasehold improvements to the facility and certain material purchases. The facility is completed, the equipment has been installed and tested, and production has begun at the facility. As of September 2005, the funds advanced for the purchase of equipment and leasehold improvements for this facility will be reclassified on our balance sheet from due from related parties to fixed assets. The funds advanced for raw material purchases, which total $66,447.69 at July 31, 2005, will be reclassified on our balance sheet from due from related parties to inventory upon receipt of the raw materials which is expected to occur prior to the end of calander 2005. We advanced the funds to these related parties for these purposes to permit us, in part, to take advantage of lower prices available to us through the stronger buying power provided by Shandong Shengwang Pharmaceutical Corporation, Limited and Shangong Shengwang Group Corporation. These funds are not escrowed and we are not entitled to any interest on the funds. If for any reason the raw materials are not subsequently delivered to us, the funds advanced for raw material purchases will be refunded to us by Shangong Shengwang Group Corporation. We presently anticipate that the stevioside upgrade and facility will not require any additional funds to complete.


         * We have advanced Shandong Shengwang Pharmaceutical Corporation, Limited and Shangong Shengwang Group Corporation an aggregate of approximately $322,311 which relates to the construction and build-out of a new manufacturing facility to be used for the production of veterinary medicine. Shandong Shengwang Pharmaceutical Corporation, Limited holds the land use permit for the site. Of this amount, approximately $201,900 was used for the purchase of equipment to be installed at this new facility and approximately $120,411 was used for leasehold improvements to the facility and certain material purchases. We will subsequent rent the facility from Shandong Shengwang Pharmaceutical Corporation, Limited under terms to be negotiated by the parties. At such time as the facility is completed, the equipment has been installed and tested, and the facility is ready for occupancy, which is presently estimated to be in December 2005, the funds advanced for the purchase of equipment and leasehold improvements will be reclassified on our balance sheet from due from related parties to fixed assets. These funds are not escrowed and we are not entitled to any interest on the funds. We presently anticipate that the veterinary medicine upgrade and facility will require USD $34,000 in additional capital from us.

         In addition to the foregoing, we paid Shandong Shengwang Pharmaceutical Corporation, Limited a management fee of $85,000 for the fiscal year ended April 30, 2005 which such amount is included in our general and administrative expenses in the financial statements appearing elsewhere in this prospectus. These management services include costs and services related to housing provided to certain of our non-management employees, government mandatory insurance for our employees and rent for certain facilities we use.

         Our management has great latitude in engaging in these related party transactions and we cannot assure you that in every instance the terms of these transactions are as beneficial to us as we may have received from non-affiliated third parties.



         In April and May 2005, under two separate agreements, we engaged China Direct Investments, Inc., which provides consulting and advisory services, to assist us with operation and regulatory framework applicable to U.S. public companies. Under the terms of a two-month agreement we issued China Direct Investments, Inc. warrants to purchase 500,000 shares of our common stock at an exercise price of $.15 per share as compensation for their services relating to this registration statement. Under the terms of a twelve-month agreement China Direct Investments, Inc. may receive an aggregate of 2,660,000 shares of our common stock pursuant to our Equity Compensation Plan, paid on a quarterly basis (August 31, November 30, February 28, and May 1) in arrears for services rendered in the amount 665,000 shares (which are not earned until the last day of the quarter) for so long as this agreement is in effect, as compensation for their services relating to mergers and acquisitions, general operations and regulatory framework applicable to U.S. public companies. Marc Siegel, a 9.2% shareholder of our company, James Wang and David Stein are officers, directors and principal shareholders of China Direct Investments, Inc.


                             PRINCIPAL SHAREHOLDERS


         At September 15, 2005 we had 44,032,276 shares of common stock issued and outstanding. The following table sets forth information known to us as of September 15, 2005 relating to the beneficial ownership of shares of our common stock by:


        o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
        o       each director;
        o       each executive officer; and
        o       all executive officers and directors as a group.

         Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of 6 Youpeng Road, Qufu, Shandong, China. We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them. Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the that date, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the that date, have been exercised or converted. Except as otherwise required by SEC rules relating to beneficial ownership, the table does not give effect to the issuance of up to 15,500,000 shares upon exercise of warrants.



Name and Address of                Amount                       Percent
Beneficial Owner            Beneficial Ownership                of Class

Laiwang Zhang                       9,592,302                     21.8%
Dongdong Lin                                0                      n/a
Chengxiang Yan                              0                      n/a
Fanjun Wu                                   0                      n/a
All officers and directors
   as a group (five persons)        9,592,302                     21.8%
Baozhang Yuan (1)                   3,969,234                        9%
Lei Zhang (2)                       3,969,234                        9%
Xianfeng Kong                       3,969,234                        9%
Alpha Capital Aktiengellschaft (4)  3,500,000                      7.9%
Marc Siegel (5)                     4,035,000                      9.2%



*        represents less than 1%

(1) Mr. Yuan served as our CEO and a member of our board of directors from April 2004 until February 2005. Mr. Yuan's address is 6 Youpeng Road, Qufu, Shandong, China.

(2) Mr. Zhang served as our Secretary from April 2004 until February 2005. Mr. Zhang's address is 6 Youpeng Road, Qufu, Shandong, China.

(3) Mr. Kong served as our Treasurer and a member of our board of directors from April 2004 until December 2004. Ms. Kong's address is 6 Youpeng Road, Qufu, Shandong, China.


(4) Alpha Capital Aktiengellschaft owns 3,500,000 shares of our common stock and Class A Common Stock Purchase Warrants to purchase an additional 5,250,000 shares of our common stock at an exercise price of $0.15 per share. The resale of all of these shares, including the shares underlying the warrant, is covered by this prospectus. Alpha Capital Aktiengellschaft has agreed to limit the number of shares of our common stock acquired by the holder upon exercise of the warrants and is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Until such time as its holdings are below this threshold or it waives this requirement, Alpha Capital Aktiengellschaft cannot exercise the warrant. Accordingly, this amount does not include 5,250,000 shares issuable upon exercise of the warrant. Mr. Konrad Ackerman has voting and dispositive control over securities owned by Alpha Capital Aktiengellschaft. Alpha Capital Aktiengellschaft's address is Pradafant 7, 9490 Furstentums, Vaduz, Lichtenstein.

(5) Includes:

        o 850,000 shares of our common stock presently outstanding, 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share and 600,000 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.17 per share owned by Edge Capital Partners Ltd.,

        o 250,000 shares of our common stock presently outstanding, and 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants with an exercise price of $0.15 per share which are owned by Marc Siegel IRA,

        o 500,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share owned by China Direct Investments, Inc.


        o         420,000 shares of our common stock owned by Edge LLC.


        o 665,000 shares of our common stock issued on August 31, 2005 to Chine Direct Investments, Inc. pursuant to our Equity Compensation Plan under the terms of a Consulting Agreement with China Direct Investments, Inc.

         Does not include 1,995,000 shares of our common stock issuable pursuant to our Equity Compensation Plan under the terms of a Consulting Agreement with China Direct Investments, Inc. which have not yet vested.


         Mr. Siegel has voting and dispositive control over securities owned by each of Edge Capital Partners Ltd., Marc Siegel IRA, China Direct Investments and Edge LLC. The number of shares beneficially owned by Mr. Siegel excludes any securities owned by Alvin Siegel, Marc Siegel's father, or Progress Partners, Inc., a company controlled by Alvin Siegel. Please see footnotes 7 and 21 to the table appearing on pages 47 and 48 later in this prospectus under "Selling Security Holders." Mr. Siegel's address is 5301 N. Federal Highway, Suite 120, Boca Raton, FL 33487.

                            DESCRIPTION OF SECURITIES
General

         The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 200,000,000 shares of common stock, par value $.001 per share, and 1,000,000 shares of preferred stock, par value $.001 per share. As of September 15, 2005 44,032,276 shares of common stock and no shares of preferred stock were issued and outstanding.




Common Stock

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefore. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Preferred Stock

         We are authorized to issue up to 1,000,000 shares of preferred stock having such designations, rights, preferences, powers and limitations as may be determined by the board of directors at the time of designation. Our board of directors, without further stockholder approval, may issue preferred stock in one or more series from time to time and fix or alter the designations, relative rights, priorities, preferences, qualifications, limitations and restrictions of the shares of each series. The rights, preferences, limitations and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and other matters. Our board of directors may authorize the issuance of preferred stock which ranks senior to our common stock for the payment of dividends and the distribution of assets on liquidation. In addition, our board of directors can fix limitations and restrictions, if any, upon the payment of dividends on our common stock to be effective while any shares of preferred stock are outstanding. The rights granted to the holders of any series of preferred stock could adversely affect the voting power of the holders of common stock and issuance of preferred stock may delay, defer or prevent a change in our control.

         No preferred stock has yet been designated or issued, and we have no plans to issue any preferred stock at this time or in the near future.

Common Stock Purchase Warrants

         Class A Common Stock Purchase Warrants

         In April and May 2005, we issued Class A Common Stock Purchase Warrants to purchase an aggregate of 14,000,000 shares of our common stock. The terms of these warrants provide:

        o they are exercisable for a period of five years at $0.15 per share,

        o following the date of this prospectus and providing that the holder can sell the shares underlying the warrants pursuant to this prospectus, the exercise price of the warrants is payable only in cash. Otherwise, the warrants may be exercised by the holder using the optional cashless exercise provision which permits the holder, rather than paying the exercise price in cash, the option of surrendering a number of warrants equal to the exercise price of the warrants being exercised,

        o the number of shares issuable upon the exercise and the exercise price per share are subject to adjustment in the event we issue additional shares of common stock as a dividend or other distribution or for stock splits or combinations,

        o the number of shares of our common stock and the exercise price of the warrant are also subject to adjustment in the event we issue additional shares of our common stock or any other securities which are convertible or exercisable into shares of our common stock at a per share price less than the exercise price of the warrant, other than in certain specific instances, in which event the exercise price of the warrant would be reset to the lower price, and

        o the holders contractually agreed to limit the exercise of the warrants so that upon the exercise the holder's beneficial ownership would not exceed 4.99% of our common stock outstanding at the time of exercise, subject to a waiver of this limitation by the holder upon 61 days notice to us, and

        o if we fail to maintain an effective registration statement of which this prospectus is a part for the time periods required by the subscription agreement, or if the holder is unable to exercise the warrant as a result of our failure to maintain an effective registration statement, upon written demand by the holder we are obligated to pay the holder a sum equal to the closing price of our common stock on the trading day immediately preceding the notice, less the original purchase price of $0.10 per share.

         Other Outstanding Common Stock Purchase Warrants

         In July 2004, we issued two-year common stock purchase warrants to purchase an aggregate of 1,500,000 shares of our common stock with an exercise price of $0.167 per share. These warrants contain standard anti-dilution protection for the warrant holder in the event of stock splits, recapitalization or reorganization by us.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 66 Exchange Place, Salt Lake City, Utah 84111. Our transfer agent may be reached by telephone at 801-355-5740.

                            SELLING SECURITY HOLDERS

June 2004 Offering

         In July 2004, we sold 2.5 units to three accredited investors in a private transaction resulting in gross proceeds to us of $120,000. Each unit consisted of 600,000 shares of our common stock and two-year common stock purchase warrants to purchase 600,000 shares of our common stock at an exercise price of $0.167 per share. This transaction resulted in the issuance of an aggregate of 1,500,000 shares of our common stock and warrants to purchase an additional 1,500,000 shares. A description of the terms of the warrants is contained earlier in this prospectus under "Description of Securities - Common Stock Purchase Warrants - Other Outstanding Common Stock Purchase Warrants" beginning on page 42.

         The shares and warrants were sold to a total of three investors, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Each investor was provided access to business and financial information about us and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transactions.

         The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations, including Regulation D thereunder, as transactions by an issuer not involving a public offering.

March 2005 Offering

         On April 12, 2005, we completed an $875,000 financing consisting of 8,750,000 shares of our common stock at $.10 per share, and Class A Common Stock Purchase Warrants to purchase an additional 13,125,000 shares. Each warrant entitles the holder to purchase one share of common stock for a period of five years, at an exercise price of $.15 per share, subject to adjustment. A description of the terms of the warrants is contained earlier in this prospectus under "Description of Securities - Common Stock Purchase Warrants - Class A Common Stock Purchase Warrants" beginning on page 41. The net proceeds from the transaction will be used for general working capital purposes.

         The shares and warrants were sold to a total of 12 investors, each of whom we had reasonable grounds to believe was an "accredited investor" within the meaning of Rule 501 of Regulation D under the Securities Act. Each investor was provided access to business and financial information about us and had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in our company. Each certificate evidencing securities issued to the investors included a legend to the effect that the securities were not registered under the Securities Act and could not be resold absent registration or the availability of an applicable exemption from registration. No general solicitation or advertising was used in connection with the transactions. We paid unaffiliated finders a total of $87,500, in cash, and issued certain finders Class A Common Stock Purchase Warrants to purchase a total of 375,000 shares of common stock, exercisable at $.15 per share, subject to adjustment. One of the investors in the private offering received a finders fee and finders warrants. We also paid $15,000 in legal fees to the investors' counsel.

         The issuance of the shares and warrants was exempt from the registration requirements of the Securities Act by reason of Section 4(2) of the Securities Act and the rules and regulations, including Regulation D thereunder, as transactions by an issuer not involving a public offering.

         We agreed to file a registration statement covering the shares of common stock and the shares issuable upon exercise of the Class A Common Stock Purchase Warrants. This prospectus is part of that registration statement. In the event the registration statement was not filed by May 23, 2005 or does not become effective by October 5, 2005, we will be liable for the payment of liquidated damages in the amount of $18,000 per month, until the deficiency is cured. The transaction documents also provide for the payment of liquidated damages to the investors in certain events, including our failure to maintain an effective registration statement covering resale of the common stock or shares issuable upon exercise of the warrants, and our failure to deliver un-legended shares to the investors as and when required under the agreements. For the period ending on the earlier of 365 days from the date of this prospectus or until all of the shares purchased by the investors, including shares underlying the Class A Common Stock Purchase Warrants, have been resold or transferred by the investors either pursuant to this prospectus or under Rule 144 without regard to volume limitations, we have agreed not to file any additional registration statements, other than the registration statement of which this prospectus is a part, without the consent of the investors.

         For a period not to exceed one year from the date of this prospectus, we have granted the investors a one-year preferential right to participate in any proposed sale by us of our common stock on the same terms and conditions as are offered by a third party, other equity securities, obligations convertible or exercisable for equity securities or debt obligations except in connection with certain specified excepted issuance set forth as follows:

        o full or partial consideration in connection with a strategic merger, consolidation or purchase of substantially all of the securities or assets of a corporation or other entity,

        o our issuance of securities in connection with a strategic license agreement or other partnering agreement so long as the issuance is not for the purpose of raising capital,

        o our issuance of common stock or the issuance or grant of options to purchase our common stock pursuant to stock option plans and employee stock purchase plans which presently exist or may be adopted which permit the issuance of up to 5,000,000 shares of our common stock, or

        o       the exercise of the Class A Common Stock Purchase Warrants.


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

         If we should issue any shares of our common stock, or securities convertible or exercisable into shares of our common stock at a price per common share or exercise price per common share which is less than $0.10 per share, or less than $0.15 per share in the instance of the Class A Common Stock Purchase Warrants, without the consent of the investors who continue to own shares or Class A Common Stock Purchase Warrants, we have agreed to issue the investors additional shares and/or warrants to protect against our future issuance of common stock or securities convertible into common stock at less than the $.10 per share purchase price of the common stock and/or $.15 per share exercise price of the warrants, respectively. We have also agreed to file a registration statement covering these additional shares of common stock within 45 days from the issuance date of the shares.

Selling Security Holders

         The following table sets forth:

        o       the name of each selling security holder;
        o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants;
        o the number of shares being offered by each selling security holder; and
        o the number of shares to be owned by each selling security holder following completion of this offering.

         Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon our records and information provided by our transfer agent.

         We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holders will sell all of the shares owned by them that are being offered hereby, but will not sell any other shares of our common stock that they presently own. We do not believe that any of the selling security holders are broker-dealers or affiliated with broker-dealers.

         The shares of common stock being offered have been registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering.

                                    Number         Percentage          Shares      Shares to      Percentage
Name of Selling                    of shares      owned before         to be      be owned        owned after
Security Holder                     owned          offering           offered   after offering      offering
---------------                     -----            --------         -------   --------------      --------
Lake Street Fund, L.P. (1)          2,500,000        5.6%            2,500,000          0                n/a
Fred L. Astman (2)                  1,250,000        2.8%            1,250,000          0                n/a
George L. Williams I.R.A. (3)       1,250,000        2.8%            1,250,000          0                n/a
Monarch Capital Fund Ltd. (4)       2,500,000        5.6%            2,500,000          0                n/a
Richard J. Church (5)               2,599,196        5.9%            2,599,196          0                n/a
Edge Capital Partners Ltd. (6)      1,825,000        4.1%            1,825,000          0                n/a
Alvin Siegel (7)                      625,000        1.4%              625,000          0                n/a
Paul Prager (8)                       625,000        1.4%              625,000          0                n/a
Marc Siegel (9)                       625,000        1.4%              625,000          0                n/a
Sharon Standowski (10)                625,000        1.4%              625,000          0                n/a
Osher Capital, Inc. (11)              737,500        1.7%              737,500          0                n/a
Alpha Capital Aktiengellschaft (12) 3,500,000        7.9%            8,750,000          0                n/a
Era Capital Management, Inc. (13)     595,000        1.3%              595,000          0                n/a
China Direct Investments,Inc (14)   1,165,000        2.6%              500,000    665,000                1.5%
CIIC Investment Banking
services Company
Shanghai), Limited (15)             1,000,002        2.3%            1,000,002          0                n/a
David Stein (16)                      130,002          *               130,002          0                n/a
Edge LLC (17)                         420,000          *               420,000          0                n/a
Genesis Technology Group, Inc. (18) 1,500,000        2.7%            1,500,000          0                n/a
Michael L. Mead  (19)                 275,806          *               275,806          0                n/a
Libra Finance, S.A. (20)               87,500          *                87,500          0                n/a
Progress Partners, Inc. (21)          750,000        1.7%              750,000          0                n/a
vFinance Investments, Inc. (22)        30,000          *                30,000          0                n/a
Yewen Xi (23)                       1,050,000        2.4%           1, 050,000          0                n/a
                                                                    ----------

                                                                      30,250,006
                                                                    ==========


*        represents less than 1%

(1) The number of shares owned and offered includes 1,000,000 shares of our common stock presently outstanding and 1,500,000 shares of our common stock issuable upon the exercise of our Class A Common Stock Purchase Warrants which have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. Scott Hood has voting and dispositive control over securities owned by Lake Street Fund, L.P.

(2) The number of shares owned and offered includes 500,000 shares of our common stock presently outstanding and 750,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us.

(3) The number of shares owned and offered includes 500,000 shares of our common stock presently outstanding and 750,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. George L. Williams has voting and dispositive control over securities owned by George L. Williams I.R.A.

(4) The number of shares owned and offered includes 1,000,000 shares of our common stock presently outstanding and 1,500,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Solomon Eisenberg has voting and dispositive control over securities owned by Monarch Capital Fund Ltd.

(5) The number of shares owned and offered includes 1,474,196 shares of our common stock presently outstanding, of which 724,196 shares were received as compensation for business development and advisory services, and 1,125,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. Church served as an executive officer and director of our company from May 2000 until April 2004.

(6) The number of shares owned and offered includes 850,000 shares of our common stock presently outstanding, 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share and 600,000 shares of our common stock issuable upon the exercise of outstanding common stock purchase warrants with an exercise price of $0.167 per share. The number of shares of our common stock acquired by the holder upon exercise of the Class A Common Stock Purchase Warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge Capital Partners Ltd. The number of shares beneficially owned by Edge Capital Partners Ltd. as disclosed in this footnote exclude any holdings of Mr. Siegel individually or the holdings of Marc Siegel IRA, China Direct Investments or Edge LLC, entities over which he holds voting and dispositive power. See footnotes 9, 14 and 17 to this table.

(7) The number of shares owned and offered includes 250,000 shares of our common stock presently outstanding and 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. The shares owned by Mr. Siegel excludes securities owned by Progress Partners, Inc. as disclosed in footnote 21 to this table.

(8) The number of shares owned and offered includes 250,000 shares of our common stock presently outstanding and 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us.

(9) The number of shares owned and offered includes 250,000 shares of our common stock owned by Marc Siegel IRA which are presently outstanding, 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. Siegel has voting and dispositive control over securities owned by Marc Siegel IRA. The number of shares beneficially owned by Marc Siegel IRA, as disclosed in this footnote exclude any holdings of Mr. Siegel individually or the holdings of Edge Capital Partners Ltd., China Direct Investments or Edge LLC, entities over which he holds voting and dispositive power. See footnotes 6, 14 and 17 to this table.

(10) The number of shares owned and offered includes 250,000 shares of our common stock presently outstanding and 375,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us.

(11) The number of shares owned and offered includes 250,000 shares of our common stock presently outstanding and 487,500 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. Osher Capital Inc. received 112,500 of these warrants as partial compensation for a finders' fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Mr. Yisroel Kluger has voting and dispositive control over securities owned by Osher Capital Inc.

(12) Alpha Capital Aktiengellschaft owns 3,500,000 shares of our common stock and Class A Common Stock Purchase Warrants to purchase an additional 5,250,000 shares of our common stock at an exercise price of $0.15 per share. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Accordingly, the number of share beneficially owned does not include 5,250,000 shares issuable upon exercise of the warrant and the number of shares to be offered does include 5,250,000 shares issuable upon exercise of the warrant. Mr. Konrad Ackerman has voting and dispositive control over securities owned by Alpha Capital Aktiengellschaft.


(13) The number of shares owned and offered includes 420,000 shares of our common stock presently outstanding, received as compensation for business development and advisory services, and 175,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. Era Capital Management, Inc. received these warrants as partial compensation for a finders' fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Lei Li has voting and dispositive control over securities owned by Era Capital Management, Inc. Ms. Lei Li is the spouse of James Wang. Mr. Wang disclaims beneficial ownership of all such shares.


(14) The number of shares owned and offered includes 500,000 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants that have an exercise price of $0.15 per share. China Direct Investments received these warrants as compensation under a consulting agreement for advisory services rendered or to be rendered for a two-month period. Messrs. James Wang, David Stein and Marc Siegel have voting and dispositive control over securities owned by China Direct Investments. The number of shares owned beneficially by China Direct Investments as disclosed in this footnote includes 665,000 share of common stock issuable under the terms of a consulting agreement, and excludes any holdings of Messrs. Wang, Stein or Siegel or other entities affiliated with them over which they have voting and dispositive control, and excludes 1,995,000 shares of our common stock issued under the terms of a Consulting Agreement which have not yet been earned. Please see footnotes 6, 9, 13, 16 and 17 to this table. China Direct Investments is an advisor to our company. Please see "Management - U.S. Advisor" beginning on page 33 of this prospectus.



(15) The number of shares owned and offered includes 1,000,002 shares of our common stock which are presently outstanding and received in satisfaction of a debt due CIIC Investment Banking Services Company (Shanghai) Limited by our company. Professor Shan Ting Ting has voting and dispositive control over securities owned by CIIC Investment Banking Services Company (Shanghai) Limited. The shares beneficially owned by CIIC Investment Banking Services Company (Shanghai) Limited excludes any securities owned by Genesis Technology Group, Inc., a joint venture partner in this company. See footnote 18 to this table.

(16) The number of shares owned and offered includes 130,002 shares of our common stock which are presently outstanding and received as compensation for business development and advisory services. The number of shares owned beneficially by Mr. Stein as disclosed in this footnote excludes any securities owned by China Direct Investment, an entity over which he has voting and dispositive control. Please see footnote 14 to this table.

(17) The number of shares owned and offered includes 420,000 shares of our common stock which are presently outstanding and received as compensation for business development and advisory services. Mr. Marc Siegel has voting and dispositive control over securities owned by Edge LLC. The number of shares beneficially owned by Edge LLC as disclosed in this footnote exclude any holdings of Mr. Siegel individually or the holdings of Edge Capital Partners Ltd., China Direct Investments or Marc Siegel IRA, entities over which he holds voting and dispositive power. See footnotes 6, 9 and 14 to this table.

(18) The number of shares owned includes 900,000 shares of our common stock presently outstanding and 600,000 shares of our common stock underlying common stock purchase warrants exercisable at $0.167 per share. Mr. Gary Wolfson holds voting and dispositive power over securities held by Genesis Technology Group, Inc. The number of shares beneficially owned by Genesis Technology Group, Inc. excludes any securities owned by CIIC Investment Banking Services Company (Shanghai) Limited, a company of which Genesis Technology Group, Inc. is a joint venture partner. Please see footnote 15 to this table.

(19) The number of shares owned and offered includes 275,806 shares of our common stock which are presently outstanding and received as compensation for business development and advisory services. Mr. Mead served as an executive officer and director of our company from May 2000 until April 2004.

(20) The number of shares owned and offered includes 87,500 shares of our common stock issuable upon the exercise of Class A Common Stock Purchase Warrants. Pacific Rim Partners, Inc. received these warrants as partial compensation for a finder's fee. The number of shares of our common stock acquired by the holder upon exercise of the warrants is limited to the extent necessary to ensure that following the exercise the total number of shares of our common stock beneficially owned by the holder at any one time does not exceed 4.99% of our issued and outstanding common stock subject to a waiver of this limitation by the holder upon 61 days notice to us. Seymour Braun has the voting and dispositive control over securities owned by Libra Finance. S.A.

(21) The number of shares owned and offered includes 750,000 shares of our common stock which are presently outstanding and received as compensation for business development and advisory services. Mr. Alvin Siegel holds voting and dispositive control over securities owned by Progress Partners, Inc. The securities owned beneficially by Progress Partners, Inc. excludes securities owned by Mr. Siegel individually. Please see footnote 7 above.

(22) The number of shares owned and offered includes 30,000 shares of our common stock which are presently outstanding and received as compensation for business development and advisory services. Leonard Sokolou has the voting and dispositive control over securities owned by vFinance Investments, Inc.

(23) The number of shares owned and offered includes 750,000 shares of our common stock which are presently outstanding, of which 450,000 shares were received as compensation for business development and advisory services, and 300,000 shares of our common stock underlying common stock purchase warrants with an exercise price of $0.167 per share.

         None of the selling security holders are broker-dealers or affiliates of broker-dealers, other than vFinance Investments, Inc., an investment banking firm which is a member of the NASD, and received the securities as compensation for business development and advisory services.

         None of these firms or individuals have any arrangement with any person to participate in the distribution of such securities. None of the selling security holders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates, other than as described previously in this section.

                              PLAN OF DISTRIBUTION

         The selling security holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling security holders may use any one or more of the following methods when selling shares:

        o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
        o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
        o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
        o an exchange distribution in accordance with the rules of the applicable exchange;
        o       privately negotiated transactions;
        o       settlement of short sales;
        o broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
        o       a combination of any such methods of sale; and
        o       any other method permitted pursuant to applicable law.

         The selling security holders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus. Broker-dealers engaged by the selling security holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealers may agree to sell a specified number of such shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for us or a selling stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions, which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above, in the over-the-counter markets or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with such resales, broker-dealers may pay to or receive from the purchasers of such shares, commissions as described above. In the event that shares are resold to any broker-dealer, as principal, who is acting as an underwriter, we will file a post-effective amendment to the registration statement of which this prospectus forms a part, identifying the broker-dealer(s), providing required information relating to the plan of distribution and filing any agreement(s) with such broker-dealer(s) as an exhibit. The involvement of a broker-dealer as an underwriter in the offering will require prior clearance of the terms of underwriting compensation and arrangements from the Corporate Finance Department of the National Association of Securities Dealers, Inc.

         The selling security holders may, from time to time, pledge or grant a security interest in some or all of the shares or common stock or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424 (b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling security holders to include the pledgee, transferee or other successors-in-interest as selling security holders under this prospectus.

         The selling security holders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus.

         The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933. The selling security holders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

         We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling security holders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of September 15, 2005, we had 44,032,276 shares of common stock issued and outstanding. Of the issued and outstanding shares, approximately 33,117,276 shares of our common stock (21,920,004 of which are owned by our officers, directors and principal stockholders) have been held for in excess of one year and will be available for public resale pursuant to Rule 144 promulgated under the Securities Act commencing 90 days following the date of this prospectus. As of the date of this prospectus, the 14,750,006 shares being offered by selling security holders can be publicly transferred. Not included in the foregoing are 15,500,000 shares issuable on exercise of outstanding warrants. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

         In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years may sell them without volume limitation or the need for our reports to be current.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The legality of the securities offered by this prospectus will be passed upon for us by Schneider Weinberger & Beilly LLP, Boca Raton, Florida.

                                     EXPERTS

         Our financial statements as of and for the years ended April 30, 2005 and 2004^ included in this prospectus has been audited by Sherb & Co. LLP, independent registered public accounting firm, as indicated in their report with respect thereto, and have been so included in reliance upon the report of such firm given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

         The registration statement, including all exhibits, and other materials we file with the SEC, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 100 F. Street,
 N.E., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

                  Public Reference Room Office
                  100 F. Street, N.E.
                  Room 1024
                  Washington, D.C. 20549

         You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F. Street, N.E., Room 1024, Washington, D.C. 20549. Callers in the United States can also call 1-800-732-0330 for further information on the operations of the public reference facilities.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.

Until _________, 2005 (45 days after the date of this prospectus), all dealers that effect transactions these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                TABLE OF CONTENTS

                                                  Page

Prospectus Summary..........................
Risk Factors................................
Use of Proceeds.............................        30,250,006 SHARES
Market for Common Stock                            SUNWIN INTERNATIONAL
   and Dividend Policy......................        NEUTRACEUTICALS, INC.
Forward-Looking Statements..................
Management's Discussion and
  Analysis or Plan of Operation.............
Business....................................           PROSPECTUS
Management..................................
Executive Compensation......................
Certain Transactions........................
Principal Shareholders......................
Description of Securities...................
Selling Security Holders....................         ________________, 2005
Plan of Distribution........................
Shares Eligible for Future Sale.............
Legal Matters...............................
Experts.....................................
Additional Information......................
Financial Statements........................    F-1

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Nevada Revised Statutes allows us to indemnify each of our officers and directors who are made a party to a proceeding if:

        (a) the officer or director conducted himself or herself in good faith;

        (b) his or her conduct was in our best interests, or if the conduct was not in an official capacity, that the conduct was not opposed to our best interests; and

        (c) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. We may not indemnify our officers or directors in connection with a proceeding by or in our right, where the officer or director was adjudged liable to us, or in any other proceeding, where our officer or director are found to have derived an improper personal benefit.

        Our by-laws require us to indemnify directors and officers against, to the fullest extent permitted by law, liabilities which they may incur under the circumstances described above.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as express in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The estimated expenses in connection with the distribution of the securities being registered, all of which are payable by Sunwin, are as follows:

SEC Registration and Filing Fee..........................................$   523
Legal Fees and Expenses*..................................................25,000
Accounting Fees and Expenses*.............................................10,000
Financial Printing*........................................................5,000
Transfer Agent Fees*.......................................................1,000
Blue Sky Fees and Expenses*................................................2,500
Miscellaneous*.............................................................

          TOTAL..........................................................$44,023
                                                                         =======

* Estimated

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

         Following are all issuances of securities by the small business issuer during the past three years which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws. The recipients had access to business and financial information concerning our company. No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act or the availability of an applicable exemption therefrom. Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

         In April 2002, we acquired 20% of One Genesis, Inc., a privately-held Texas real estate corporation, from one of our then principal stockholders in exchange for 4,333,332 shares of our common stock.

         Effective on April 30, 2004, we acquired 100% of the issued and outstanding shares of Sunwin Tech from its shareholders, in exchange for approximately 17,000,000 shares of our common stock which resulted in a change of control of our company. In connection with the transaction, Sunwin Tech purchased 4,500,000 shares of our common stock owned by our former principal shareholders, and, at the closing, Sunwin Tech distributed the 4,500,000 shares to Messrs. Baozhong Yuan, Xianfeng Kong and Lei Zhang (former officers and directors) and Laiwang Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         On April 30, 2004, we issued 1,000,002 shares of our common stock to an unaffiliated third party in satisfaction of $100,000 due that party by our company. We valued these shares at $0.10 per share. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.

         On April 30, 2004, we also issued an aggregate of 2,125,002 shares of our common stock to eight individuals and entities as compensation for business development and advisory services under agreements for services rendered or to be rendered for a six-month period. We valued these shares at $0.10 per share, resulting in consulting expense of $112,500 for fiscal 2004 and deferred consulting expense of $100,000. These issuances included 709,680 shares issued to Mr. Richard J. Church and 290,322 shares issued to Mr. Michael L. Mead, former officers and directors of our company. The securities were issued in reliance on an exemption from registration provided by Section 4(2) and Regulation D of the Securities Act.

         On May 1, 2004, we issued an aggregate of 1,500,000 shares of our common stock to two companies and one individual as compensation under one year consulting agreements. Included in these issuances were 300,000 shares of our common stock issued to Genesis Technology Group, Inc. as compensation for their services to us as an advisor to our company, which services were terminated December 2004. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act. We valued these shares at $150,000.

         In July 2004, we sold 2.5 units to three accredited investors in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption available under Section 4(2) and Regulation D of the Securities Act. Each unit consists of 600,000 shares of our common stock and two-year common stock purchase warrants to purchase 600,000 shares of our common stock at an exercise price of $0.167 per share. This transaction resulted in the issuance of an aggregate of 1,500,000 shares of our common stock and warrants to purchase an additional 1,500,000 shares. We received gross proceeds of $120,000.

         In April 2005, we sold 8,750,000 shares of our common stock at $.10 per share, and issued five year common stock purchase warrants to purchase an additional 13,125,000 shares at an exercise price of $0.15 per share to 12 accredited investors in a private transaction exempt from registration under the Securities Act in reliance on an exemption provided by Section 4(2) of the Securities Act and the rules and regulations, including Regulation D thereunder, as transactions by an issuer not involving a public offering. We paid unaffiliated finders a total of $87,500, in cash, and issued certain finders five-year warrants to purchase a total of 375,000 shares of common stock, exercisable at $.15 per share, subject to adjustment. The net proceeds from the transaction will be used for general working capital purposes.

         In May 2005, we issued five-year warrants to purchase 500,000 shares of our common stock, at an exercise price of $.15 per share, to China Direct Investments, Inc. as compensation under a consulting agreement for advisory services rendered or to be rendered for a two month period. We valued these shares at $39,221. The securities were issued in reliance on an exemption from registration provided by Section 4(2) of the Securities Act.


          On August 31, 2005, we issued 665,000 shares of our common stock, to China Direct Investments, Inc. as compensation under a consulting agreement for advisory services rendered. We valued these shares at $73,150. The securities were issued in reliance on an exemption from registration provided by
Section 4(2) of the Securities Act.



ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No        Description of Document
----------        -----------------------

3.1               Articles of Incorporation (1)
3.2               Certificate of Amendment to Articles of Incorporation (2)
3.3               By-Laws (1)
4.1               Form of Class A Common Stock Purchase Warrant **
4.2               Form of $0.167 common stock purchase warrant**
5.1               Opinion of Schneider Weinberger & Beilly LLP *
10.1              Share Exchange Agreement dated April 30, 2004 between Network
                  USA, Inc. and the shareholders of Sunwin Tech Group,  Inc. (3)
10.2              Intentionally Omitted
10.3              Consulting Agreement with Genesis Technology Group, Inc. (4)
10.4              Form of Stevia rebaudiana Planting Agreement (4)
10.5              Stock Purchase Agreement between Sunwin Tech Group, Inc., Qufu
                  Natural Green Engineering Company, Limited and
                  Shandong Shengwang Pharmaceutical Group Corporation (4)
10.6              2005 Equity Compensation Plan (5)
10.7              Form of Subscription Agreement **
10.8              Consulting Agreement with China Direct Investments, Inc.**
10.9              Consulting Agreement with China Direct Investments, Inc. (6)
14.1              Code of Ethics **
21                Subsidiaries*
23.1              Consent of Sherb & Co. LLP *
23.2              Consent of Schneider Weinberger & Beilly LLP (included in
                  Exhibit 5.1)*

----------------------------------
*          filed herewith
**       previously filed


(1) Incorporated by reference to the Form 10-KSB for the fiscal year ended April 30, 2000

(2) Incorporated by reference to the Form 8-K/A as filed with the SEC on July 30, 2004.

(3) Incorporated by reference to the Report on Form 8-K as filed with the SEC on May 12, 2004.

(4) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2004.

(5) Incorporated by reference to the Report on Form 8-K as filed with the SEC on April 28, 2005.


(6) Incorporated by reference to the Annual Report on Form 10-KSB for the fiscal year ended April 30, 2005.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant also undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Qufu, Shandong, China on September 27 , 2005.


                   SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC.


                                            By:      /s/ Dongdong Lin
                                                     --------------------------
                                                    Dongdong Lin,
                                                    Principal Executive Officer

                                            By:      /s/ Fanjun Wu
                                                     --------------------------
                                                     Fanjun Wu,
                                                    Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                               TITLE                        DATE
---------                               -----                        ----

/s/ Laiwang Zhang            President and Chairman,          September 27, 2005
---------------------------
Laiwang Zhang
/s/ Dongdong Lin             CEO, principal executive officer September 27, 2005
---------------------------  Secretary and director
Dongdong Lin


/s/ Fanjun Wu                   Chief Financial Officer and   September 27, 2005
---------------------------     principal accounting officer
Fanjun Wu

/s/ Chengxiang Yan              Director                      September 27, 2005
---------------------------
Chengxiang Yan

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS









                                                     CONTENTS


       Report of Independent Registered Public Accounting Firm...............F-2

       Consolidated Financial Statements:

           Consolidated Balance Sheet........................................F-3

           Consolidated Statements of Operations.............................F-4

           Consolidated Statements of Stockholders' Equity...................F-5

           Consolidated Statements of Cash Flows.............................F-6

       Notes to Consolidated Financial Statements....................F-7 to F-24

      Consolidated Balance Sheet
                  July 31, 2005 (Unaudited).................................F-25
      Consolidated Statements of Operations (Unaudited)
                  For the Three Months Ended July 31, 2005 and 2004.........F-26
      Consolidated Statements of Cash Flows (Unaudited)
                  For the Three Months Ended July 31, 2005 and 2004.........F-27

      Notes to Unaudited Consolidated Financial Statements................F18-36

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Sunwin International Neutraceuticals, Inc.
Shandong, China


     We have audited the accompanying consolidated balance sheet of Sunwin International Neutraceuticals, Inc. as of April 30, 2005, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended April 30, 2005 and 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purposes of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sunwin International Neutraceuticals, Inc. and Subsidiaries as of April 30, 2005, and the results of their operations and their cash flows for the years ended April 30, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.



                                                           /s/Sherb & Co., LLP
                                                   Certified Public Accountants

Boca Raton, Florida
July 22, 2005




                                                        F-2





           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                 April 30, 2005



                                             ASSETS
CURRENT ASSETS:
    Cash                                                                                                   $  1,674,298
    Accounts receivable (net of allowance for doubtful accounts of $1,037,851)                                1,814,820
    Inventories, net                                                                                          2,843,889
    Due from related parties                                                                                  1,044,687
    Prepaid expenses and other                                                                                  697,658
                                                                                                  ----------------------

        Total Current Assets                                                                                  8,075,352

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $1,754,457)                                        2,762,133
                                                                                                  ----------------------

        Total Assets                                                                                       $ 10,837,485
                                                                                                  ======================


                              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Loans payable                                                                                          $    592,541
    Accounts payable and accrued expenses                                                                     1,876,529
    Income taxes payable                                                                                        515,412
    Advances from customers                                                                                      11,514
                                                                                                  ----------------------

        Total Current Liabilities                                                                             2,995,996

OTHER PAYABLES                                                                                                  130,188
                                                                                                  ----------------------

        Total Liabilities                                                                                     3,126,184
                                                                                                  ----------------------

MINORITY INTEREST                                                                                             1,933,149
                                                                                                  ----------------------

STOCKHOLDERS' EQUITY:
    Preferred stock ($.001 Par Value; 1,000,000 Shares Authorized;
        No shares issued and outstanding)                                                                             -
    Common stock ($.001 Par Value; 200,000,000 Shares Authorized;
        43,367,276 shares issued and outstanding)                                                                43,367

    Additional paid-in capital                                                                                1,265,687
    Retained earnings                                                                                         4,472,069

   Other comprehensive loss - foreign currency                                                                  (2,971)
                                                                                                 ----------------------

        Total Stockholders' Equity                                                                            5,778,152
                                                                                                  ----------------------

        Total Liabilities and Stockholders' Equity                                                         $ 10,837,485
                                                                                                  ======================


                         See notes to consolidated financial statements
                                               F-3

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS




                                                                                           For the Years
                                                                                           Ended April 30,
                                                                              ------------------------------------------

                                                                                     2005                  2004
                                                                              -------------------   --------------------

NET REVENUES                                                                        $ 12,114,006           $ 10,887,670

COST OF SALES                                                                          8,378,838              7,749,821
                                                                              -------------------   --------------------

GROSS PROFIT                                                                           3,735,168              3,137,849
                                                                              -------------------   --------------------

OPERATING EXPENSES:
     Stock-based consulting expense                                                      220,000                112,500
     Selling expenses                                                                    923,114              1,007,466
     General and administrative                                                          967,226              1,044,139
                                                                              -------------------   --------------------

        Total Operating Expenses                                                       2,110,340              2,164,105
                                                                              -------------------   --------------------

INCOME FROM OPERATIONS                                                                 1,624,828                973,744

OTHER INCOME (EXPENSE):
     Other income                                                                         59,094                 48,349
     Interest expense, net                                                               (62,054)               (59,228)
                                                                              -------------------   --------------------

        Total Other Income (Expense)                                                      (2,960)               (10,879)
                                                                              -------------------   --------------------

INCOME BEFORE INCOME TAXES                                                             1,621,868                962,865

PROVISION FOR INCOME TAXES                                                              (513,373)              (352,713)
                                                                              -------------------   --------------------

INCOME BEFORE MINORITY INTEREST                                                        1,108,495                610,152

MINORITY INTEREST IN INCOME OF SUBSIDIARY                                               (279,381)              (144,842)
                                                                              -------------------   --------------------

NET INCOME                                                                             $ 829,114              $ 465,310
                                                                              ===================   ====================

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
      Net income per common share - basic                                                 $ 0.02                 $ 0.03
                                                                              ===================   ====================
      Net income per common share - diluted                                               $ 0.02                 $ 0.03
                                                                              ===================   ====================

     Weighted Common Shares Outstanding - basic                                       34,987,824             17,040,051
                                                                              ===================   ====================
     Weighted Common Shares Outstanding - diluted                                     36,224,370             17,040,051
                                                                              ===================   ====================





                 See notes to consolidated financial statements
                                       F-4

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   For the Years Ended April 30, 2005 and 2004



                                       Common Stock, $.001 Par Value
                                       ----------------------------- Additional                           Other           Total
                                        Number of                      Paid-in   Retained     Deferred   Comprehensive Stockholders'
                                         Shares         Amount        Capital    Earnings   Compensation    Loss          Equity
                                        --------------- ---------   ------------ ----------  ----------  ----------    ------------

Balance, April 30, 2003                  17,000,004     $ 17,000     $ 15,500   $ 3,177,645        $ -        $ -      $ 3,210,145

Issuance of common stock pursuant
   to share exchange agreement           11,492,268       11,492     (106,492)            -         -          -          (95,000)

Common stock issued for debt              1,000,002        1,000       99,000             -          -          -          100,000

Common stock issued for services          2,125,002        2,125      210,375             -   (100,000)         -          112,500

Net income for the year                           -            -            -        465,310         -          -          465,310
                                        --------------- ---------  ------------- -----------  ----------  ----------    ------------

Balance, April 30, 2004                  31,617,276       31,617      218,383      3,642,955   (100,000)        -        3,792,955

Common stock issued for services          1,500,000        1,500      148,500              -   (150,000)        -                -

Contributed capital                               -            -        6,489              -          -         -            6,489

Sales of common stock in
   private placement                     10,250,000       10,250      892,315              -          -         -          902,565

Amortization of deferred
   compensation                                   -            -            -              -     250,000        -          250,000

Comprehensive income:
    Net income for the year                       -            -            -        829,114           -        -          829,114

    Foreign currency translation
    adjustment                                    -            -            -              -           -    (2,971)         (2,971)
                                        --------------- ---------  ------------- -----------  ----------  ----------    ------------

Balance, April 30, 2005                  43,367,276      $ 43,367  $ 1,265,687   $ 4,472,069         $ -  $ (2,971)     $ 5,778,152
                                        =============== ==========  ============ =========== ============ ===========   ============



                 See notes to consolidated financial statements
                                       F-5

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                            For the Years
                                                                                            Ended April 30,
                                                                                  --------------------------------------
                                                                                           2005                2004
                                                                                  ------------------  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                            $ 829,114           $ 465,310
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                        291,415             510,667
       Stock-based consulting                                                               250,000             112,500
       Minority interest                                                                    278,083             144,841
       Allowance for doubtful accounts                                                     (539,048)             18,700
    Changes in assets and liabilities:
       Accounts receivable                                                                1,347,264            (473,547)
       Inventories                                                                        1,033,328             276,089
       Prepaid and other current assets                                                    (117,128)             29,239
       Due from related parties                                                            (530,902)           (271,091)
       Other assets                                                                          12,077             (12,077)
       Accounts payable and accrued expenses                                               (376,697)           (154,834)
       Income taxes payable                                                                 515,412                   -
       Advances to customers                                                             (1,018,862)            307,760
       Accounts payable - long-term                                                            (102)                  -
                                                                                  ------------------  ------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                                 1,973,954             953,557
                                                                                  ------------------  ------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Investment related to acquisition                                                             -             (95,000)
    Capital expenditures                                                                   (981,634)           (602,639)
                                                                                  ------------------  ------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                (981,634)           (697,639)
                                                                                  ------------------  ------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of common stock                                                      902,565                   -
    Proceeds from loans payable                                                                   -           1,184,300
    Payments on loans payable                                                              (760,694)         (1,045,690)
                                                                                  ------------------  ------------------

NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                                             141,871             138,610
                                                                                  ------------------  ------------------

EFFECT OF EXCHANGE RATE ON CASH                                                              (2,971)                  -
                                                                                  ------------------  ------------------

NET INCREASE IN CASH                                                                      1,131,220             394,528

CASH  - beginning of year                                                                   543,078             148,550
                                                                                  ------------------  ------------------

CASH - end of year                                                                      $ 1,674,298           $ 543,078
                                                                                  ==================  ==================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATON:
    Cash paid for:
       Interest                                                                            $ 62,054            $ 59,228
                                                                                  ==================  ==================
               Income taxes                                                                     $ -           $ 406,084
                                                                                  ==================  ==================

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATON:
    Common stock issued for debt                                                                $ -           $ 100,000
                                                                                  ==================  ==================
            Contributed capital paid for services                                           $ 6,489                 $ -
                                                                                  ==================  ==================




                 See notes to consolidated financial statements.
                                       F-6

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Sunwin International Neutraceuticals, Inc. (the "Company") was incorporated on August 27, 1987 in the State of Nevada as Network USA, Inc. (Network). The Company does not have any substantive operations of its own and substantially all of its primary business operations are conducted through its 80%-owned subsidiary, Qufu Natural Green Engineering Company Limited and its subsidiaries ("Qufu").

On April 30, 2004, under a Share Exchange Agreement, the Company issued 17,000,004 shares of the Company's common stock for the acquisition of all of the outstanding capital stock of Sunwin Tech Group, Inc., ("Sunwin") a Florida corporation, from its four shareholders: Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang. For financial accounting purposes, the exchange of stock was treated as a recapitalization of Sunwin with the former shareholders of the Company retaining 11,492,268 or approximately 36.3% of the outstanding stock. The consolidated financials statements reflect the change in the capital structure of the Company due to the recapitalization and the consolidated financial statements reflect the operations of the Company and its subsidiaries for the periods presented.

In connection with the transaction, Sunwin purchased 4,500,000 shares of the common stock of Network USA owned by the former principal shareholders of Network for $175,000, and, at the closing, Sunwin distributed the 4,500,000 shares to Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin immediately prior to the closing.

Effective July 27, 2004 Network changed its name to Sunwin International Neutraceuticals, Inc. The Company filed an amendment to its Articles of Incorporation on July 12, 2004 to change its name, and to increase the number of shares of common stock it is authorized to issue to 200,000,000 shares, $.001 par value per share.

Also, effective July 27, 2004, the Company effected a six for one (6:1) forward stock split of its issued and outstanding common stock. Each stockholder of record at the close of business on July 27, 2004 will receive five additional shares of common stock for each share of common stock held. All share and per-shares information has been restated to reflect this forward stock split.

On January 26, 2004, effective February 1, 2004, the Company entered into a Stock Purchase Agreement with Shandong Shengwang Pharmaceutical Group Corporation ("Shandong"), a 90% shareholder of Qufu and its subsidiaries. Qufu is a Chinese limited liability company with principal offices in Qufu City, Shandong, China. Qufu was founded in July 1999 and was re-registered in January 2004 in order to change its capital structure. Under this agreement, Shandong exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech Group, Inc. ("Sunwin") with a fair market value of $95,000. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin is treated as the continuing entity.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004



NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES (Continued)

The Company (Continued)

The Company has an 80% ownership in Qufu Natural Green Engineering Company, Limited ("Qufu"), a company organized under the laws of the Peoples Republic of China. Qufu is engaged in the areas of essential traditional Chinese medicine, 100 percent organic herbal medicine, nutraceutical products, natural sweetener (stevioside), and animal medicine prepared from 100% organic herbal ingredients.

Basis of presentation

The consolidated statements include the accounts of Sunwin International Neutraceuticals, Inc and its wholly and partially-owned subsidiaries. All significant inter-company balances and transactions have been eliminated.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2005 and 2004 include the allowance for doubtful accounts and the useful life of property, plant and equipment.

Cash and cash equivalents

For purposes of the consolidated statements of cash flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less and money market accounts to be cash equivalents.

Accounts receivable

Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2004, the allowance for doubtful accounts was $1,037,851.

Inventories

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the first-in, first-out method.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         (Continued)

Fair value of financial instruments

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosures of information about the fair value of certain financial instruments for which it is practicable to estimate the value. For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation.

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable and accrued expenses, loans and amounts due from related parties approximate their fair market value based on the short-term maturity of these instruments.

Income taxes

The Company files federal and state income tax returns in the United States for its domestic operations, and files separate foreign tax returns for the Company's Chinese subsidiaries. Income taxes are accounted for under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns.

Income per Share

Net income per common share for the years ended April 30, 2005 and 2004 is based upon the weighted average common shares and dilutive common stock equivalents outstanding during the year as defined by Statement of Financial Accounting Standards, Number 128 "Earnings Per Share." As of April 30, 2005, there were warrants to purchase 15,000,000 shares of common stock, which dilute future earnings per share.

Property and Equipment

Property and equipment are stated at cost. Depreciation and amortization are provided using the straight-line method over the estimated economic lives of the assets, which are from five to twenty years. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred. In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Customer Deposits

Customer deposits at April 30, 2005 of $11,514 consist of a prepayment to the Company for merchandise that had not yet shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The functional and reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Qufu, is the local currency. The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented because the Chinese dollar (RMB) fluctuates with the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at April 30, 2004 and 2003 was not material.

On July 21, 2005, China let the Chinese RMB to fluctuate ending its decade-old valuation peg to the U.S. dollar. The new RMB rate reflects an approximately 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

Comprehensive loss

The Company uses Statement of Financial Accounting Standards No. 130 (SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders', changes in paid-in capital and distributions to stockholders.
                                      F-10

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions in the United States and China. As of April 30, 2005, bank deposits in the United States exceeded federally insured limit by $407,277. At April 30, 2005, the Company had approximately $1,167,021 in China bank deposits, which may not be insured. The Company has not experienced any losses in such accounts through April 30, 2005. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Stock based compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Research and development

Research and development costs are expensed as incurred and amounted to $171,335 and $192,257 for the years ended April 30, 2005 and 2004, respectively, and are included in general and administrative expenses on the accompanying statements of operations.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES (Continued)

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended April 30, 2005 and 2004 totaled approximately $212,865 and $150,203, respectively.

Minority Interest

Under generally accepted accounting principles when losses applicable to the minority interest in a subsidiary exceed the minority interest in the equity capital of the subsidiary, the excess is not charged to the majority interest since there is no obligation of the minority interest to make good on such losses. The Company, therefore, has included losses applicable to the minority interest against its interest since the minority owners have no obligation to make good on the losses. If future earnings do materialize, the Company shall be credited to the extent of such losses previously absorbed.

Shipping and costs

Shipping costs are included in selling and marketing expenses and totaled $273,992 and $194,430 for the years ended April 30, 2005 and 2004, respectively.

Recent accounting pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. SFAS No. 151 amends the guidance in ARB No.43, Chapter 4, Inventory Pricing, to clarify the accounting for abnormal amounts of idle facility expense, freight, handing costs, and spoilage. This statement requires that those items be recognized as current period charges regardless of whether they meet the criterion of "so abnormal" which was the criterion specified in ARB No. 43. In addition, this Statement requires that allocation of fixed production overheads to the cost of production be based on normal capacity of the production facilities. This pronouncement is effective for the Company beginning October 1, 2005. The Company does not believe adopting this new standard will have a significant impact to its consolidated financial statements.

In December 2004, the FASB issued FASB Statement No. 123R, "Share-Based Payment, an Amendment of FASB Statement No. 123" ("FAS No. 123R"). FAS No. 123R requires companies to recognize in the statement of operations the grant- date fair value of stock options and other equity-based compensation issued to employees. FAS No. 123R is effective beginning in the Company's second quarter of fiscal 2006. The Company is in process of evaluating the impact of this pronouncement on its financial position.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent accounting pronouncements (continued)

In December 2004, the FASB issued SFAS Statement No. 153, "Exchanges of Non-monetary Assets." The Statement is an amendment of APB Opinion No. 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. The Company believes that the adoption of this standard will have no material impact on its financial statements.

In March 2004, the Emerging Issues Task Force ("EITF") reached a consensus on Issue No. 03-1, "The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments." The EITF reached a consensus about the criteria that should be used to determine when an investment is considered impaired, whether that impairment is other-than-temporary, and the measurement of an impairment loss and how that criteria should be applied to investments accounted for under SFAS No. 115, "Accounting In Certain Investments In Debt and Equity Securities." EITF 03-01 also included accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. Additionally, EITF 03-01 includes new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the Financial Accounting Standards Board (FASB) delayed the accounting provisions of EITF 03-01; however the disclosure requirements remain effective for annual reports ending after June 15, 2004. The Company believes that the adoption of this standard will have no material impact on its financial statements.

NOTE 2 - INVENTORIES

At April 30, 2005, inventories consisted of the following:


         Raw materials                  $      1,798,607
         Finished goods                        1,106,600
                                          --------------
                                               2,905,207


         Less: reserve for
          obsolete inventory                    (61,318)
                                          --------------
                                       $      2,843,889
                                          ==============

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 3 - PROPERTY AND EQUIPMENT

At April 30, 2005, property and equipment consisted of the following:

                                        Estimated Life
         Office Furniture                 7 Years           $        1,989
         Auto and Truck                  10 Years                    3,802
         Manufacturing Equipment          7 Years                2,958,019
         Building                        20 Years                  430,810
         Office Equipment                 5 Years                   58,750
         Construction in Process              -                  1,063,220
                                                            --------------------
                                                                       4,516,590

         Less: Accumulated Depreciation                         (1,754,457)
                                                            --------------------

                                                            $    2,762,133

For the years ended April 30, 2005 and 2004, depreciation expense amounted to $291,415 and $510,667, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

Due from related parties

The minority shareholder of Qufu, which owns 20% of that company, is Shandong Shengwang Pharmaceutical Corporation Limited. Shandong Shengwang Pharmaceutical Corporation Limited is controlled by Shandong Shengwang Group Corporation, and the Company's President and Chairman, Laiwang Zhang, is the control person, of both Shandong Shengwang Pharmaceutical Corporation Limited and Shandong Shengwang Group Corporation. In addition, the remaining members of the Company's management have been employed by one of those two companies prior to or in conjunction with their duties at Qufu and our company.

From time to time the Company advance funds to Shandong Shengwang Pharmaceutical Corporation, Limited and certain of its affiliated entities to effectuate the purchase of equipment and hiring of construction services for the Company at advantageous prices through the buying power provided by Shandong Shengwang Pharmaceutical Corporation, Limited in connection with the Company building an additional manufacturing line. At April 30, 2005, Shandong Shengwang Pharmaceutical Corporation, Limited owed the Company $1,044,687 for advances we made that corporation for the purchase of equipment and hiring of construction services on the Company's behalf.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 5 - ACQUISITIONS

On January 26, 2004, effective February 1, 2004, the Company entered into a Stock Purchase Agreement with Shandong Shengwang Pharmaceutical Group Corporation ("Shandong"), a 90% shareholder of Qufu Natural Green Engineering Company Limited and its subsidiaries ("Qufu"). Qufu is a Chinese limited liability company with principal offices in Qufu City, Shandong, China. Under this agreement, Shandong exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech Group, Inc. with a fair market value of $95,000. The Company accounted for this acquisition using the purchase method of accounting. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin is treated as the continuing entity.


NOTE 6 - LOANS PAYABLE

Loans payable consisted of the following at April 30, 2005:

Note to Bank of China dated February 8, 2005, due in monthly installments through February 8, 2006.  Interest rate at 6.90%. Secured
by equipment                                                                                 $ 247,390

Note to Qufu City Credit Union dated August 14, 2004, due in monthly installments on August 15, 2005.  Interest rate at 6.34%. Secured by
equipment                                                                                       114,644

Note to Yao Town Credit Union dated July 3, 2004, due on July 2, 2005.
Interest rate at 5.58%. Secured by equipment                                                      6,034


Note to Qufu City Department of Treasury dated June 29, 2004, due on                            103,795
Jun 28, 2006. Interest rate at 5.58%. Secured by equipment


Note to Bank of China dated August 24, 2004, due in monthly                                     120,678
installments through August 23, 2005.  Interest rate at 6.6750%.                              ----------
Secured by equipment

     Total                                                                                    $ 592,541
                                                                                              ==========

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 7 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carryforwards. SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company's subsidiaries in China are governed by the Income Tax Law of the People's Republic of China concerning Foreign Investment Enterprises and Foreign Enterprises and local income tax laws (the "PRC Income Tax Law"). Pursuant to the PRC Income Tax Law, wholly-owned foreign enterprises are subject to tax at a statutory rate of 33% (30% state income tax plus 3% local income tax).

The Company has a minimal net operating loss carryforward for tax purposes at April 30, 2005 expiring through the year 2025. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carryforwards after a change in control (generally greater than a 50% change in ownership).

The table below summarizes the differences between the Company's effective tax rate and the statutory federal rate as follows for years ended April 30, 2005 and 2004:

                                                  2005              2004
                                             --------------- -------------------

        Computed "expected" tax expense          34.0 %                34.0 %
        State income taxes                        5.0 %                 5.0 %
        Other permanent differences             (39.0)%               (39.0)%
        Foreign income taxes                     32.0 %                36.0%
                                             --------------- -------------------

        Effective tax rate                       32.0%                  36.0%
                                            ================ ===================

NOTE 8 - STOCKHOLDERS' EQUITY

Preferred stock

The Company is authorized to issue 1,000,000 shares of Preferred Stock, par value $.001, with such designations, rights and preferences as may be determined from time to time by the Board of Directors.

Common Stock

On July 27, 2004, the Company's board of directors approved a 6 for 1 forward stock split. All per share data included in the accompanying consolidated financial statement have been adjusted retroactively to reflect the forward split.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 8 - STOCKHOLDERS' EQUITY (continued)

Common Stock (continued)

On April 30, 2004, the Company issued 1,000,002 shares of common stock for debt. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share. In connection with these shares, the Company reduces a loan payable by $100,000.

On April 30, 2004, the Company granted 2,125,002 shares of common stock to consultants for business development and marketing services. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share. In connection with these shares, for the years ended April 30, 2005 and 2004, the Company recorded stock-based consulting expense of $100,000 and $112,500, respectively.

On May 1, 2004, the Company entered into three one-year consulting agreements with third party consultants for business development services and for management services relating to the payment of professionals for legal and accounting services. In connection with these consulting agreements, the Company granted an aggregate of 1,500,000 shares of common stock. The Company valued these shares at the quoted trading price on the date of grant of $0.10 per common share. For the year ended April 30, 2005, in connection with these shares, the Company recorded stock-based consulting expense of $120,000 and professional fees of $30,000 (included in general and administrative expense).

On July 27, 2004, the Company's board of directors approved a 6 for 1 forward stock split. All per share data included in the accompanying consolidated financial statement have been adjusted retroactively to reflect the forward split.

In July 2004, the Company sold 2.5 units to three accredited investors in a private transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption available under Regulation D. Each unit consists of 600,000 shares of our common stock and two-year common stock warrants to purchase 600,000 shares of our common stock at an exercise price of $0.167 per share. As of July 15, 2004, the Company issued 1,500,000 shares of common stock and granted 1,500,000 warrants for net proceeds of $120,000.

On April 12, 2005, the Company completed an $875,000 financing consisting of 8,750,000 shares of our common stock at $.10 per share, and Class A Common Stock Purchase Warrants to purchase an additional 13,125,000 shares. Each warrant entitles the holder to purchase one share of common stock for a period of five years, at an exercise price of $.15 per share, subject to adjustment. In connection with this financing, the Company received net proceeds of $780,000.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 8 - STOCKHOLDERS' EQUITY (continued)

Stock Options

On March 23, 2005, the Company's Board of Directors authorized and adopted the 2005 Equity Compensation Plan. The purpose of the plan is to encourage stock ownership by the Company's officers, directors, key employees and consultants, and to give these persons a greater personal interest in the success of its business and an added incentive to continue to advance and contribute to the Company. The Company has currently reserved 5,000,000 of our authorized but unissued shares of common stock for issuance under the plan, and a maximum of 5,000,000 shares may be issued, unless the plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by the Board of Directors and stockholders, as required. Subject to the limitation on the aggregate number of shares issuable under the plan, there is no maximum or minimum number of shares as to which a stock grant or plan option may be granted to any person. Shares used for stock grants and plan options may be authorized and unissued shares or shares reacquired by the Company, including shares purchased in the open market. Shares covered by plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the plan, although such shares may also be used by the Company for other purposes.

The plan is administered by the Company's Board of Directors or an underlying committee. The Board of Directors or the committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the plan, and the interpretation of the provisions thereof and of the related option agreements are resolved by the Board or committee.

Plan options may either be options qualifying as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. The Company's officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the plan; only its employees are eligible to receive incentive options. In addition, the plan allows for the inclusion of a reload option provision which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock grants may also be issued.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 8 - STOCKHOLDERS' EQUITY (continued)

Stock Options (continued)

Any incentive option granted under the plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant. The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted. The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

All incentive stock options expire on or before the 10th anniversary of the date the option is granted; however, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options expire 10 years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Common stock warrants

In July 2004, in connection with a private placement, the Company granted two-year common stock purchase warrants to purchase an aggregate of 1,500,000 shares of the Company's common stock with an exercise price of $0.167 per share. These warrants contain standard anti-dilution protection for the warrant holder in the event of stock splits, recapitalization or reorganization by the Company.

On April 12, 2005, in connection with a private placement, the Company granted Class A Common Stock Purchase Warrants to purchase an aggregate of 13,125,000 shares of the Company's common stock. Each warrant entitles the holder to purchase one share of common stock for a period of five years, at an exercise price of $.15 per share, subject to adjustment. Additional, in connection with this private placement, the Company granted Class A Common Stock Purchase Warrants to purchase an aggregate of 375,000 shares of the Company's common stock as a placement fee. The number of shares issuable upon the exercise and the exercise price per share are subject to adjustment in the event the Company issues additional shares of common stock as a dividend or other distribution or for stock splits or combinations.
The number of shares of the Company's common stock and the exercise price of the warrant are also subject to adjustment in the event the Company issues additional shares of its common stock or any other securities which are convertible or exercisable into shares of its common stock at a per share price less than the exercise price of the warrant, other than in certain specific instances, in which event the exercise price of the warrant would be reset to the lower price.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004


NOTE 8 - STOCKHOLDERS' EQUITY (continued)

Common stock warrants (continued)

If the Company fails to maintain an effective registration statement for the time periods required by the subscription agreement, or if the holder is unable to exercise the warrant as a result of the Company's failure to maintain an effective registration statement, upon written demand by the holder, the Company is obligated to pay the holder a sum equal to the closing price of the Company's common stock on the trading day immediately preceding the notice, less the original purchase price of $0.10 per share.

A summary of the status of the Company's outstanding stock warrants granted as of April 30, 2005 and changes during the period is as follows:


                                                                        Weighted
                                                                         Average
                                                                        Exercise
                                              Shares            Price
                                            ----------      --------------
  Outstanding at April 30, 2004                      -         $       -
  Granted                                   15,000,000             0.151
  Exercised                                          -                 -
  Forfeited                                          -                 -
                                            -----------      -------------


  Outstanding at April 30, 2005             15,000,000         $    0.151
                                            ============     ==============

  Warrants exercisable at end of period     15,000,000         $   0.151
                                            ============     ================

  Weighted-average fair value of warrants
   granted during the period                                       $0.151


The following information applies to all warrants outstanding at April 30, 2005:



                                                            Warrants Outstanding          Warrants Exercisable
                                                       ----------------------------    -------------------------
                                                        Weighted
                                                        Average         Weighted                     Weighted
                                                       Remaining         Average                      Average
                                                       Contractual        Exercise                     Exercise
     Range of Exercise Prices            Shares       Life (Years)        Price          Shares        Price
     ------------------------          -----------    ------------     -----------    -------------- ----------
    $0.167                             1,500,000        9.75            $ 0.167          1,500,000      0.167
     $0.15                             13,500,000       2.85            $ 0.15          13,500,000      0.15


           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004

NOTE 9 - COMMITMENTS

Operating Leases

The Company leases office and manufacturing space under leases In Shandong, China that expire through 2013. Future minimum rental payments required under these operating leases are as follows:

                   Period Ended April 30, 2006                       $  42,512
                   Period Ended April 30, 2007                       $  42,512
                   Period Ended April 30, 2008                       $  42,512
                   Period Ended April 30, 2009                       $  42,512
                   Period Ended April 30, 2010                       $  42,512
                   Thereafter                                        $ 113,043

Rent expense for the years ended April 30, 2005 and 2004 amounted to $42,479 and $29,167, respectively.

NOTE 10 - LEGAL PROCEEDINGS
The Company is not a party to any pending legal proceeding. No federal, state or local governmental agency is presently contemplating any proceeding against the Company. No director, executive officer or affiliate of the Company or owner of record or beneficially of more than five percent of the Company's common stock is a party adverse to the company or has a material interest adverse to the Company in any proceeding. NOTE 12 - OPERATING RISK

(a) Country risk

Currently, the Company's revenues are mainly derived from sale of herbs, stevioside and veterinary products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger US companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If US companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004



NOTE 12 - OPERATING RISK

(c) Exchange risk

The Company can not guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit depending on exchange rate of Chinese Remnibi converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries risk

Currently, a majority of the Company's revenues are derived via the operations of the subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that three of the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004



NOTE 13- SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended April 30, 2005 and 2004, the Company operated in two reportable business segments - (1) the sale of essential traditional Chinese medicine, 100 percent organic herbal medicine, nutraceutical products, and animal medicines prepared from 100% organic herbal ingredients and (2) sale of natural sweetener (stevioside). The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for the year ended April 30, 2005 and 2004 is as follows:

                                                               Year Ended             Year Ended
                                                             April 30, 2005         April 30, 2004
                                                          ---------------------- ---------------------
                                                            (Unaudited)
(Unaudited)

                                       Net revenues:
              Chinese Medicines and Animal Medicines               $                     $
                                                                      6,573,440             3,177,097
                      Natural Sweetener (stevioside)                  5,540,566             7,710,573
                                                          ---------------------- ---------------------

                            Consolidated Net Revenue                 12,114,006            10,887,670
                                                          ---------------------- ---------------------

               Cost of sales and operating expenses:
              Chinese Medicines and Animal Medicines                  5,520,830             2,745,289
                      Natural Sweetener (stevioside)                  4,475,656             6,697,016
                                               Other                    284,510               112,520
                                       Depreciation:
              Chinese Medicines and Animal Medicines                     12,859                15,740
                      Natural Sweetener (stevioside)                    195,323               343,361
                                   Interest expense:
              Chinese Medicines and Animal Medicines                     46,914                40,130
                      Natural Sweetener (stevioside)                     11,240                19,098
                                               Other                      3,900                     -
                                  Net income (loss):
              Chinese Medicines and Animal Medicines
                                                                        614,703               229,543
                      Natural Sweetener (stevioside)                    502,821               348,287
                                               Other                  (288,410)             (112,520)
                                                          ---------------------- ---------------------

                                         Net  Income                 $
                                                                        829,114          $    465,310
                                                          ====================== =====================

           Total Assets at April 30, 2005 and 2004:
              Chinese Medicines and Animal Medicines                                                $
                                                                    $ 4,249,534             4,088,448
                      Natural Sweetener (stevioside)                  5,687,174             6,028,209
                                               Other                    900,777               104,980
                                                          ---------------------- ---------------------

                            Consolidated Asset Total                $10,837,485           $10,221,637
                                                          ====================== =====================



           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             April 30, 2005 and 2004



NOTE 14 - SUBSEQUENT EVENTS

On May 1, 2005, the Company entered into a two-month agreement with China Direct Investments, Inc., a related party, to provide consulting and advisory services to assist the Company. Marc Siegel, a 7.6% shareholder of the Company, is an officer, director and principal shareholder of China Direct Investments, Inc. The consultant received an aggregate of 500,000 Class A Common Stock Purchase Warrants to purchase shares of the Company's common stock at an exercise price of $0.15 per share for five years. The fair value of this warrant grant was estimated at $0.067 per warrant on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 45 percent; risk-free interest rate of 4.00 percent and an expected holding periods of 5.00 years. In connection with these warrants, the Company recorded stock-based consulting expense of $33,428.

On June 11, 2005, the Company entered into a one-year agreement with a consultant to provided business development and management services, effective on May 1, 2005. In connection with this agreement, the Company shall issue 2,660,000 shares of the Company's common stock payable on a quarterly basis on August 31, 2005, November 30, 2005, February 28, 2006 and May 1, 2006. The Company valued these shares at the quoted trading price on the date of grant of $0.11 per common share and recorded deferred consulting expense of $292,600 to be amortized over the service period.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                                  July 31, 2005
                                   (Unaudited)


                                           ASSETS


CURRENT ASSETS:
    Cash                                                          $   1,980,096
    Accounts receivable (net of allowance
    for doubtful accounts of $1,164,339)                              1,692,324
    Inventories, net                                                  1,710,679
    Due from related parties                                            913,548
    Prepaid expenses and other                                        1,161,924
                                                              ------------------

        Total Current Assets                                          7,458,571

PROPERTY AND EQUIPMENT
   (net of accumulated depreciation of $1,816,260)                    3,648,998
                                                              ------------------

        Total Assets                                               $ 11,107,569
                                                              ==================


                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Loans payable                                                   $   481,800
    Accounts payable and accrued expenses                             1,544,798
    Income taxes payable                                                631,396
    Advances from customers                                              82,203
                                                             -------------------

        Total Current Liabilities                                     2,703,122

OTHER PAYABLES                                                          132,929
                                                              ------------------

        Total Liabilities                                             2,836,051
                                                              ------------------

MINORITY INTEREST                                                     2,057,963
                                                              ------------------

STOCKHOLDERS' EQUITY:
    Preferred stock ($.001 Par Value; 1,000,000 shares authorized;
        No shares issued and outstanding)                                     -
    Common stock ($.001 Par Value; 200,000,000 shares authorized;
        43,367,276 shares issued and outstanding)                        43,367
    Additional paid-in capital                                        1,299,114
    Retained earnings                                                 4,727,445
    Other comprehensive income - foreign currency                       106,554
                                                               -----------------
        Total Stockholders' Equity                                    6,176,480
                                                               -----------------

        Total Liabilities and Stockholders' Equity                  $ 11,107,569
                                                               =================


                 See notes to consolidated financial statements

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                             For the Three Months
                                                                                  Ended July 31,
                                                                      -------------------------------------

                                                                            2005                2004
                                                                      -----------------   -----------------

(Unaudited) (Unaudited)

NET SALES                                                                  $ 3,171,087         $ 3,299,134

COST OF SALES                                                                2,240,689           2,249,913
                                                                      -----------------   -----------------

GROSS PROFIT                                                                   930,398           1,049,221
                                                                      -----------------   -----------------

OPERATING EXPENSES:
     Stock-based consulting expense                                             33,427              87,500
     Selling expenses                                                          366,710             331,616
     General and administrative                                                230,401             316,816
                                                                      -----------------   -----------------


        Total Operating Expenses                                               630,538             735,932
                                                                      -----------------   -----------------


INCOME FROM OPERATIONS                                                         299,860             313,289

OTHER INCOME (EXPENSE):
     Other income                                                              150,427              26,606
     Interest expense                                                           (9,212)            (19,565)
                                                                      -----------------   -----------------

        Total Other Income (Expense)                                           141,215               7,041
                                                                      -----------------   -----------------

INCOME BEFORE PROVISION FOR INCOME TAXES                                       441,075             320,330

PROVISION FOR INCOME TAXES                                                    (103,166)           (164,238)
                                                                      -----------------   -----------------

INCOME BEFORE MINORITY INTEREST                                                337,909             156,092

MINORITY INTEREST IN INCOME OF SUBSIDIARY                                      (82,533)            (59,733)
                                                                      -----------------   -----------------

NET INCOME                                                                     255,376              96,359

OTHER COMPREHENSIVE INCOME:
   Unrealized foreign currency translation                                     109,525                   -
                                                                      -----------------   -----------------

COMPREHENSIVE INCOME                                                       $   364,901         $    96,359
                                                                      =================   =================

NET INCOME PER COMMON SHARE - BASIC AND DILUTED:
      Net income per common share - basic                                       $ 0.01              $ 0.00
                                                                      =================   =================

      Net income per common share - diluted                                     $ 0.01              $ 0.00
                                                                      =================   =================

     Weighted Common Shares Outstanding - basic                             43,367,276         33,361,841
                                                                      =================   =================

     Weighted Common Shares Outstanding - diluted                           43,367,276          34,861,841
                                                                      =================   =================




                 See notes to consolidated financial statements

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS






                                                                                              For the Three Months
                                                                                                 Ended July 31,
                                                                                     ---------------------------------------
                                                                                            2005                2004
                                                                                     ------------------- -------------------

(Unaudited) (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Income                                                                                $ 255,376            $ 96,359
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                                             33,427              89,157

       Stock-based consulting                                                                    70,503              87,500
       Minority interest                                                                         82,533              59,734
       Allowance for doubtful accounts                                                          102,475               6,805
    Changes in assets and liabilities:
       Accounts receivable                                                                       54,924             106,487
       Inventories                                                                            1,168,491             889,758
       Prepaid and other current assets                                                        (440,303)           (445,700)
       Due from related parties                                                                 131,882            (424,617)
       Other assets                                                                                   -               6,038
       Accounts payable and accrued expenses                                                   (363,507)            (31,897)


       Income taxes payable                                                                     102,962             166,279
       Advances to customers                                                                     68,994             (11,897)
                                                                                     ------------------- -------------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                                     1,221,599             594,006
                                                                                     ------------------- -------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                       (835,953)           (229,094)
                                                                                     ------------------- -------------------

NET CASH FLOWS USED IN INVESTING ACTIVITIES                                                    (835,953)           (229,094)
                                                                                     ------------------- -------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from sale of common stock                                                                -             120,000
    Payments on loans payable                                                                  (120,678)           (475,628)
                                                                                     ------------------- -------------------

NET CASH FLOWS USED IN FINANCING ACTIVITIES                                                    (120,678)           (355,628)
                                                                                     ------------------- -------------------

EFFECT OF EXCHANGE RATE ON CASH                                                                  40,830                   -
                                                                                     ------------------- -------------------

NET INCREASE IN CASH                                                                            305,798               9,284

CASH  - beginning of year                                                                     1,674,298             543,078
                                                                                     ------------------- -------------------

CASH - end of period                                                                        $ 1,980,096           $ 552,362
                                                                                     =================== ===================




                 See notes to consolidated financial statements.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JULY 31, 2005
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT
                  ACCOUNTING POLICIES

The Company

Sunwin International Neutraceuticals, Inc. (the "Company") was incorporated on August 27, 1987 in the State of Nevada as Network USA, Inc. (Network). The Company does not have any substantive operations of its own and substantially all of its primary business operations are conducted through its 80%-owned subsidiary, Qufu Natural Green Engineering Company Limited and its subsidiaries ("Qufu"), a company organized under the laws of the Peoples Republic of China. Qufu is engaged in the areas of traditional Chinese medicine, 100 percent organic herbal medicine, neutraceutical products, natural sweetener (Stevioside), and animal medicine prepared from 100% organic herbal ingredients.

On January 26, 2004, effective February 1, 2004, Sunwin Tech Group, Inc. a Florida corporation that is now a wholly-owned subsidiary of the Company ("Sunwin Tech") entered into a Stock Purchase Agreement with Shandong Shengwang Pharmaceutical Group Corporation ("Shandong"), a 90% shareholder of Qufu and its subsidiaries. Qufu is a Chinese limited liability company with principal offices in Qufu City, Shandong, China. Qufu was founded in July 1999 and was re-registered in January 2004 in order to change its capital structure. Under this agreement, Shandong exchanged 80% of the issued and outstanding capital stock of Qufu in exchange for 100% of the issued and outstanding capital stock of Sunwin Tech with a fair market value of $95,000. The Stock Purchase Agreement has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Qufu, pursuant to which Sunwin is treated as the continuing entity.

On April 30, 2004, under a Share Exchange Agreement, the Company issued 17,000,004 shares of the Company's common stock for the acquisition of all of the outstanding capital stock of Sunwin Tech from its four shareholders:
Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang. For financial accounting purposes, the exchange of stock was treated as a recapitalization of Sunwin Tech with the former shareholders of the Company retaining 11,492,268 or approximately 36.3% of the outstanding stock. The consolidated financial statements reflect the change in the capital structure of the Company due to the recapitalization and the consolidated financial statements reflect the operations of the Company and its subsidiaries for the periods presented.

In connection with the Share Exchange Agreement, Sunwin Tech purchased 4,500,000 shares of the common stock of Network owned by the former principal shareholders of Network for $175,000, and, at the closing, Sunwin distributed the 4,500,000 shares to Baozhong Yuan, Laiwang Zhang, Xianfeng Kong and Lei Zhang, pro-rata to their ownership of Sunwin Tech immediately prior to the closing.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  JULY 31, 2005
                                   (UNAUDITED)

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
             POLICIES (Continued)

The Company (Continued)

The Company filed an amendment to its Articles of Incorporation on July 12, 2004 to change its name, and to increase the number of shares of common stock it is authorized to issue to 200,000,000 shares, $.001 par value per share.

Also, effective July 27, 2004, the Company effected a six for one (6:1) forward stock split of its issued and outstanding common stock. Each stockholder of record at the close of business on July 27, 2004 received five additional shares of common stock for each share of common stock held. All share and per-share information has been restated to reflect this forward stock split.

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The accompanying consolidated financial statements for the interim periods are unaudited and reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the periods presented. The consolidated financial statements include the accounts of the Company and its wholly and partially owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. These consolidated financial statements should be read in conjunction with the financial statements for the year ended April 30, 2005 and notes thereto contained on Form 10-KSB of the Company as filed with the Securities and Exchange Commission. The results of operations for the three months ended July 31, 2005 are not necessarily indicative of the results for the full fiscal year ending April 30, 2006.

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates in 2005 and 2004 include the allowance for doubtful accounts and the useful life of property, plant and equipment.

Net income per share

Net income per common share for the years ended April 30, 2005 and 2004 is based upon the weighted average common shares and dilutive common stock equivalents outstanding during the year as defined by Statement of Financial Accounting Standards, Number 128 "Earnings Per Share." As of July 31, 2005, there were warrants to purchase 15,500,000 shares of common stock, which dilute future earnings per share.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)

NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventories

Inventories, consisting of raw materials and finished goods related to the Company's products are stated at the lower of cost or market utilizing the first-in, first-out method.

Advances from customers

Advances from customers at July 31, 2005 of $82,203 consist of a prepayment to the Company for merchandise that had not yet shipped to the customer. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

Foreign currency translation

Transactions and balances originally denominated in U.S. dollars are presented at their original amounts. Transactions and balances in other currencies are converted into U.S. dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, "Foreign Currency Translation," and are included in determining net income or loss.

For foreign operations with the local currency as the functional currency, assets and liabilities are translated from the local currencies into U.S. dollars at the exchange rate prevailing at the balance sheet date. Revenues and expenses are translated at weighted average exchange rates for the period to approximate translation at the exchange rates prevailing at the dates those elements are recognized in the financial statements. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive loss.

The reporting currency is the U.S. dollar. The functional currency of the Company's Chinese subsidiary, Qufu, is the local currency. The financial statements of the subsidiaries are translated into United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations and were not material during the periods presented because the Chinese dollar (RMB) fluctuates with the United States dollar. The cumulative translation adjustment and effect of exchange rate changes on cash at July 31, 2005 was approximately $40,800.

On July 21, 2005, China allowed the Chinese RMB to fluctuate ending its decade-old valuation peg to the U.S. dollar. The new RMB rate reflects an approximately 2% increase in value against the U.S. dollar. Historically, the Chinese government has benchmarked the RMB exchange ratio against the U.S. dollar, thereby mitigating the associated foreign currency exchange rate fluctuation risk. The Company does not believe that its foreign currency exchange rate fluctuation risk is significant, especially if the Chinese government continues to benchmark the RMB against the U.S. dollar.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)


NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Stock-based compensation

The Company accounts for stock options issued to employees in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation cost is measured on the date of grant as the excess of the current market price of the underlying stock over the exercise price. Such compensation amounts, if any, are amortized over the respective vesting periods of the option grant. The Company adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" and SFAS 148, "Accounting for Stock-Based Compensation -Transition and Disclosure", which permits entities to provide pro forma net income (loss) and pro forma earnings (loss) per share disclosures for employee stock option grants as if the fair-valued based method defined in SFAS No. 123 had been applied. The Company accounts for stock options and stock issued to non-employees for goods or services in accordance with the fair value method of SFAS 123.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectability is reasonably assured. The following policies reflect specific criteria for the various revenues streams of the Company:

The Company's revenues from the sale of products are recorded when the goods are shipped, title passes, and collectibility is reasonably assured.

NOTE 2 - INVENTORIES

At July 31, 2005, inventories consisted of the following:

         Raw materials                                   $      1,132,413
         Finished goods                                           640,876
                                                           --------------
                                                                1,773,289

         Less: reserve for obsolete inventory                     (62,610)
                                                           --------------
                                                         $      1,710,679
                                                           ==============

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)

NOTE 3 - RELATED PARTY TRANSACTIONS

Due from related parties

The minority shareholder of Qufu, which owns 20% of that company, is Shandong Shengwang Pharmaceutical Corporation Limited. Shandong Shengwang Pharmaceutical Corporation Limited is controlled by Shandong Shengwang Group Corporation. Laiwang Zhang, President and Chairman of the Company, is the control person, of both Shandong Shengwang Pharmaceutical Corporation Limited and Shandong Shengwang Group Corporation. In addition, the remaining members of the Company's management have been employed by one of those two companies prior to or in conjunction with their duties at Qufu and our Company.

From time to time the Company advances funds to Shandong Shengwang Pharmaceutical Corporation, Limited and certain of its affiliated entities to effectuate the purchase of equipment and hiring of construction services for the Company at advantageous prices through the buying power provided by Shandong Shengwang Pharmaceutical Corporation, Limited in connection with the Company building an additional manufacturing line. At July 31, 2005, Shandong Shengwang Pharmaceutical Corporation, Limited owed the Company $913,548 for advances we made to that corporation for the purchase of equipment and hiring of construction services on the Company's behalf.


Consulting agreement

On June 11, 2005, the Company entered into a one-year agreement with China Direct Investments, Inc. to provide business development and management services, effective May 1, 2005. Marc Siegel, a 7.8% shareholder of the Company, is an officer, director and principal shareholder of China Direct Investments, Inc. In connection with this agreement, the Company shall issue 665,000 shares of the Company's common stock payable on a quarterly basis on August 31, 2005, November 30, 2005, February 28, 2006 and May 1, 2006 for a total of 2,660,000. The Company valued these services using the fair value of common shares issuable at the end of each month of the service period at approximately $.11 per share and recorded consulting expense of $21,075 and professional fees of $16,000.



NOTE 4 - STOCKHOLDERS EQUITY

Common stock warrants

On May 1, 2005, the Company entered into a two-month agreement with China Direct Investments, Inc., a related party, to provide consulting and advisory services to assist the Company. Marc Siegel, a 6.2% shareholder of the Company, is an officer, director and principal shareholder of China Direct Investments, Inc. The consultant received an aggregate of 500,000 Class A Common Stock Purchase Warrants to purchase shares of the Company's common stock at an exercise price of $0.15 per share for five years.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)

NOTE 4 - STOCKHOLDERS EQUITY (continued)

Common stock warrants (continued)

The fair value of this warrant grant was estimated at $0.067 per warrant on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions dividend yield of -0- percent; expected volatility of 45 percent; risk-free interest rate of 4.00 percent and an expected holding period of 5 years. In connection with these warrants, the Company recorded stock-based consulting expense of $33,428.

A summary of the status of the Company's outstanding stock warrants granted as of July 31, 2005 and changes during the period is as follows:

                                                                      Weighted
                                                                       Average
                                                                      Exercise
                                                    Shares             Price
                                               --------------     --------------
           Outstanding at April 30, 2005          15,000,000      $       0.151
           Granted                                   500,000              0.150
           Exercised                                       -                  -
           Forfeited                                       -                  -
                                               --------------     --------------

           Outstanding at July 31, 2005            15,500,000      $      0.151
                                               ==============      =============

           Warrants exercisable at end of
           period                                 15,500,000       $      0.151
                                               ==============      =============

          Weighted-average fair value of warrants
               granted during the period                                  $0.15

The following information applies to all warrants outstanding at July 31, 2005:



                                                            Warrants Outstanding          Warrants Exercisable
                                                       ----------------------------    -------------------------
                                                         Weighted
                                                          Average         Weighted                     Weighted
                                                        Remaining         Average                      Average
                                                       Contractual        Exercise                     Exercise
     Range of Exercise Prices              Shares      Life (Years)        Price          Shares        Price
     ------------------------          -----------    ------------     -----------    -------------- ----------
     $0.167                             1,500,000      0.96            $ 0.167          1,500,000      0.167
     $0.15                             14,000,000      4.67            $ 0.15          14,000,000      0.15


           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)

NOTE 5- SEGMENT INFORMATION

The following information is presented in accordance with SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information. In the periods ended July 31, 2005 and 2004, the Company operated in two reportable business segments - (1) the sale of essential traditional Chinese medicine, 100 percent organic herbal medicine, neutraceutical products, and animal medicines prepared from 100% organic herbal ingredients and (2) sale of natural sweetener (stevioside). The Company's reportable segments are strategic business units that offer different products. They are managed separately based on the fundamental differences in their operations. Condensed information with respect to these reportable business segments for the three months ended July 31, 2005 and 2004 is as follows:



                                                           Three Months Ended     Three Months Ended
                                                              July 31, 2005         July 31, 2004
                                                          ---------------------- ---------------------
                                                               (Unaudited)
(Unaudited)

                                       Net revenues:
              Chinese Medicines and Animal Medicines
                                                                 $    1,856,556         $   1,643,092
                      Natural Sweetener (stevioside)                  1,314,531             1,656,042
                                                          ---------------------- ---------------------

                            Consolidated Net Revenue                  3,171,087             3,299,134
                                                          ---------------------- ---------------------

               Cost of sales and operating expenses:
              Chinese Medicines and Animal Medicines                  1,627,511             1,345,459
                      Natural Sweetener (stevioside)                  1,144,615             1,408,649
                                               Other                     74,756               142,580
                                       Depreciation:
              Chinese Medicines and Animal Medicines                      3,215                19,006
                      Natural Sweetener (stevioside)                     21,130                70,151
                                   Interest expense:
              Chinese Medicines and Animal Medicines                      7,869                13,743
                      Natural Sweetener (stevioside)                      1,343                 5,822
                                               Other                          -                     -
                                  Net income (loss):
              Chinese Medicines and Animal Medicines
                                                                        205,384               142,905
                      Natural Sweetener (stevioside)                    124,748                96,034
                                               Other                   (74,756)             (142,580)
                                                          ---------------------- ---------------------

                                         Net  Income              $    255,376            $   96,359
                                                          ====================== =====================

            Total Assets at July 31, 2005 and 2004:

              Chinese Medicines and Animal Medicines              $   4,307,108           $ 4,321,484
                      Natural Sweetener (stevioside)                  5,922,591             5,785,703
                                               Other                    877,870               124,900
                                                          ---------------------- ---------------------

                            Consolidated Asset Total              $   11,107,569         $ 10,232,087
                                                          ====================== =====================


           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)


NOTE 6 - OPERATING RISK

(a) Country risk

Currently, the Company's revenues are mainly derived from sale of herbs, beet sugar and veterinary products in the Peoples Republic of China (PRC). The Company hopes to expand its operations to countries outside the PRC, however, such expansion has not been commenced and there are no assurances that the Company will be able to achieve such an expansion successfully. Therefore, a downturn or stagnation in the economic environment of the PRC, or other factors affecting the political, economic or social conditions in the PRC could have a material adverse effect on the Company's financial condition.

(b) Products risk

In addition to competing with other companies, the Company could have to compete with larger US companies who have greater funds available for expansion, marketing, research and development and the ability to attract more qualified personnel if access is allowed into the PRC market. If US companies do gain access to the PRC markets, they may be able to offer products at a lower price. There can be no assurance that the Company will remain competitive should this occur.

(c) Exchange risk

The Company cannot guarantee that the current exchange rate will remain steady, therefore there is a possibility that the Company could post the same amount of profit or loss for two comparable periods and because of a fluctuating exchange rate actually post higher or lower profit or loss depending on exchange rate of Chinese Renminbi (RMB) converted to US dollars on that date. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

(d) Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC allows a Chinese corporation to be owned by a United States corporation. If the laws or regulations are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

           SUNWIN INTERNATIONAL NEUTRACEUTICALS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                                  JULY 31, 2005
                                   (UNAUDITED)


NOTE 6 - OPERATING RISK (continued)

(e) Key personnel risk

The Company's future success depends on the continued services of executive management in China. The loss of any of their services would be detrimental to the Company and could have an adverse effect on business development. Moreover, the Company is dependent upon a consultant who has been engaged to act as the Company's representative in the United States and who is primarily responsible for serving as the United States liaison with the Company's legal and accounting professionals. The Company does not currently maintain key-man insurance on their lives. Future success is also dependent on the ability to identify, hire, train and retain other qualified managerial and other employees and consultants. Competition for these individuals is intense and increasing.

(f) Performance of subsidiaries' risk

Currently, a majority of the Company's revenues are derived via the operations of the subsidiaries. Economic, governmental, political, industry and internal company factors outside of the Company's control affect each of the subsidiaries. If the subsidiaries do not succeed, the value of the assets and the price of our common stock could decline. Some of the material risks relating to the partner companies include the fact that three of the subsidiaries are located in China and have specific risks associated with that and the intensifying competition for the Company's products and services and those of the subsidiaries.